                                                                CONFORMED COPY
                               CREDIT AGREEMENT


                           DATED 9th February, 1998




                               U.S.$24,000,000

                              TERM LOAN FACILITY

                                  L16,000,000

                       MULTICURRENCY TERM LOAN FACILITY

                                  L6,750,000

                          REVOLVING CREDIT FACILITY

                                   Between

                              GETTY IMAGES, INC.
                           and others as Borrowers
                              and/or Guarantors

                              MIDLAND BANK PLC
                                as Arranger

                                 THE BANKS

                          HSBC INVESTMENT BANK PLC
                             as Security Agent

                                   and

                          HSBC INVESTMENT BANK PLC
                             as Facility Agent







                                ALLEN & OVERY
                                   London
                                 B3:118491.6

                                    INDEX


CLAUSE                                                                    PAGE
------                                                                    ----
1.   Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
2.   The Facilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
3.   Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
4.   Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . . . . 23
5.   Drawdown . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
6.   Denomination of Tranche B Advances . . . . . . . . . . . . . . . . . . 26
7.   Ancillary Facilities . . . . . . . . . . . . . . . . . . . . . . . . . 28
8.   Repayment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
9.   Prepayment and Cancellation . . . . . . . . . . . . . . . . . . . . . .31
10.  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
11.  Interest Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
12.  Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
13.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
14.  Market Disruption . . . . . . . . . . . . . . . . . . . . . . . . . .  40
15.  Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
16.  Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
17.  Mitigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
18.  Guarantee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
19.  Additional Borrowers, Guarantors and Security . . . . . . . . . . . .  47
20.  Representations and Warranties . . . . . . . . . . . . . . . . . . . . 51
21.  Undertakings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
22.  Financial Covenants . . . . . . . . . . . . . . . . . . . . . . . . .  73
23.  Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
24.  The Agents, The Hedging Bank and The Arranger . . . . . . . . . . . .  85
25.  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 92
26.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 92
27.  Indemnities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
28.  Evidence and Calculations . . . . . . . . . . . . . . . . . . . . . .  95
29.  Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . 95
30.  Changes to the Parties . . . . . . . . . . . . . . . . . . . . . . . . 96
31.  Disclosure of Information . . . . . . . . . . . . . . . . . . . . . .  99
32.  Set-Off . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
33.  Pro Rata Sharing . . . . . . . . . . . . . . . . . . . . . . . . . .  101
34.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . .  102
35.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . .  102
36.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
37.  Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . .  103
38.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104


SCHEDULES                                                                 PAGE
---------                                                                 ----
1.   Various Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . 105
     Part I - Original Borrowers . . . . . . . . . . . . . . . . . . . . . 105
     Part II - Original Guarantors . . . . . . . . . . . . . . . . . . . . 106
2.   Banks and Commitments . . . . . . . . . . . . . . . . . . . . . . . . 107
3.   Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . . .  108
4.   Form of Request . . . . . . . . . . . . . . . . . . . . . . . . . . . 112
5.   Forms of Accession Documents . . . . . . . . . . . . . . . . . . . .  113
     Part I - Substitution Certificate . . . . . . . . . . . . . . . . . . 113
     Part II - Borrower Accession Agreement . . . . . . . . . . . . . . .  115
     Part III - Guarantor Accession Agreement . . . . . . . . . . . . . .  116
6.   Security Documents . . . . . . . . . . . . . . . . . . . . . . . . .  117
7.   Calculation of Hedging Liabilities . . . . . . . . . . . . . . . . .  119
8.   Calculation of the Additional Cost . . . . . . . . . . . . . . . . .  120
8.   Material Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . 122
10.  Hedging Documents . . . . . . . . . . . . . . . . . . . . . . . . . . 123

SIGNATORIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  124

THIS CREDIT AGREEMENT is dated 9th February, 1998 between:

(1) GETTY IMAGES, INC. a company incorporated under the laws of Delaware, United States of America with its principal office at 122 South Michigan Avenue, Suite 900, Chicago, Illinois 60606, United States America (the "PARENT");

(2) THE COMPANIES listed in Part I of Schedule 1 as borrowers (in this capacity each an "ORIGINAL BORROWER");

(3) THE COMPANIES listed in Part II of Schedule 1 as guarantors (in this capacity each an "ORIGINAL GUARANTOR");

(4)   MIDLAND BANK PLC as arranger (in this capacity the "ARRANGER");

(5) MIDLAND BANK PLC as the original provider of the Facilities (as defined below) (in this capacity the "ORIGINAL BANK");

(6) HSBC INVESTMENT BANK PLC as facility agent for the Banks (in this capacity the "FACILITY AGENT"); and

(7) HSBC INVESTMENT BANK PLC as security agent and trustee for the Banks (in this capacity the "SECURITY AGENT").

IT IS AGREED as follows:

1.    INTERPRETATION

1.1   DEFINITIONS

      In this Agreement terms defined above or in Clause 22 have the same meaning when used in this Agreement and:

      "ACCOUNTANT'S REPORT" means the report dated 10th September, 1997 prepared by Coopers & Lybrand relating to PhotoDisc.

      "ACCOUNTING DATE" means each 31st March, 30th June, 30th September and 31st December, save as any such date may be adjusted with the agreement of the Facility Agent to avoid an Accounting Date falling on a day which is not a Business Day and/or to ensure that all Accounting Dates fall on the same day of the week.

      "ACCOUNTING PERIOD" in relation to any person means any period of approximately one month, three months or one year for which Accounts of such person are required to be prepared ending, in the case of each three months and each one year period, on an Accounting Date, provided that the first Accounting Period of the Group shall be deemed to have commenced on the Closing Date.

      "ACCOUNTS" means at any time the latest audited or unaudited, as the case may be, monthly, quarterly, or annual consolidated accounts of the Group and any other accounts (whether consolidated or unconsolidated) of any member of the Group in each case delivered or required to be delivered to the Facility Agent pursuant to this Agreement, as the context requires.

      "ACQUIRED ASSETS" means the shares acquired or to be acquired (either directly or indirectly) by the Parent or Print Merger, Inc. (in the case of the acquisition of PhotoDisc by its merger into Print Merger, Inc.) pursuant to the terms of the Acquisition Agreements and by Getty U.K. pursuant to the terms of the Allsport Sale and Purchase Agreement, and all other rights, assets and liabilities (tangible and intangible, present and future, actual and contingent) acquired or assumed or to be acquired or assumed by the Parent (or any incorporated Subsidiary thereof) or Getty U.K. pursuant to the Acquisition Agreements, whether by merger, transfer or otherwise.

      "ACQUISITION AGREEMENTS" means:

      (a)   the Merger Agreement;

      (b)   the Scheme of Arrangement;

      (c)   the Allsport Sale and Purchase Agreement,

      and all transfers and other instruments made pursuant to any thereof to which the Parent, Getty U.K., the Vendors or any member of the Group is a party.

      "ACQUISITION COSTS" means all fees, costs and expenses incurred by the Parent (or any other member of the Group) in connection with the negotiation, preparation, execution and registration of the Transaction Documents.

      "ACQUISITIONS" means the acquisition of the Acquired Assets by the Parent (or a United States incorporated Subsidiary thereof) and Getty U.K. pursuant to the Acquisition Agreements in the manner and by the process therein described.

      "ADDITIONAL BORROWER" means a member of the Group which becomes a Borrower in accordance with Clause 19.1.

      "ADDITIONAL COST" in relation to each Advance or overdue amount means, for any Interest Period relating to that Advance or overdue amount:

      (i)   where such Advance or amount is denominated in Sterling, the MLA
            Cost;

      (ii) where such Advance or amount is denominated in a currency other than Sterling, the rate per annum notified by any Bank to the Facility Agent to be the cost to that Bank of compliance with all reserve assets, liquidity or cash margin or other requirements of any applicable monetary or other authority in relation to that Advance or overdue amount; and

      (iii) without double counting, in relation to each Advance or overdue amount denominated in Dollars made to a U.S. Obligor, the rate per annum determined from the formula (A)(i) LIBOR applicable to such Utilisation or amount for the relevant Interest Period divided by (ii) 1 MINUS the Euro-Dollar Reserve Percentage MINUS
            (B) LIBOR applicable to such Utilisation or overdue amount for that Interest Period.

      "ADDITIONAL GUARANTOR" means a member of the Group which becomes a Guarantor in accordance with Clause 19.2.

      "ADVANCE" means the principal amount of each borrowing under this Agreement from (a) the Tranche A Commitments (a "TRANCHE A ADVANCE") or
      (b) the Tranche B Commitments (a "TRANCHE B ADVANCE") or (c) the Tranche C Commitments (a "TRANCHE C ADVANCE") or, in each case, the principal amount thereof outstanding from time to time.

      "AFFILIATE" in relation to any person means a Subsidiary or a Holding Company of that person and any other Subsidiary of a Holding Company of that person.

      "AGENT" means the Facility Agent or the Security Agent, as the context requires.

      "AGENT'S SPOT RATE OF EXCHANGE" with respect to any Optional Currency on any day means the spot rate of exchange of the Facility Agent (as determined by the Facility Agent) for the purchase of the appropriate amount of the relevant Optional Currency with Sterling in the London Foreign Exchange Market in the ordinary course of business at or about 10:00 a.m. on the day in question for delivery two Business Days thereafter.

      "ALLSPORT SALE AND PURCHASE AGREEMENT" means the agreement between Stephen Michael Powell and others, Getty U.K. and the Parent to be dated on or about 6th February, 1998 providing, inter alia, for the purchase by Getty U.K. and the Parent of Allsport Photographic plc.

      "ANCILLARY BANK" means any Bank which becomes an Ancillary Bank by operation of Clause 7.1.

      "ANCILLARY COMMITMENT" means, at any time, the maximum principal amount permitted to be made available under the Ancillary Facility relative thereto to the extent not cancelled or reduced under this Agreement.

      "ANCILLARY FACILITY" means an ancillary facility described in Clause
      2.1(d).

      "ANCILLARY OUTSTANDINGS" means, at any time in respect of any Ancillary Bank, the aggregate amount in Sterling (any amounts denominated in currencies other than Sterling being converted at exchange rates applicable at the time in the London Interbank foreign exchange market) of:

      (a) all amounts of principal then outstanding under any overdraft, cheque drawing or other current account facilities;

      (b) the percentage weighting notified by the relevant Ancillary Bank to the Obligors' Agent in accordance with that Ancillary Bank's general credit policy of the gross amounts payable to the Ancillary Bank under any contracts entered into for forward foreign exchange but which have not yet matured;

      (c) the maximum face amount (excluding amounts stated to be in respect of interest) of all guarantees, bonds and letters of credit then outstanding under any guarantee, bonding or letter of credit facilities; and

      (d) in respect of any other facility or financial accommodation such other amount as the relevant Ancillary Bank (acting reasonably and in consultation with the Facility Agent and the Obligors' Agent) may determine fairly represents the aggregate exposure at such time of that Ancillary Bank, in each case made available under the Ancillary Facility provided by such Ancillary Bank.

      "APPLICABLE ACCOUNTING PRINCIPLES" means (i) in respect of any Accounts or projections of the Parent or of the Group as a whole delivered under this Agreement, the accounting principles and practices generally accepted as at the date hereof in the United States of America, and
      (ii) in respect of any other Accounts or projections, the accounting principles and practices generally accepted as at the date hereof in the country in which the company or Holding Company concerned is incorporated, and in each case any variation to such accounting principles and practices which is not material or, if material, has been agreed in writing by the Majority Banks.

      "APPROVED BANK" means in England and Wales and the United States of America any bank which is authorised to conduct banking business in such jurisdiction, which has been approved by the Facility Agent for the purposes of this definition and which has been given and has acknowledged any and all notices required by the Security Documents, and such approval (subject to the giving and, where required as aforesaid, acknowledgement of such notices) is given:

      (a) for accounts of any Obligor held in England or Wales, in respect of Midland Bank plc; and

      (b) for accounts of any Obligor held in the United States of America, in respect of Marine Midland, Inc..

      "AUDITORS" means Coopers & Lybrand or such other firm of independent public accountants of international standing which is appointed in compliance with Clause 21.29(b), to audit the annual Accounts of the Parent.

      "AVAILABLE FACILITY AMOUNT" means the amount of the Tranche C Commitments (taking into account any reduction in the Tranche C Commitment of any Ancillary Bank provided for in Clause 2.2(f)) less the Original Sterling Amount of the then outstanding Tranche C Utilisations, at such time taking into account any Tranche C Utilisations scheduled to be made, repaid or prepaid assuming that the same occurs when due.

      "AVAILABILITY DATE" means the date on which the Tranche A Advance and the Tranche B Advance are repaid in full.

      "AVAILABILITY PERIOD" means the period from the date of this Agreement to (a) in respect of the Tranche A Commitments and the Tranche B Commitments, close of business in London on 27th February, 1998 (the "TRANCHE A/B AVAILABILITY PERIOD"), and (b) in respect of the Tranche C Commitments, close of business in London on the earlier of the Availability Date and the date falling 364 days after the date of this Agreement, subject to the provisions of Clause 2.6 (the "TRANCHE C AVAILABILITY PERIOD").

      "BANK" means each bank, trust, fund or other financial institution whose name is set out in Schedule 2 or to which rights and/or obligations under this Agreement are assigned or transferred pursuant to Clause 30 or which assumes rights and obligations pursuant to a Substitution Certificate, and any successor or successors in title to any of the foregoing, provided that upon (i) termination in full of all the Commitments of any such bank, trust, fund or financial institution, and (ii) irrevocable payment in full of all amounts which may be or become payable to such bank, trust, fund or financial institution in any and all capacities under the Finance Documents, such bank, trust, fund or financial institution shall not be regarded as being a Bank for the purposes of determining whether any provision of any of the Finance Documents requiring consultation with or the consent or approval of or instructions from the Banks or the Majority Banks has been complied with.

      "BASE FINANCIAL STATEMENTS" means:

      (a) the audited consolidated accounts dated as at and for the year ended 31st December, 1996, and unaudited consolidated management accounts for the period 1st January to 30th September, 1997, of PhotoDisc;

      (b) the audited consolidated accounts dated as at and for the year ending 31st December, 1996, and unaudited consolidated management accounts for the year ending 31st December, 1997 for Getty U.K.;

      (c) the audited consolidated accounts dated as at and for the year ending 30th November, 1996, and unaudited consolidated management accounts for the year ending 30th November, 1997 for Allsport Photographic plc and its subsidiaries.

      "BORROWER" means an Original Borrower and any Additional Borrower.

      "BORROWER ACCESSION AGREEMENT" means a letter substantially in the form of Part II of Schedule 5 with such amendments as the Facility Agent may approve or reasonably require.

      "BORROWINGS" means any indebtedness (including any interest and other charges relating thereto) in respect of:

      (a)   moneys borrowed or raised and debit balances at banks;

      (b)   any debenture, bond, bill, note, loan stock or other security;

      (c)   any acceptance or documentary credit;

      (d) receivables sold or discounted (otherwise than on a non-recourse basis);

      (e) the acquisition cost of any asset or service to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment (i) is arranged primarily as a method of raising finance or financing the acquisition of that asset or (ii) is normal in the trade concerned and the advance is paid more than 180 days before, or the deferred payment is paid more than 180 days after, the due date of acquisition or possession of such asset;

      (f) finance leases and hire purchase and other arrangements treated as finance leases in accordance with the Applicable Accounting Principles;

      (g) currency or interest rate swap, cap, collar or hedging arrangements or financial futures transactions;

      (h) any other transaction having the commercial effect of a borrowing (whether involving money or commodities); or

      (i) any guarantee, indemnity, letter of credit or similar assurance against financial loss of any person in respect of any indebtedness falling within paragraphs (a) to (h) inclusive and any legally binding agreement to maintain the solvency of any person whether by investing in, lending to or purchasing any assets of such person, provided that for the purposes of the calculation of Consolidated Total Borrowings items falling within paragraph (g) shall be excluded, and for the purposes of Clause 23.1(d) items falling within paragraph (g) shall only be included to the extent of the net amount owing to any counterparty under any such transaction (to the extent that the underlying contract provides for net payments).

      "BUSINESS DAY" means:

      (a) a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in London; and

      (b) in respect of a day on which a payment or other transaction in Dollars is required under this Agreement a day (not being a Saturday or Sunday) on which banks and foreign exchange markets are open for business in New York; and

      (c) in respect of a day on which a payment or other transaction involving an Optional Currency is required under this Agreement a day (not being a Saturday or Sunday) on which banks and foreign exchange markets are open for business in the principal financial centre of the country of that Optional Currency.

      "CAPITAL EXPENDITURE" means any expenditure which is treated as capital expenditure in the audited consolidated Accounts of the Group in accordance with the Applicable Accounting Principles.

      "CASH EQUIVALENT INVESTMENTS" means:

      (a) debt securities (denominated in Dollars, Sterling or another Optional Currency) issued or guaranteed by the government of the country of the currency concerned having not more than 6 months to final maturity and which are not convertible into any other form of security;

      (b) debt securities (denominated in Dollars, Sterling or another Optional Currency) which have not more than 60 days to final maturity, are not convertible into any other form of security, are rated at least P1 (Moody's Investor Services Inc.) and A-1 (Standard & Poors Corporation) and are not issued or guaranteed by any member of the Group; and

      (c) such other securities (if any) as are approved as such in writing by the Facility Agent.

      "CASH PRICE" means the cash-paid element of the PhotoDisc Merger Consideration.

      "CHIEF EXECUTIVE OFFICER" means the chief executive officer of the Parent from time to time.

      "CHIEF FINANCIAL OFFICER" means the chief financial officer of the Parent from time to time.

      "CLOSING" means the completion of all of the Acquisitions.

      "CLOSING DATE" means the date on which Closing occurs.

      "COMMITMENT" in relation to a Bank means:

      (a) when designated "TRANCHE A" or "Tranche B" or "TRANCHE C", as the case may be, the amount appearing and designated as such against that Bank's name in Schedule 2 or in the Substitution Certificate or other document by which it became party to or acquired rights under this Agreement;

      (b) where designated "ANCILLARY" the amount of a Bank's Tranche C Commitment converted into a Commitment so designated pursuant to Clause 7;

      (c) without any such designation, a Bank's Tranche A Commitment or Tranche B Commitment or Tranche C Commitment or Ancillary Commitment, as the context requires;

      in each case as reduced or increased from time to time pursuant to any Substitution Certificate or other transfer pursuant to Clause 30 to which such Bank is party, and to the extent not otherwise cancelled, reduced or terminated under this Agreement (collectively the "TOTAL COMMITMENTS").

      "DANGEROUS SUBSTANCE" means any radioactive emissions, noise and any natural or artificial substance (in whatever form) the generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) gives rise to a risk of causing harm to man or any other living organism or damaging the Environment or public health or welfare, including (without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous waste.

      "DEFAULT" means an Event of Default or an event which, with the giving of notice, lapse of time or fulfilment of any other applicable condition stated in any Finance Document or combination of the foregoing would constitute an Event of Default, provided that any such event which requires the satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default until that condition is satisfied.

      "DEUTSCHMARKS" and "DM" means the lawful currency for the time being of Germany.

      "DISCLOSURE LETTER" means the letter (if any) designated the "Disclosure Letter" of even date herewith from the Parent to the Facility Agent counter-signed by the Facility Agent for the purposes of identification which makes specific disclosures against certain of the representations and warranties set out in Clause 20.

      "DOLLARS" and "U.S.$" means the lawful currency for the time being of the United States of America.

      "ENCUMBRANCE" means any mortgage, pledge, lien, charge, assignment for the purpose of providing security, hypothecation, right in security, security interest or trust arrangement for the purpose of providing security, and any other security agreement or other arrangement having the effect of providing security (including, without limitation, the deposit of monies or property with a person with the primary intention of affording such person a right of set-off or lien).

      "ENVIRONMENT" means all, or any of, the following media, the air (including, without limitation, the air within buildings and the air within other natural or man-made structures above or below ground), water (including, without limitation, ground and surface water) and land (including, without limitation surface and sub-surface soil).

      "ENVIRONMENTAL CLAIM" means any claim by any person:

      (a) in respect of any loss or liability suffered or incurred by that person as a result of or in connection with any violation of Environmental Law; or

      (b) that arises as a result of or in connection with Environmental Contamination and that could give rise to any remedy or penalty (whether interim or final) that may be enforced or assessed by private or public legal action or administrative order or proceedings.

      "ENVIRONMENTAL CONTAMINATION" means each of the following and their consequences:

      (a) any release, discharge, emission, leakage or spillage of any Dangerous Substance at or from any site owned, occupied or used by any member of the Group into any part of the Environment; or

      (b) any accident, fire, explosion or sudden event at any site owned, occupied or used by any member of the Group which is directly or indirectly caused by or attributable to any Dangerous Substance; or

      (c)   any other pollution of the Environment.

      "ENVIRONMENTAL LAW" means all laws (including, without limitation, common law), regulations, directives, codes of practice, circulars, guidance notices and the like having legal effect concerning the protection of human health, the Environment, the conditions of the work place or the generation, transportation, storage, treatment or disposal of Dangerous Substances.

      "ENVIRONMENTAL LICENCE" means any permit, licence, authorisation, consent or other approval required by any Environmental Law.

      "ERISA" means the United States Employee Retirement Income Security Act of 1974 as amended from time to time, or any successor statute thereto and any regulations promulgated thereunder.

      "ERISA AFFILIATE" means each person (as defined in Section 3(9) of ERISA), whether or not incorporated, which is under common control or would be considered a single employer with any Obligor domiciled in the United States within the meaning of Section 414(b), (c), (m) or (o) of the IRC and regulations promulgated under those sections or within the meaning of Section 4001(b) of ERISA.

      "EURO-DOLLAR RESERVE PERCENTAGE" means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System of the U.S.A. (or any successor), for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion Dollars in respect of "Eurocurrency liabilities" as specified in Regulation D (or in respect of any other category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).

      "EVENT OF DEFAULT" means an event specified as such in Clause 23.1.

      "EXCLUDED INTELLECTUAL PROPERTY" means any trade names, trade marks and service marks (whether registered or not and including all applications for the same) which include the name or mark "GETTY", "GETTY COMMUNICATIONS" or "GETTY IMAGES", or a design consisting of the letter "G" in a circle (including the G & Eye device) and including any future trade names, trade marks and service marks incorporating "GETTY", "GETTY COMMUNICATIONS" or "GETTY IMAGES" or the aforementioned design or device.

      "EXECUTIVE" means each of Jonathan Klein, Mark Torrance and Mark Getty or their respective replacements from time to time.

      "EXECUTIVE OFFICER" means either of the Chief Executive Officer and the Chief Financial Officer.

      "EXISTING FACILITIES" means the term loan facility made available by Midland Bank plc to Getty U.K. pursuant to a loan agreement dated 14th March, 1995 and the term loan facility made available by Midland Bank plc to, inter alios, Getty U.K. pursuant to a loan agreement dated 2nd April, 1996.

      "FACILITY" means each and any of:

      (a) the term loan facility referred to in Clause 2.1(a) (the "TRANCHE A FACILITY");

      (b) the term loan facility referred to in Clause 2.1(b) (the "TRANCHE B FACILITY");

      (c) the revolving credit facility referred to in Clause 2.1(c) (the "TRANCHE C FACILITY"); and

      (d)   any Ancillary Facility,

      (together the "FACILITIES").

      "FACILITY OFFICE" means in relation to any Bank the office specified as such in Schedule 2 or in the Substitution Certificate by which such Bank became a party hereto or such other office notified by such Bank to the Facility Agent by not less than 5 Business Days' notice as the office through which it will perform all or any of its obligations under this Agreement.

      "FEE LETTERS" means the letters referred to in Clauses 25.1 and 25.3.

      "FINAL REPAYMENT DATE" means 31st March, 2001.

      "FINANCE DOCUMENTS" means this Agreement, the Fee Letters, the Substitution Certificates, the Borrower Accession Agreements, the Guarantor Accession Agreements, the Security Documents, the Hedging Documents, any documents constituting or evidencing amounts outstanding under any Ancillary Facility and any other document designated as such by the Facility Agent and the Parent.

      "FINANCE PARTY" means the Arranger, each Bank, each Ancillary Bank, the Hedging Bank, the Facility Agent or the Security Agent (together the "FINANCE PARTIES").

      "FINANCIAL FORECASTS" means the document of the same title in the agreed form.

      "FRENCH FRANCS" and "FFR" means the lawful currency for the time being of France.

      "GETTY IMAGES" means Getty Images Limited, a company incorporated in England under registered number 948785.

      "GETTY U.K." means Getty Communications plc, a company incorporated in England with registered number 3005770.

      "GROUP" means the Parent and its Subsidiaries.

      "GUARANTOR" means an Original Guarantor and any Additional Guarantor.

      "GUARANTOR ACCESSION AGREEMENT" means a deed substantially in the form of
      Part III of Schedule 5 with such amendments as the Facility Agent may approve or reasonably require.

      "HEDGING BANK" means Midland Bank plc and/or HSBC Investment Bank plc in its capacity as the provider of hedging facilities pursuant to the Hedging Documents.

      "HEDGING DOCUMENTS" means the agreements described more particularly in
      Schedule 10 and any and all currency or interest rate swap and/or interest cap and/or other hedging agreements entered into or to be entered into by any Obligor with the Hedging Bank as may hereafter be agreed in writing between the Parent, the Hedging Bank and the Facility Agent to constitute the Hedging Documents in each case as, and including, any instrument pursuant to which the same are novated, varied, supplemented or amended from time to time.

      "HEDGING LIABILITIES" means all present and future liabilities (actual or contingent) payable or owing by the Obligors or any of them to the Hedging Bank or any of them under or in connection with the Hedging Documents, whether or not matured and whether or not liquidated, together in each case with:

      (a) any novation, deferral or extension of any of those liabilities permitted by the terms of this Agreement;

      (b) any claim for damages or restitution arising out of, by reference to or in connection with any of the Hedging Documents;

      (c) any claim flowing from any recovery by an Obligor or a receiver or liquidator thereof or any other person of a payment or discharge in respect of any of those liabilities on grounds of preference or otherwise; and

      (d) any amounts (such as post-insolvency interest) which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowability of the same in any insolvency or other proceedings.

      "HOLDING COMPANY" means an entity of which another person is a Subsidiary.

      "INTELLECTUAL PROPERTY RIGHTS" means all know-how, patents, trademarks, service marks, designs, business names, topographical or similar rights, copyrights and other intellectual property rights and any interests (including by way of licence) in any of the foregoing (in each case whether registered or not and including all applications for the same) of any member of the Group.

      "INTEREST" means:

      (a)   interest and amounts in the nature of interest accrued;

      (b) prepayment penalties or premiums incurred in repaying or prepaying any Borrowings;

      (c) discount fees and acceptance fees payable or deducted in respect of any Borrowings (including all fees payable in connection with any letter of credit or guarantee); and

      (d) any other costs, expenses and deductions of the like effect (excluding the interest element of finance leases (unless and until the amount of any such leases permitted by Clause 21.11(ii) is increased, with the consent of the Majority Banks, above U.S. $2,000,000)) and any net payment (or, if appropriate in the context, receipt) under any interest rate hedging agreement or instrument (including without limitation under the Hedging Documents), taking into account any premiums payable for the same and the interest element of any net payment (plus or minus any accrued exchange gains or losses) under any currency hedging instrument or arrangement, and "INTEREST" includes commitment and non-utilisation fees (including, without limitation, those payable hereunder) but excludes agent's and front-end, management, arrangement and participation fees with respect to any Borrowings (including, without limitation, those payable hereunder) and any up-front premium or front-end fee payable pursuant to any Hedging Document.

      "INTEREST DATE" means, in relation to any Advance or any overdue amount, the last day of an Interest Period relating thereto.

      "INTEREST PERIOD" means, in relation to any Advance, each period determined in accordance with Clause 11.1 and, in relation to any overdue amount, each period determined in accordance with Clause 10.3.

      "IRC" means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute and any regulations promulgated thereunder.

      "LIBOR" in relation to any Advance or overdue amount for any Interest Period relative thereto, means:

      (i) the annual rate of interest which appears on Telerate page 3750 or any equivalent successor to any such page, as appropriate, (as determined by the Facility Agent) (the "TELERATE SCREEN") at or about 11.00 a.m. (London time) two Business Days before the commencement (or in the case of an Advance or overdue amount denominated in Sterling, on the first day) of such Interest Period, as being the interest rate offered in the London Interbank Eurocurrency Market for the offering of deposits in the currency of such Advance for a period comparable to such Interest Period; and

      (ii) (if the relevant rate does not appear on the Telerate Screen for the purposes of paragraph (i) or the Facility Agent determines that no rate for a period of comparable duration to the relevant Interest Period appears on the Telerate Screen) the arithmetic mean (rounded upward to four decimal places) of the rates supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London Interbank Eurocurrency Market at or about 11.00 a.m. (London time) two Business Days before the commencement (or in the case of an Advance or overdue amount denominated in Sterling, on the first day) of such Interest Period for the offering of deposits in the currency of such Advance for a period comparable to its Interest Period, provided that if any of the Reference Banks fails to supply such offered rate to the Facility Agent by 1.00 p.m. (London time) on the required date, "LIBOR" for the relevant Interest Period shall be determined on the basis of the quotations of the remaining Reference Banks.

      "MAJORITY BANKS" means, at any time, Banks the aggregate of whose Commitments (ignoring for this purpose any reduction therein effected by Clause 2.2(f)):

      (a) represent by value at least 66 2/3 per cent. of the Total Commitments; or

      (b) if the Total Commitments have been reduced to zero, represented by value at least 66 2/3 per cent. of the Total Commitments immediately before the reduction.

      "MARGIN" means:

      (a) in the case of the Tranche A Advance or a Tranche B Advance, one point two five per cent. (1.25%) per annum, subject to the operation of Clause 10.5; and

      (b) in the case of a Tranche C Advance, one point two five per cent. (1.25%) per annum.

      "MATERIAL ADVERSE EFFECT" means any effect which is, or is reasonably likely:

      (a) to be materially adverse to (i) the ability of any Obligor to perform its material obligations under any of the Finance Documents, or (ii) the ability of the Parent to comply with its obligations under Clause 22, or (iii) the business, assets or financial condition of the Parent, or the Group taken as a whole; and/or

      (b) to result in any of the Transaction Documents not being legal, valid and binding on, and enforceable substantially in accordance with its terms against, any party to that Transaction Document and/or (in the case of Security Documents) not providing to the Security Agent for itself and on behalf of the Banks, perfected, enforceable security over the assets purported to be covered by that Security Document, in a manner and to an extent reasonably considered by the Majority Banks to be materially adverse to their interests under the Finance Documents.

      "MATERIAL SUBSIDIARY" means each Borrower (other than the Parent), Print Merger, Inc., after its merger with PhotoDisc Inc. pursuant to the Merger Agreement, and each member of the Group (a) whose pre-tax profits and/or the pre-tax profits of whose trading as agent for other members of the Group represent five per cent. or any greater percentage of the Consolidated EBITDA of the Group in any annual Accounting Period, or (b) the book value of whose gross assets is five per cent. or more of the consolidated gross assets of the Group, or (c) whose aggregate turnover and/or the turnover of whose trading activities as agent for other members of the Group in any annual Accounting Period, calculated on a consolidated basis and excluding VAT and/or sales tax, have been five per cent. or more of the turnover (similarly calculated) of the Group, and for this purpose:

      (i) in the case of a company which itself has Subsidiaries, the calculation shall be made by using the actual consolidated pre-tax profits or gross assets or turnover, as the case may be, of it and its Subsidiaries and in accordance with the Applicable Accounting Principles;

      (ii)  the calculation shall be made by reference to:

            (I) the latest accounts of the relevant company (or, as the case may be, a consolidation of the accounts of it and its Subsidiaries) used for the purpose of the then latest unaudited monthly, quarterly or audited annual consolidated Accounts of the Group delivered to the Facility Agent under Clause 21.2; and

            (II) those unaudited monthly, quarterly or audited annual consolidated Accounts (as the case may be) of the Group;

      (iii) each member of the Group named in Schedule 9 or, if later, in the latest annual list of Material Subsidiaries provided by the Parent to the Facility Agent pursuant to Clause 21.2(d)(i)(B) shall be deemed to be a Material Subsidiary until either the next list of Material Subsidiaries is delivered to the Agent pursuant to such Clause or it is shown to the Facility Agent's reasonable satisfaction not to be a Material Subsidiary by reference to the financial information referred to in paragraph (ii) above and on the basis of the tests set out in this definition; and

      (iv) any member of the Group which is not a Material Subsidiary and to which any Material Subsidiary transfers in any annual Accounting Period any fixed assets in any transaction or series of transactions (related or not) which transfer would result in the transferee company meeting the test referred to in (b) above (calculated by reference to the last set of accounts of the relevant transferee company referred to in paragraph (ii)(I) above but taking into account such transfer) shall be deemed to be a Material Subsidiary (and the Material Subsidiary from which the assets were transferred shall be deemed to continue to be a Material Subsidiary) unless and until it is shown (in each such case) to the Facility Agent's reasonable satisfaction not to be a Material Subsidiary under paragraph (b) above.

      "MERGER" means the merger of PhotoDisc and Print Merger, Inc. to be effected in accordance with the Merger Agreement.

      "MERGER AGREEMENT" means the agreement among Getty U.K., PhotoDisc, Print Merger, Inc., and the Parent dated 15th September, 1997 providing, inter alia, for the merger of PhotoDisc and Print Merger, Inc.

      "MLA COST" means the cost imputed to the Banks of compliance with the Mandatory Liquid Assets requirements of the Bank of England during an Interest Period, expressed as a rate per annum and determined in accordance with Schedule 8.

      "MULTIEMPLOYER PLAN" means a Plan which is a multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA.

      "NON-OBLIGOR" means each member of the Group which is not an Obligor.

      "OBLIGOR" means any Borrower and any Guarantor.

      "OBLIGORS' AGENT" means the Parent appointed to act on behalf of each Obligor pursuant to Clause 2.4.

      "OPTIONAL CURRENCY" means Dollars, Deutschmarks or French Francs.

      "ORIGINAL BORROWERS" means each of those companies specified in
      Schedule 1 Part I.

      "ORIGINAL STERLING AMOUNT" means in relation to any amount:

      (a) (if denominated in Sterling) the principal amount which is, or is to be, outstanding or drawn; or

      (b) (if denominated in an Optional Currency) the Sterling Equivalent of the principal amount which is, or is to be, outstanding or drawn calculated, in the case of an Advance, three Business Days prior to the Utilisation Date for the making of that Advance or in the case of any other amount, three Business Days prior to the date on which the calculation is made.

      "PARTY" means a party to this Agreement.

      "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

      "PENSION PLAN" means a Plan that is subject to Title IV of ERISA.

      "PHOTODISC" means PhotoDisc, Inc., a corporation incorporated under the laws of Washington, U.S.A.

      "PHOTODISC CLOSING ACCOUNT" means the account in the name of the Parent at Wells Fargo Bank, San Francisco into which the Tranche A Advance and other monies available to the Parent are to be paid for the purposes of Closing.

      "PHOTODISC MERGER CONSIDERATION" means the total consideration (including, without limitation, all amounts paid by PhotoDisc to holders of options to subscribe for PhotoDisc stock on the Closing Date pursuant to PhotoDisc's offer to repurchase certain such options) to be paid on Closing to the Vendors under the Merger Agreement in respect of the merger of Print Merger, Inc. and PhotoDisc provided for therein.

      "PLAN" means an "employee pension benefit plan" within the meaning of
      Section 3(2) of ERISA.

      "PROFORMA ACCOUNTS" means the form of monthly and quarterly consolidated management Accounts of the Group in the format and with the headings and level of information agreed by the Parent and the Facility Agent from time to time (or if not so agreed as reasonably required by the Facility Agent).

      "PROSPECTUS" means the prospectus of the Parent dated 7th January, 1998 in relation to the issue of certain shares of common stock in the Parent to be quoted on the NASDAQ National Market to be issued pursuant to the Merger and the Scheme of Arrangement.

      "QUALIFYING BANK" means a bank as defined in Section 840A of the Income and Corporation Taxes Act 1988 (or any statutory re-enactment or modification thereof in substantially the same form and context as at the date hereof) which is within the charge to corporation tax as regards interest payable or paid to it under the Finance Documents.

      "RECOGNISED BANK" means in respect of Utilisations made available to any Borrower, a bank, fund, trust or other financial institution which is:

      (i) (in the case of a Borrower not resident in the United Kingdom for tax purposes) for the time being lending through an office, branch, Affiliate or agency in the jurisdiction of incorporation of such Borrower; or

      (ii) (in the case of a Borrower resident in the United Kingdom for tax purposes) a Qualifying Bank; or

      (iii) (if such bank, fund, trust or other financial institution complies with neither (i) nor (ii) above):

            (A) at the time the bank, fund, trust or financial institution becomes a party to this Agreement, incorporated in a country with which the jurisdiction of incorporation of such Borrower has an appropriate double taxation treaty which provides at the date hereof (or in the case of a transferee under Clause 30, at the date of transfer) under its terms for exemption from that jurisdiction's income Tax on that jurisdiction's source interest for an entity such as such bank, fund, trust or other financial institution when acting through the office, branch, Affiliate or agency through which it is acting; and

            (B) prior to the first Interest Date after the date on which it became a party to this Agreement on which any interest on any of the Advances to such Borrower in which it has a participation is payable, has made and filed an appropriate application for exemption under such treaty (or would have done so but for any failure by such Borrower to comply with its obligations under Clause 13.5).

      "REFERENCE BANKS" means, subject to Clause 30.4, the principal London offices of Midland Bank plc and of such other Banks as may become Reference Banks pursuant to that Clause.

      "REPAYMENT DATE" means each date identified in Clause 8.1 or Clause 8.2.

      "REPAYMENT INSTALMENT" means each Tranche A Repayment Instalment (as defined in Clause 8.1) and each Tranche B Repayment Instalment (as defined in Clause 8.2).

      "REPORTABLE EVENT" shall have the meaning set forth in Section 4043(b) of ERISA as to which the PBGC has not by regulation waived the notice requirement of Section 4043(a) of ERISA.

      "REPORTS" means each of:

      (a)   the Accountant's Report;

      (b) the legal due diligence report dated 9th September, 1997, prepared by Shearman & Sterling with respect to PhotoDisc Inc. and its Subsidiaries;

      (c) the taxation letter headed "Interest on Midland Bank Debt" dated 28th January, 1998 prepared by Shearman & Sterling;

      (d) the legal due diligence report entitled "Project Picasso legal review" dated 4th February, 1998, prepared by Clifford Chance; and

      (e) the financial due diligence report entitled "Preliminary Review of the Financial Affairs of Picasso" prepared by Coopers & Lybrand dated 15th September, 1997,

      in each case, in the agreed form.

      "REQUEST" means a request made by the Obligors' Agent on behalf of a Borrower for a Utilisation, substantially in the form of Schedule 4.

      "RESERVATIONS" means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under the Limitation Acts, and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of U.K. stamp duty may be void, defences of set-off or counterclaim and similar principles.

      "SCHEME OF ARRANGEMENT" means the process pursuant to Section 425 Companies Act 1985 whereby shares in Getty U.K. are exchanged for shares in the Parent on or before the Closing Date.

      "SECURITY DOCUMENTS" means the share charges and other security documents identified in Schedule 6, together with such other security documents as may be required to be entered into by any Obligor pursuant to any of the Finance Documents.

      "SHARES" means each and any of the shares in the capital of the Parent.

      "STERLING" and "L" means the lawful currency for the time being of the United Kingdom.

      "STERLING EQUIVALENT" means, in relation to all amounts expressed or denominated in an Optional Currency, the equivalent thereof in Sterling converted at the Agent's Spot Rate of Exchange on the date of the relevant calculation (and if used in relation to an amount expressed or denominated in Sterling, such amount).

      "STRUCTURE MEMORANDUM" means the memorandum and corporate chart in the agreed form.

      "SUBSIDIARY" means in relation to any person, any entity which is controlled directly or indirectly by that person or of whose dividends or distributions that person is entitled to receive more than 50 per cent. and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time (provided that such entity or that person's interest in such entity has not been disposed of after the date of such financial statements in accordance with the Finance Documents), and "CONTROL" for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct management to comply with the type of material restrictions and obligations contemplated in this Agreement or to determine the composition of a majority of the board of directors (or like board) of such entity, in each case whether by virtue of ownership of share capital, contract or otherwise.

      "SUBSTITUTION CERTIFICATE" has the meaning given to it in Clause 30.3.

      "TARGET GROUP" means (a) each of PhotoDisc, PhotoDisc Europe Limited, PhotoDisc Deutschland GmbH, PhotoDisc International, Inc., and PhotoDisc Australia Pty Limited and their respective Subsidiaries, taken together, and (b) Allsport Photographic plc, Allsport Photography
      (US) Inc. and All-sport (UK) Limited and their respective Subsidiaries, taken together.

      "TAXES" means all taxes, imposts, duties, levies, charges, deductions and withholdings in the nature or on account of tax, together with all interest thereon and penalties with respect thereto (and "TAX" shall be construed accordingly).

      "TRANSACTION DOCUMENTS" means the Finance Documents and the Acquisition Agreements.

      "U.K. GROUP" means Getty U.K. and its Subsidiaries from time to time.

      "U.S. OBLIGOR" means each Obligor incorporated in the United States of America (or any of its states or territories or any political or legal sub-division thereof).

      "U.S. PERSON" means a person who is a citizen or resident of the United States of America and any corporation or other entity created or organised in or under the laws of the United States of America or any political or legal sub-division thereof.

      "UTILISATION" means a utilisation under this Agreement of the Tranche A Facility (a "TRANCHE A UTILISATION") and/or a utilisation under this Agreement of the Tranche B Facility (a "TRANCHE B UTILISATION") and/or a utilisation under this Agreement of the Tranche C Facility (a "TRANCHE C UTILISATION").

      "UTILISATION DATE" means in relation to each Utilisation, the date specified as such in the relative Request or, on and after the making and/or issue thereof pursuant to such Request, the date on which it was made and/or issued.

      "VENDORS" means, in the context of the Allsport Sale and Purchase Agreement, the persons defined as Sellers therein and, in the context of the Merger Agreement, the common and preferred stockholders of PhotoDisc and each holder of options for shares therein.

1.2   CONSTRUCTION

      (a) In this Agreement, unless the contrary intention appears, a reference to:

            (i) "ASSETS" includes properties, revenues and rights of every description present, future and contingent;

                   an "AUTHORISATION" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;

                   a "MONTH" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that, if such period starts on the last day in a calendar month or there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in such later calendar month;

                   a "REGULATION" includes any regulation, rule, order, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation;

            (ii) a provision of a law is a reference to that provision as amended or re-enacted;

            (iii) a Clause or a Schedule is, unless otherwise specified, a reference to a clause of or a schedule to this Agreement;

            (iv) a Transaction Document or any other document is a reference to that Transaction Document or that other document as amended, novated or supplemented from time to time (including, where relevant by any Borrower Accession Agreement, Guarantor Accession Agreement and/or Substitution Certificate);

            (v)    a time of day is a reference to London time;

            (vi) words importing the singular shall include the plural and vice versa;

            (vii) a document in an "AGREED FORM", is a reference to such document either in a form previously agreed in writing by or on behalf of the Parent and the Facility Agent or in form and substance satisfactory to the Banks;

            (viii) a Party or other person includes, unless otherwise
                   provided in this Agreement, such Party's or person's permitted successors, assigns, transferees or substitutes; and

            (ix) the "EQUIVALENT IN OTHER CURRENCIES" or like terms shall, unless otherwise agreed or the context otherwise requires, mean the Dollar Equivalent of the relevant amount in other currencies.

      (b) Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

      (c) The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

2.    THE FACILITIES

2.1   FACILITIES

      Subject to the terms of this Agreement, the Banks grant (or in the case of paragraph (d) below each Ancillary Bank grants):

      (a) TRANCHE A FACILITY: A term loan facility under which the Banks shall, when requested by the Obligors' Agent pursuant to a Request, make to the Parent one Tranche A Advance in Dollars in an amount not exceeding the Tranche A Commitments;

      (b) TRANCHE B FACILITY: A term loan facility under which the Banks shall, when requested by the Obligors' Agent pursuant to a Request, make to Getty U.K. one Tranche B Advance (drawn initially in Sterling) in an amount not exceeding the Tranche B Commitments;

      (c) TRANCHE C FACILITY: A revolving credit facility under which the Banks shall, when requested by the Obligors' Agent pursuant to a Request, make to the relevant Borrower, Tranche C Advances denominated in Sterling or an Optional Currency up to an aggregate amount outstanding at any time the Original Sterling Amount of which does not exceed the aggregate of the Tranche C Commitments; and

      (d) ANCILLARY FACILITIES: Ancillary facilities under which each Ancillary Bank may provide to certain Borrowers:

            (i) overdraft, cheque drawing and other current account facilities; and/or

            (ii)   forward foreign exchange facilities; and/or

            (iii) guarantee, bonding, documentary or stand-by letter of credit facilities; and/or

            (iv) such other facilities or financial accommodation as the Obligors' Agent and the relevant Ancillary Bank may agree,

            in an aggregate amount outstanding at any time not exceeding (A) its Ancillary Commitment, plus (B) without any obligation on any Ancillary Bank to make the same available, in respect of non-cash advance facilities only an aggregate amount not exceeding L3,250,000 outstanding at any time under all Ancillary Facilities.

            If facilities of the type referred to in (B) above are made available by any Ancillary Bank, such facilities shall be made so available under the documents evidencing the Ancillary Facilities.

2.2   LIMITATIONS

(a)   The Tranche A Advance and the Tranche B Advance must be drawn down at
      Closing.

(b) No Tranche B Advance may be made unless and until the Tranche A Advance has been, or is on the same Utilisation Date being, made.

(c) No Tranche C Utilisation (and no utilisation of any Ancillary Facility) may be made until the Tranche A Advance and the Tranche B Advance have been, or are on the same Utilisation Date being, made.

(d)   No more than five Tranche C Utilisations may be outstanding at any time.

(e) No Borrower (other than Getty U.K.) may utilise the Tranche C Facility unless it is at the relevant Utilisation Date a subsidiary of Getty U.K.

(f) The Tranche C Commitment of each Ancillary Bank shall be reduced pro tanto by the amount of its Ancillary Commitment but shall automatically increase pro tanto upon any amount of its Ancillary Commitment ceasing to be available to the relevant Borrowers.

(g) The aggregate of the Original Sterling Amount of the outstanding Tranche C Utilisations and the Sterling Equivalent of the Ancillary Outstandings at any time may not exceed the Tranche C Commitments then in effect (ignoring for this purpose the effect of Clause 2.2(f)).

(h) Notwithstanding Clause 2.1(a) above, in the event that the Cash Price is less than U.S. $24,000,000, the maximum amount of the Tranche A Commitments that may be drawn at Closing shall be reduced to an amount equal to the Cash Price.

2.3   NATURE OF A FINANCE PARTY'S RIGHTS AND OBLIGATIONS

(a) No Bank is obliged to participate in the making of any Utilisation (i) in the case of the Tranche A Advance or a Tranche B Advance, if its participation in such Advance would exceed the amount of its Tranche A Commitment or Tranche B Commitment, as the case may be, and (ii) in the case of a Tranche C Utilisation, if to do so would cause the aggregate of its participation in the Tranche C Utilisations outstanding under this Agreement to exceed its Tranche C Commitment.

(b) The obligations of a Finance Party under the Finance Documents are several. Failure of a Finance Party to carry out those obligations does not relieve any other Party of its obligations under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(c) The rights of a Finance Party under the Finance Documents are divided rights. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

(d)   (i)   The obligations of each Bank under this Agreement in respect of each Advance to be made available by it under this Agreement may be discharged by procuring that an Affiliate (which is itself a party to this Agreement) of such Bank lends or otherwise makes available to the relevant Borrower in accordance with and subject to the terms of this Agreement the amount which such Bank is obliged to lend or so make available hereunder.

      (ii) The provisions of Clauses 10.1 (insofar as any Additional Cost is incurred by such Affiliate), 13, 14, 15, 16, 30 and 32 shall apply to any such Affiliate of any Bank and to any Advance made by any such Affiliate as if such Affiliate were a Bank.

2.4   OBLIGORS' AGENT

(a) Each Obligor (other than the Parent) irrevocably authorises the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises (i) the Parent on its behalf to supply all information concerning itself, its financial condition and otherwise to the relevant persons contemplated under this Agreement and to give all notices and instructions (including, in the case of a Borrower, Requests and notices pursuant to Clause 11.1), to execute on its behalf any Finance Document and to enter into any agreement in connection with the Finance Documents notwithstanding that the same may affect such Obligor, without further reference to or the consent of such Obligor, and (ii) each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the Parent on its behalf, and in each such case such Obligor will be bound thereby as though such Obligor itself had given such notice and instructions, executed such agreement or received any such notice, demand or other communications.

(b) Every act, omission, agreement, undertaking, settlement, waiver, notice or other communication given or made by the Obligors' Agent under this Agreement, or in connection with this Agreement (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under this Agreement) shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

2.5   CHANGE OF CURRENCY

(a) If more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

      (i) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent; and

      (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent acting reasonably.

(b) If a change in any currency of a country occurs, this Agreement will be amended to the extent the Facility Agent acting in good faith specifies to be necessary to reflect the change in currency and to put the Banks in the same position, so far as possible, that they would have been in if no change in currency had occurred.

2.6   EXTENSION OF TRANCHE C AVAILABILITY PERIOD

      Without prejudice to the duration of the Tranche C Availability Period specified in Clause 1.1, the Facility Agent agrees that it shall consult with the Parent not less than one month before the expiry of the Tranche C Availability Period with a view to arranging terms satisfactory to each of the Banks with a Tranche C Commitment and to the Parent for an extension to the Tranche C Availability Period. Nothing in this Clause 2.6 shall oblige any Bank to agree to extend the Tranche C Availability Period or shall impose any obligation on the Facility Agent beyond consultation with the Parent as aforesaid.

3.    PURPOSE

(a) The proceeds of the Tranche A Advance shall be applied in or towards financing payment of the Cash Price payable at Closing under the Merger Agreement and any Acquisition Costs.

(b) The proceeds of the Tranche B Advance shall be applied in or towards financing repayment of all amounts due from Getty U.K. or Getty Images to Midland Bank plc under the Existing Facilities, and subject to repayment in full of all such amounts for the general corporate purposes of the U.K. Group.

(c) The proceeds of the Tranche C Utilisations shall be applied in or towards financing the general working capital requirements of members of the U.K. Group and/or intercompany loans to other members of the Group (provided that the making of such intercompany loan is permitted by Clause 21.10 and the borrowing of such intercompany loan is permitted by Clause 21.17).

(d) Each Borrower undertakes that no Utilisation shall be used in any way which would be illegal under or cause the invalidity or unenforceability of any Finance Document under any applicable law.

(e) Without affecting the obligations of any Obligor in any way, no Finance Party is bound to monitor or verify the application of any Utilisation.

4.    CONDITIONS PRECEDENT

4.1   CONDITIONS PRECEDENT TO FIRST UTILISATION

      The obligations of each Finance Party to the Obligors under this Agreement are subject to the conditions precedent that:

      (a) DOCUMENTS: the Facility Agent shall have received all of the documents set out in Part I of Schedule 3 in the agreed form, and each of the documents referred to in Part I of Schedule 3 as being certified shall be certified on behalf of the party providing that document by one of its directors or, in the case of any U.S. Obligor, by one of its officers as being a true, complete and up to date copy and in full force and effect as at the date such document is required to be delivered;

      (b) ACQUISITIONS: the Facility Agent shall be satisfied that (i) pursuant to the Scheme of Arrangement not less than 100% of the ordinary shares in Getty U.K. are or will immediately after Closing be legally and beneficially owned by the Parent (and the Shares to be issued at Closing to the transferors of shares in Getty U.K. have been issued to and are registered in their respective names in the books of the Parent), (ii) at Closing all of the stock of Print Merger, Inc. will be owned by the Parent,
            (iii) pursuant to the Merger Agreement, upon Closing PhotoDisc will be merged into Print Merger, Inc. with Print Merger, Inc. as the surviving entity and all of the stock of PhotoDisc will be cancelled and replaced by rights of the holders to receive their share of the PhotoDisc Merger Consideration and (iv) pursuant to the Allsport Sale and Purchase Agreement not less than 100% of the ordinary shares in Allsport Photographic plc are or will immediately after Closing be legally and beneficially owned by Getty U.K.;

      (c)   LITIGATION: the Original Bank shall be satisfied that:

            (i) no litigation which is current, pending or threatened may have a material adverse effect on the business, assets or financial condition of the Parent, the Target Group, any Obligor or the Group; and

            (ii) the litigation commenced by Digital Stock Corporation in San Diego and any related actions against Getty Communications plc have been irrevocably withdrawn and settlement in relation thereto is full and final, evidenced in writing and the cost of settlement thereof to the members of the Group aggregates less than U.S. $2,000,000;

      (d)   CLOSING: the Facility Agent shall be satisfied that:

            (i) the proceeds of the Tranche A Advance and cash standing to the credit of the PhotoDisc Closing Account are at least equal to the aggregate of (A) the amount required to be paid in cash by the Parent and/or PhotoDisc to the Vendors at Closing pursuant to the Acquisition Agreements (including the Cash Price) in respect of the Acquisition of PhotoDisc, and (B) the Acquisition Costs;

            (ii) the proceeds of the Tranche B Advance and cash of Getty U.K. are at least equal to the aggregate amount of indebtedness under the Existing Facilities and any other Borrowings required to be repaid by the relevant Borrower at Closing in order that Clause 21.10 shall be complied with and the cash element of the consideration payable at Closing to the Vendors under the Allsport Sale and Purchase Agreement;

            (iii) the obligations of all the parties to the Transaction Documents (other than the Finance Documents) are unconditional save to the extent that any of those obligations are conditional upon the making of a Utilisation or Utilisations under this Agreement;

            (iv) Getty Investments LLC has subscribed for shares in the Parent in cash in an aggregate amount of U.S.$28,000,000;

      (e) AVAILABILITY: unless otherwise agreed in writing by the Banks the Closing Date must occur by no later than 27th February, 1998;

      (f) MATERIAL ADVERSE CHANGE: no event or series of events has occurred or come to light which in the opinion of the Original Bank has or is reasonably likely to have a material adverse effect on the business, assets or financial condition of the Parent or the UK Group (since 31st December, 1997) or the Target Group (since 30th September, 1997) (and in the case of Allsport Photographic plc or its Subsidiaries, since 31st December, 1997);

      (g) MARKET CHANGE: since the date of this Agreement there has not been any material change in the financial markets of the United Kingdom or the United States or any material fluctuation in the exchange rates relating to the currencies of such countries or the financial condition of any Obligor which, in the opinion of the Original Bank, would make it impracticable to proceed with the transactions contemplated by the Finance Documents or would materially and adversely impact upon the ability of any Borrower to repay (and pay the interest on) any Advance to be made to it hereunder or upon the ability of the Arranger to syndicate the Facilities.

      (h) ENCUMBRANCES: the Facility Agent shall be satisfied that any Encumbrances over all or any material portion of PhotoDisc's assets have been released before Closing and the relevant filings recording such release have been made.

4.2   CONDITIONS PRECEDENT TO EACH UTILISATION

      The obligations of the Finance Parties in respect of each Utilisation are subject to the further condition precedent that both at the date of the Request for such Utilisation and at the Utilisation Date therefor:

      (a) in respect of each Tranche C Advance requested to be made to a Borrower which is matched by a Tranche C Advance of the same (or a greater) amount which is repaid by such Borrower under Clause
            8.3 on the proposed Utilisation Date for such Advance (a "ROLLOVER UTILISATION"), no Event of Default has occurred and is continuing or would result from the making of such Rollover Utilisation which has not been waived;

      (b) in respect of each Utilisation (other than a Rollover Utilisation) the representations and warranties in Clause 20 to be repeated on those dates in accordance with Clause 20.2 are correct and will be correct immediately after the Utilisation is made and no Default has occurred and is continuing or would result from the making of such Utilisation which has not been waived.

5.    DRAWDOWN

5.1   RECEIPT OF REQUESTS

      A Borrower may make a Utilisation if the Facility Agent receives from the Obligors' Agent, not later than 11.00 a.m. three Business Days before the proposed Utilisation Date (or, in respect of Utilisations to be made at Closing, by such later time as the Facility Agent may agree), a Request complying with Clause 5.2.

5.2   COMPLETION OF REQUESTS

      Each Request will specify the name of the relevant Borrower and:

      (a) the Utilisation Date, being a Business Day in the relevant Availability Period;

      (b) whether the Utilisation is the Tranche A Advance, the Tranche B Advance or a Tranche C Utilisation;

      (c) the amount of the Utilisation being, (I) in the case of the Tranche A Advance an amount less than or equal to the aggregate amount of the Tranche A Commitments, (II) in the case of the Tranche B Advance an amount less than or equal to the aggregate amount of the Tranche B Commitments and (III) in the case of a Tranche C Utilisation, an Original Sterling Amount not less than L1,000,000 and if more an integral multiple of L500,000 (or equivalent) or the then Available Facility Amount, provided always that no Requested Amount for a Tranche C Utilisation may exceed the then Available Facility Amount;

      (d)   the duration of its (or its first) Interest Period;

      (e) the currency of the Advance requested (being Dollars in the case of the Tranche A Advance, Sterling in the case of a Tranche B Advance made on the Closing Date and an Optional Currency or Sterling in the case of a Tranche C Advance);

      (f) payment instructions (being, in the case of a Tranche A Advance instructions to pay to the Closing Accounts and in the case of a Tranche B Advance, instructions to pay Midland Bank plc).

      The Facility Agent shall promptly notify each Bank of the details of the requested Utilisation and, in the case of an Advance, the currency and amount of its participation in such Advance.

5.3   AMOUNT OF EACH BANK'S PARTICIPATION IN ADVANCE

      The amount of a Bank's participation in any Advance will be the proportion of the Advance which its Commitment bearing the same designation bears to the aggregate of the Banks' Commitments bearing such designation on the date of receipt of the relevant Request.

5.4   PAYMENT OF PROCEEDS

      Subject to the terms of this Agreement, each Bank shall make its participation in each Advance available to the Facility Agent for the relevant Borrower on the relevant Utilisation Date.

6.    DENOMINATION OF TRANCHE B ADVANCES

6.1   SELECTION

(a) The Obligors' Agent may select the currency of a Tranche B Advance for an Interest Period in either the relevant Request or, if such Advance is outstanding, a notice received by the Bank not later than 11.00 a.m. on the third Business Day before the commencement of that Interest Period. In the latter case, the Obligors' Agent may specify whether that Loan is to be denominated in more than one currency, and, if so, the amount in Sterling of each such currency (being an Original Sterling Amount of a minimum of L1,000,000 or the balance of the Tranche B Advance, as the case may be, if more).

(b) If a Borrower fails to give a notice in respect of an outstanding Tranche B Advance in accordance with paragraph (a) above, that Tranche B Advance shall remain denominated for its next Interest Period in the same currency in which it is then denominated.

(c) Each part of a Tranche B Advance which is to be denominated in a different currency from any other part of that Tranche B Advance shall be treated as a separate Tranche B Advance.

6.2   DRAWDOWNS

      The first drawdown under Tranche B shall be made in Sterling. If a Tranche B Advance is to be drawn down in an Optional Currency, the amount of that Tranche B Advance will be determined by converting into that Optional Currency the Original Sterling Amount of that Tranche B Advance on the basis of the Agent's Spot Rate of Exchange three Business Days before its Utilisation Date.


6.3   CHANGE OF CURRENCY

(a) If a Tranche B Advance is to be continued during its next Interest Period in a different currency (the "NEW CURRENCY") from that in which it is currently denominated (the "OLD

      CURRENCY"), such Tranche B Advance shall be repaid by the relevant Borrower in full at the end of its current Interest Period in the old currency and, subject to the terms of this Agreement, shall be re-advanced by the Banks in the proportions which their respective Tranche B Commitments bear to the aggregate Tranche B Commitments forthwith in the new currency.

(b) If the new currency is Sterling, the amount of that Tranche B Advance will be the Original Sterling Amount of that Tranche B Advance.

(c) If the new currency is an Optional Currency, the amount of that Tranche B Advance will be determined by converting into the new currency the Original Sterling Amount of that Tranche B Advance on the basis of the Agent's Spot Rate of Exchange three Business Days before the commencement of that Interest Period.

(d) The Facility Agent is authorised and requested to apply the aggregate amount in the new currency advanced to the Facility Agent by the Banks as aforesaid in or towards purchasing, for value on that Interest Date, an amount in the old currency sufficient to discharge the repayment obligation of the relevant Borrower under Clause 6.3(a) and, for value on such Interest Date, to apply the amount in the old currency so purchased towards the discharge of that obligation. If the aggregate amount in the new currency re-advanced by the Banks as aforesaid exceeds the amount in the new currency required to effect that purchase, the Facility Agent shall pay the excess to the relevant Borrower in the new currency. If the amount in the old currency required to be repaid by the relevant Borrower exceeds the amount in the old currency so purchased, the Borrower shall pay the excess to the Facility Agent for the Banks participating in such Tranche B Advance in the old currency.

(e) If the Facility Agent determines that it is or will be unable to effect any such purchase, it shall so notify the relevant Borrower and the provisions of paragraph (d) above shall not apply in relation to the repayment and re-advance of the relevant Trance B Advance. Neither the Facility Agent nor any Bank shall incur any liability to any Borrower as a result of, nor shall the obligations of any Borrower under this Agreement be prejudiced by, the inability of the Facility Agent for any reason whatsoever to effect any such purchase.

(f) The relevant Borrower agrees to indemnify the Facility Agent against any loss, expense or other liability incurred in connection with any exchange contract entered into by the Facility Agent for any such purchase (the certificate of the Facility Agent as to the amount thereof to be conclusive in the absence of manifest error).

(g) All amounts received by the Facility Agent from the Banks shall be held and applied by the Facility Agent on behalf of the Banks and shall not be advanced or be deemed to be advanced to the relevant Borrower until receipt by the Facility Agent of all amounts then due by way of repayment as aforesaid.

6.4   SAME OPTIONAL CURRENCY

(a) If a Tranche B Advance is to be continued during its next Interest Period in the same Optional Currency as that in which it is denominated during its current Interest Period, there shall be calculated the difference between the amount of the Tranche B Advance (in that Optional Currency) for the current Interest Period and for the next Interest Period. The amount of the Tranche B Advance for the next Interest Period will be determined by notionally converting into that Optional Currency the Original Sterling Amount of the Tranche B Advance on the basis of the Agent's Spot Rate of Exchange three Business Days before the commencement of that Interest Period.

(b) At the end of the current Interest Period (but subject always to paragraph (c) below):

      (i) if the amount of the Tranche B Advance for the next Interest Period is less than for the preceding Interest Period, Getty U.K. shall repay the difference on the last day of the current Interest Period; or

      (ii) if the amount of the Tranche B Advance for the next Interest Period is greater, the Banks in the proportion which their respective Tranche B Commitments bear to the aggregate Tranche B Commitments shall forthwith make available to Getty U.K. the difference.

(c) If the Agent's Spot Rate of Exchange for the next Interest Period shows an appreciation or depreciation of the Optional Currency against Sterling of less than five per cent. (5%) when compared with the Original Exchange Rate, no amounts are payable in respect of the difference. In this Clause 6 "ORIGINAL EXCHANGE RATE" means the Agent's Spot Rate of Exchange used for determining the amount of the Optional Currency for the Interest Period which is the later of the following:

      (i) the Interest Period during which the Tranche B Advance, as the case may be, was first denominated in that Optional Currency if the Tranche B Advance has since then remained denominated in that Optional Currency; and

      (ii) the most recent Interest Period immediately prior to which a difference was required to be paid under this Clause 6.4.

6.5   PREPAYMENTS AND REPAYMENTS

      If a Tranche B Advance is to be repaid or prepaid by reference to an Original Sterling Amount, the Optional Currency amount to be repaid or prepaid shall be determined by reference to the Agent's Spot Rate of Exchange last used for determining the Optional Currency amount of that Tranche B Advance under Clause 6 or, if applicable, the Original Exchange Rate.

6.6   NOTIFICATION

      The Facility Agent shall notify the Obligors' Agent and the Banks of Optional Currency amounts (and the applicable Agent's Spot Rate of Exchange) promptly after they are ascertained.

7.    ANCILLARY FACILITIES

7.1   ANCILLARY FACILITY

(a) The Obligors' Agent may, at any time during the Tranche C Availability Period, by notice in writing to the Facility Agent request the establishment of an Ancillary Facility by the conversion of a Bank's Tranche C Commitment (or part thereof) into an Ancillary

      Commitment with effect from the date (the "ANCILLARY EFFECTIVE DATE") specified in such notice. Any such notice shall specify:

      (i)   the proposed Borrower;

      (ii)  the proposed start date;

      (iii) the proposed Ancillary Bank;

      (iv)  the proposed Ancillary Commitment; and

      (v) such other details as to the proposed Ancillary Facility as the Facility Agent may reasonably require.

(b) Any Bank so nominated as an Ancillary Bank shall if it agrees to provide the proposed Ancillary Facility become an Ancillary Bank from the Ancillary Effective Date.

(c) No Ancillary Bank may demand repayment of or cash cover in respect of any Ancillary Outstandings (and any other outstandings owing under or in respect of any other facility provided by it to a member or members of the Group) or set off (otherwise than for interest netting purposes) any Ancillary Outstandings or take any action analogous to any of the foregoing until notice has been served under Clause 23.2(b), (c) or (d) (if any such notice is required) or the proviso to Clause 23.2 applies unless Tranche C Commitments are available and are to be drawn as provided below in this paragraph and in paragraph (d) below. If Tranche C Commitments are available to be utilised under this Agreement at the time such notice is served (ignoring for these purposes the provisions of Clause 4.2) or the proviso to Clause 23.2 applies, as the case may be, in an amount equal to the amount so demanded under the relevant Ancillary Facility (provided that for these purposes the Tranche C Commitment of the relevant Ancillary Bank shall be deemed to be increased by the amount, not exceeding the amount of its Ancillary Commitment, so demanded) an amount equal to the amount of the Ancillary Outstandings so demanded shall be drawn as a Tranche C Advance hereunder and shall be used to repay or provide cash cover in respect of the amount so demanded under the relevant Ancillary Facility.

(d) On and subject to the terms of this Agreement (ignoring for these purposes Clause 4.2), each of the Banks shall participate in any such Tranche C Advance in such amount as will result, after the making of such Tranche C Advance, in the proportion which (i) the aggregate amount of its participation in the Tranche C Advances then outstanding bears to (ii) the aggregate amount of the Tranche C Utilisations then outstanding, being equal to the proportion which (iii) its Tranche C Commitment bears to (iv) the aggregate of the Tranche C Commitments.

(e) The Ancillary Outstandings in respect of any Ancillary Facility shall not at any time exceed the Ancillary Commitment relative to such Ancillary Facility. All Ancillary Outstandings shall be repaid in full (together with all accrued interest and any other costs and expenses due under the terms of such Ancillary Facility) on the last day of the Tranche C Availability Period (and on such date the Ancillary Commitments shall be cancelled). An Ancillary Bank may, without liability, return cheques and other payment instruments unpaid if the payment of such cheques would result in a breach of this Clause 7.1(e).

7.2   OPERATION OF ANCILLARY FACILITIES

(a) The rate of interest, fees, charges and other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Bank and the Borrower concerned and in default of agreement shall be based upon the normal market rates and terms from time to time of the relevant Ancillary Bank.

(b) In the case of inconsistency between the terms of an Ancillary Facility and of this Agreement, the terms of this Agreement shall prevail.

(c) A copy of any terms governing the operation of any Ancillary Facility and any other information relating to the operation of any Ancillary Facility (including the level of Ancillary Outstandings) shall on request by the Facility Agent be provided by the Ancillary Bank and/or the Obligors' Agent to the Facility Agent.

8.    REPAYMENT

8.1   TRANCHE A FACILITY

      The Parent shall repay the Tranche A Advance (subject to the application of Clause 9) in full in instalments on the Repayment Dates specified below and on the Final Repayment Date. The amount (a "TRANCHE A REPAYMENT INSTALMENT") of the Tranche A Advance to be repaid by the Parent on each Repayment Date shall be the amount representing the percentage of the amount of the Tranche A Advance made at Closing set out below opposite that Repayment Date.

      REPAYMENT DATES                     REPAYMENT INSTALMENTS
                              (% of the Tranche A Advance made at Closing)
      30th September, 1999                        15
      31st March, 2000                            20
      30th September, 2000                        25
      Final Repayment Date                        40

      Any amount of the Tranche A Advance outstanding on the Final Repayment Date shall be repaid in full on the Final Repayment Date.

8.2   TRANCHE B FACILITY

(a) Getty U.K. shall repay the Tranche B Advances (subject to the application of Clause 9) in full in instalments on the Repayment Dates specified below and on the Final Repayment Date. The Original Sterling Amount of the Tranche B Advance to be repaid by Getty U.K. on each Repayment Date (a "TRANCHE B REPAYMENT INSTALMENT") shall be a Sterling amount equal as nearly as possible to the percentage of the amount of the Original Sterling Amount of the Tranche B Advance made at Closing set out below opposite that Repayment Date.

      REPAYMENT DATE                      REPAYMENT INSTALMENTS
                              (% of the Tranche B Advance made at Closing)
      30th September, 1999                        15
      31st March, 2000                            20

      REPAYMENT DATE                      REPAYMENT INSTALMENTS
                              (% of the Tranche B Advance made at Closing)
      30th September, 2000                        25
      Final Repayment Date                        40

      Any amount of the Tranche B Advance outstanding on the Final Repayment Date shall be repaid in full on the Final Repayment Date.

(b) Each repayment of any principal of any Tranche B Advance pursuant to this Clause 8.2 shall be made in the currency in which such Tranche B Advance has been denominated during the Interest Period ending on the relevant Repayment Date and the amount to be repaid (if denominated in any Optional Currency) shall be calculated on the basis of the Agent's Spot Rate of Exchange relative to the Interest Period (or, where Clause 6.4(c) is in operation, relative to the first Interest Period in the series of consecutive Interest Periods during which the Advance has remained denominated, by reason of that Clause at the same amount, ignoring repayments and prepayments, in the Optional Currency in question).

8.3   TRANCHE C ADVANCES

(a) Each Borrower shall repay the full amount of each Tranche C Advance made to it on the Interest Date relating to that Advance. Any Tranche C Utilisation then outstanding shall be repaid in full on the last day of the Tranche C Availability Period.

(b) Without prejudice to each Borrower's obligations to repay the full amount of each Tranche C Advance made to it on the due date, on the date of any Rollover Utilisation made by any Borrower the amount to be repaid and the amount to be drawn down by such Borrower shall be netted off against each other so that the amount of cash which such Borrower is actually required to repay or, as the case may be, the amount of cash which the Banks are actually required to advance to such Borrower, shall be the net amount.

9.    PREPAYMENT AND CANCELLATION

9.1   AUTOMATIC CANCELLATION OF THE TOTAL COMMITMENTS

(a) Any part of the Tranche A Commitments not borrowed hereunder before the earlier of the expiry of the Tranche A Availability Period and the Closing Date shall be automatically cancelled at close of business on such earlier date.

(b) Any part of the Tranche B Commitments not borrowed hereunder before the earlier of the expiry of the Tranche B Availability Period and the Closing Date shall be automatically cancelled at close of business on such earlier date.

(c) The Tranche C Commitments shall be automatically cancelled at close of business on the last day of the Tranche C Availability Period as from time to time in force.

9.2   VOLUNTARY CANCELLATION

      Getty U.K. may, by giving not less than 10 Business Days' prior notice to the Facility Agent, cancel the unutilised portion of the Tranche C Commitments in whole or in part (but, if in part, in an integral multiple of L500,000) without incurring any penalty or other cost, but subject to providing to the Facility Agent evidence satisfactory to the Majority Banks that notwithstanding such cancellation the U.K. Group will have sufficient working capital facilities available to it to enable the businesses of the U.K. Group members to be operated in such a way as to enable those Obligors who are members of the U.K. Group to repay all their outstandings under the Finance Documents on or before the due date. Any cancellation in part shall be applied against the Tranche C Commitment of each Bank pro rata.

9.3   VOLUNTARY PREPAYMENT

      Subject to this Clause 9.3, on giving at least 10 Business Days' prior written notice to the Facility Agent, specifying the Utilisation and amount to be prepaid, any Borrower may prepay any Utilisation made by it in whole or in part on the date and in the amount so specified.
      Such prepayment of a Utilisation (if in part) shall be of an amount which is (a) in the case of Tranche A Advances not less than U.S. $1,000,000 and an integral multiple of U.S. $500,000 if more or (b) (in the case of Tranche B and Tranche C Utilisations, an amount whose Original Sterling Amount is not less than L750,000 and an integral multiple of L250,000 if more.

9.4   RIGHT OF PREPAYMENT AND CANCELLATION

      If any Borrower is required to pay any amount to a Bank or to the Facility Agent for the account of such Bank under Clauses 13, 14 or 15 the Obligors' Agent may, whilst the circumstances giving rise to the requirement continue, serve a notice of prepayment and cancellation on that Bank through the Facility Agent. On the date falling 10 Business Days after the date of service of the notice:

      (a) each Borrower shall prepay that Bank's participation in any Utilisation made to it together with all other amounts payable by it to that Bank under this Agreement; and

      (b) such Bank's Tranche A Commitment, Tranche B Commitment and Tranche C Commitment shall be cancelled.

9.5   ADJUSTMENT OF REPAYMENT INSTALMENTS

      Each prepayment of the Tranche A Advance and the Tranche B Advance made pursuant to Clause 9.3 shall be applied against future Repayment Instalments relative thereto determined pursuant to Clauses 8.1 and 8.2 pro rata.

9.6   PREPAYMENT FEE

(a) If any Utilisation is prepaid pursuant to Clause 9.3 from the proceeds of monies borrowed or raised from a bank, trust, fund or other financial institution (not being money raised by a public debt issue or the proceeds of an equity issue not prohibited by the terms hereof) otherwise than under the Finance Documents then such prepayment may only be made if, in addition to all other sums required to be paid under this Agreement with such prepayment, there is paid by the Parent to the Facility Agent (for the account of the Banks) on or before the date for such prepayment (and, if not already paid, there shall be due and payable on such date) a prepayment premium calculated in an amount of one quarter of one per cent. (0.25%) of the principal amount to be so prepaid.

(b) Any such prepayment premium received by the Facility Agent shall be distributed by the Facility Agent to the Banks pro rata in the proportions which each Bank's Commitment being the same designation as the Utilisation prepaid bears to the aggregate of all the Commitments of the Banks so designated at the date of such prepayment.

9.7   MISCELLANEOUS PROVISIONS

(a) Any notice of prepayment and/or cancellation under this Agreement is irrevocable. The Facility Agent shall notify the Banks promptly of receipt of any such notice.

(b) All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid.

(c) No prepayment of any Utilisation or cancellation of any Commitment is permitted except in accordance with the express terms of this Agreement.

(d) No amount of the Tranche A Advance or Tranche B Advance repaid or prepaid under this Agreement may subsequently be re-borrowed. No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

10.   INTEREST

10.1  INTEREST RATE

      The rate of interest on each Advance for each Interest Period relative thereto is the rate per annum determined by the Facility Agent to be the aggregate of:

      (a)   the applicable Margin;

      (b)   the applicable LIBOR; and

      (c) the Additional Cost (if any) relative to such Advance from time to time during such Interest Period.

10.2  DUE DATES

      Except as otherwise provided in this Agreement, accrued interest on each Advance for each Interest Period relative thereto shall be paid by the relevant Borrower on the Interest Date relating to such Interest Period and also, in the case of an Advance with an Interest Period of longer than 6 months, on the last day of each consecutive period of 6 months from the first day of such Interest Period.

10.3  DEFAULT INTEREST

(a) If an Obligor fails to pay any amount payable by it under this Agreement, it shall forthwith on demand by the Facility Agent from time to time pay interest on the overdue amount from the due date up to the date of actual payment, as well after as before judgment, at a rate (the "DEFAULT RATE") determined by the Facility Agent to be two per cent. (2%) per annum above the rate of interest which would have been payable if the overdue amount had, during the period of non-payment, constituted a Tranche C Advance for successive Interest Periods of such duration as the Facility Agent may determine (each a "DESIGNATED PERIOD").

(b) The Default Rate will be determined on each Business Day or on the date two Business Days prior to the commencement of or on the first day of the relevant Designated Period, as the Facility Agent shall determine, and Default interest will be compounded at the end of each Designated Period if not paid.

(c) If the Facility Agent determines that Clause 14 would apply if the overdue amount were an Advance during the Designated Period, the rate to be used pursuant to (a) above will be determined in accordance with Clause 14.

10.4  DETERMINATION CONCLUSIVE; NOTIFICATION

      Each determination of a rate of interest by the Facility Agent under this Agreement shall, in the absence of manifest error, be conclusive and shall be promptly notified to the Obligors' Agent by the Facility Agent.

10.5  MARGIN ADJUSTMENT

      If on 31st December, 1998 or any 30th June or 31st December thereafter the aggregate of the outstanding Tranche A Utilisations and the equivalent in Dollars (calculated at a rate of L1:$1.65) of the outstanding Tranche B Utilisations at such date is less than:

      (a)   U.S. $40,000,000; or

      (b)   U.S. $20,000,000

      then (subject to as mentioned below and subject to there being no outstanding Event of Default at such time) the Margin shall be reduced for that Tranche A Advance or Tranche B Advance, as the case may be, from such Interest Date and for each other Tranche A Advance and Tranche B
      Advance from the first day of each Interest Period for such Advance commencing after such Interest Date such that if the test in sub-paragraph (a) above is met the Margin shall be one per cent.
      (1.00%) per annum and if the test in sub-paragraph (b) above is met the Margin shall be zero point seven five per cent. (0.75%) per annum.

11.   INTEREST PERIODS

11.1  SELECTION AND AGREEMENT

      The Obligors' Agent shall give notice to the Facility Agent not later than 11.00 a.m. on the third Business Day prior to the commencement of each Interest Period relative to any Advance (or in the Request therefor) specifying the duration of such Interest Period, which shall be of 1 (in the case of a Tranche C Utilisation only), 3 or 6 months or such other duration as may be agreed by the Facility Agent or as may be required in order to comply with Clause 11.3 (provided that if such duration is over six months the Facility Agent may only agree with the unanimous consent of the Banks participating in such Advance). If the Obligors' Agent fails to specify the duration of an Interest Period for any Advance the duration of that Interest Period shall be three months.

11.2  SPLITTING

      The Obligors' Agent may, in any notice given pursuant to Clause 11.1, split a Tranche A Advance and/or a Tranche B Advance into up to 2
      Tranche A Advances or Tranche B Advances, provided that one of such Tranche A Advances or Tranche B Advances (as the case may be) shall be in an amount at least equal to the Repayment Instalment due to be repaid with respect to the relevant Advances on the next Repayment Date (and its specified Interest Period shall end on such next Repayment Date). No more than 2 Tranche A Advances and 2 Tranche B Advances may be outstanding at any time.

11.3  RESTRICTIONS ON SELECTION

(a) The Obligors' Agent (on behalf of the relevant Borrower) shall select the duration of Interest Periods pursuant to Clause 11.1 so as to ensure that
      (i) each Repayment Date will also be an Interest Date in relation to an amount of the Tranche A Advances and the Tranche B Advances at least equal to the Repayment Instalment (or part of the Repayment Instalment) relative to the Tranche A Advances or Tranche B Advances (respectively) due to be paid on such Repayment Date, (ii) no Tranche A Advance or Tranche B Advance shall have an Interest Period expiring after the Final Repayment Date and (iii) no Tranche C Utilisation shall have an Interest Period expiring after the end of the Tranche C Availability Period.

(b) If it appears to the Facility Agent in good faith that the requirements of paragraph (a) above, or the requirements of the Arranger for an orderly primary syndication of the Facilities, will not be met by the Obligors' Agent's selection of any Interest Period, the Facility Agent, on behalf of and after consultation to the extent practicable with the Obligors' Agent, shall select a different duration for such Interest Period.

11.4  DURATION

      The (or the first) Interest Period relative to each Advance shall commence on its Utilisation Date and end on the last day of the period selected therefor and any subsequent Interest Period relative to a Tranche A Advance or Tranche B Advance shall commence on the expiry of the immediately preceding Interest Period relating thereto and end on the last day of the period so selected therefor, provided that if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end instead on the next Business Day in the same calendar month (if there is one) or on the preceding Business Day (if there is not).

11.5  NOTIFICATION

      The Facility Agent will notify the relevant Banks and the Obligors' Agent of the duration of each Interest Period relating to an Advance and of the rate of interest applicable thereto promptly after ascertaining the same (and such duration and rate shall, in the absence of manifest error, be conclusive).

12.   PAYMENTS

12.1  FUNDS

      All payments by the Obligors or any of them or by the Banks or any of them under the Finance Documents shall be made to the Facility Agent for the account of the Party entitled. Payments under this Agreement to the Facility Agent shall be made in freely transferable funds for same day value on the due date at such times and in such manner as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the currency in which the amount concerned is denominated to the account of the Facility Agent at such bank or office as the Facility Agent shall designate by at least three Business Days' notice to the Party making payment.

12.2  DISTRIBUTION

(a) Each payment received by the Facility Agent under this Agreement for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Facility Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such bank as it may notify to the Facility Agent for this purpose by not less than 10 Business Days' prior notice.

(b) The Facility Agent may apply any amount received by it for an Obligor in or towards payment of any amount due from an Obligor under this Agreement.

(c) Where a sum is to be paid under this Agreement to the Facility Agent for the account of another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Facility Agent may, at its sole discretion, assume that the sum has been paid to it in accordance with this Agreement and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Facility Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand refund the corresponding amount to the Facility Agent together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Facility Agent to reflect its cost of funds.

12.3  CURRENCY

(a) Interest accrued under this Agreement shall be payable in the currency in which the relevant amount in respect of which it has accrued was denominated during the period of accrual.

(b) The principal of each Advance shall be repaid or prepaid in the currency in which it is denominated.

(c) Any amount (other than of principal and/or interest) calculated on or by reference to or payable in respect of another amount shall be payable in the currency in which that other amount is denominated at the time of payment.

(d) Amounts payable in respect of costs, expenses, Taxes and the like are payable in the currency in which they are incurred.

(e) Any other amount payable under this Agreement is, except as otherwise provided in this Agreement, payable in Dollars (if payable by a member of the Group other than a member of the U.K. Group) or Sterling (if payable by a member of the U.K. Group).

12.4  SET-OFF AND COUNTERCLAIM

      All payments to be made by an Obligor under any Finance Document shall be made without set-off or counterclaim.

12.5  NON-BUSINESS DAYS

(a) If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day.

(b) During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.

12.6  PARTIAL PAYMENTS

(a) If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under this Agreement, the Facility Agent shall apply that payment towards the obligations of the Obligors in the following order:

      (i) FIRST, in or towards payment pro rata of any unpaid costs, fees and expenses of the Facility Agent or the Security Agent under the Finance Documents;

      (ii) SECONDLY, in or towards payment pro rata of any accrued fees due but unpaid under Clause 25.1;

      (iii) THIRDLY, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

      (iv) FOURTHLY, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

      (v) FIFTHLY, in or towards payment pro rata of any other sum due but unpaid under this Agreement.

(b) The Facility Agent shall, if so directed by the Majority Banks, vary the order set out in sub-paragraphs (a)(iii) to (v) above.

(c) Paragraphs (a) and (b) above shall override any appropriation made by an Obligor.

12.7  SECURITY AGENT AS JOINT CREDITOR

(a) Each of the Obligors and each of the Finance Parties agree that the Security Agent shall be the joint creditor (together with the relevant Finance Party) of each and every obligation of any Obligor towards each of the Finance Parties under this Agreement, and that accordingly the Security Agent will have its own independent right to demand performance by the relevant Obligor of those obligations. However, any discharge of any such obligation to one of the Security Agent or a Finance Party shall, to the same extent, discharge the corresponding obligation owing to the other.

(b) Without limiting or affecting the Security Agent's rights against any Obligor (whether under this paragraph or under any other provision of the Finance Documents), the Security Agent agrees with each other Finance Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint creditor with a Finance Party except with the consent of the relevant Finance Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Security Agent's right to act in the protection or preservation of rights under or to enforce any Security Document as contemplated by this Agreement and/or the relevant Security Document (or to do any act reasonably incidental to any of the foregoing).

13.   TAXES

13.1  GROSS-UP

      All payments by an Obligor under the Finance Documents shall be made without any deduction or withholding and free and clear of and without deduction or withholding for or on account of any Taxes except to the extent that the Obligor is required by law to make payment subject to any Tax. Save as referred to in Clause 13.3, if any Tax or amounts in respect of Tax must be deducted, or any other deductions must be made, from any amounts payable or paid by an Obligor, or paid or payable by the Facility Agent to a Finance Party, under the Finance Documents, the Obligor shall pay such additional amounts as may be necessary to ensure that the relevant Finance Party receives a net amount equal to the full amount which it would have received had payment not been made subject to Tax.

13.2  TAX RECEIPTS

      All Taxes required by law to be deducted or withheld by an Obligor from any amounts paid or payable under the Finance Documents shall be paid by the relevant Obligor when due and the Obligor shall, within a month of the payment being made, deliver to the Facility Agent for the relevant Bank evidence satisfactory to that Bank (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

13.3  RECOGNISED BANK

(a) If, otherwise than as a result of the introduction of, change in, or change in the interpretation, administration or application of or expiry of, any law or regulation (including, without limitation, any double tax treaty) or any practice or concession of any applicable Tax authority occurring after the date of this Agreement, a Bank or the Facility Agent is not or ceases to be a Recognised Bank, no Obligor shall be liable to pay to that Bank or the Facility Agent under Clause
      13.1 any amount in respect of Taxes levied or imposed in excess of the amount it would have been obliged to pay if that Bank or the Facility Agent was a Recognised Bank.

(b) No Obligor is liable to pay to a Bank or the Facility Agent any amount under Clause 13.1 in respect of Taxes (not being withholding taxes) imposed on the overall net income or gains of a Bank or the Facility Agent by the jurisdiction in which such Bank or the Facility Agent is organised or in which its principal office is located or on the overall net income or gains of the Bank's Facility Office by the jurisdiction in which that Facility Office is located.

(c) Each Bank and the Facility Agent confirms to each Borrower that it is a Recognised Bank with respect to such Borrower at the time it becomes a party to this Agreement and shall notify the Parent upon officers of such Bank or the Facility Agent involved in administering this Agreement becoming aware that it has ceased to be a Recognised Bank.

13.4  TAX SAVING

(a) If, following the imposition of any Tax on any payment by any Obligor (or any corresponding payment by the Facility Agent to any Finance Party under any Finance Document) in consequence of which such Obligor pays an additional amount under Clause 13.1, any Finance Party shall as a result of such payment receive or be granted a credit against or remission for or deduction or relief from or in respect of any Tax payable by it which in such Finance Party's sole opinion (acting in good faith) is both identifiable and quantifiable by it without requiring such Finance
      Party or its professional advisers to expend a material amount of time or incur a material cost in so identifying or quantifying (any of the foregoing, to the extent so identifiable and quantifiable, being referred to as a "SAVING"), such Finance Party shall, to the extent that it can do so without prejudice to the retention of the relevant saving and subject to such Obligor's obligation to repay promptly on demand by the Finance Party the amount to such Finance Party to the extent that the relevant saving is subsequently disallowed or cancelled, reimburse such Obligor promptly after receipt of such saving by such Finance Party with such amount as such Finance Party shall in its sole opinion but in good faith have concluded to be the amount or value of the relevant saving.

(b) Nothing contained in this Agreement shall interfere with the right of any Finance Party to arrange its Tax and other affairs in whatever manner it thinks fit. No Finance Party shall be required to disclose any confidential information relating to the organisation of its affairs.

13.5  DOUBLE TAX TREATY FILINGS

      Each Finance Party shall, and the Parent shall ensure that each relevant Borrower (and if a payment falls or is likely to fall to be made by it, each Guarantor) shall, file all such forms, make all such applications and take all such other action, in each case as it may reasonably be able to file, make or take, pursuant to all relevant treaties for the avoidance of double taxation in order that payments by it hereunder to which such treaties apply (or would apply were such filings, applications or other action made or taken) may be made without (or, where complete avoidance is not possible, with a reduced rate of) withholding tax. Each Finance Party shall give to each relevant Obligor and each relevant Obligor shall give to each Finance Party such assistance as the other may reasonably require in connection with the completion and filing of such forms, the making of such applications and the taking of such other duties as aforesaid.

13.6  U.S. TAXATION - DELIVERY OF FORMS AND STATEMENTS

(a)   Each Finance Party which is not a U.S. Person and which is lending to a

      U.S. Obligor which is a Borrower shall deliver (through the Facility Agent) to each U.S. Obligor which is a Borrower on or before the first Interest Date with respect to the first Advance to such Borrower (or in the case of a Finance Party which became a party to this Agreement after the date hereof, the first Interest Date with respect to an Advance to any such Borrower after such Finance Party became a party hereto), duly completed, two copies of such form or forms as may be required to indicate that such Finance Party is entitled to receive payments under this Agreement without deduction, withholding or payment by the U.S. Obligor of any United States federal Taxes, including, without limitation, either:

      (i) two copies of Form 1001 of the Internal Revenue Service of the United States of America (relating to an applicable double revenue tax treaty concluded by the United States of America); or

      (ii) two copies of Form 4224 of the Internal Revenue Service of the United States of America (relating to income effectively connected with the conduct of a trade or business in the United States of America).

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                                      40

      Each such Finance Party, subject as otherwise provided in Clause 13.6(d), shall deliver (through the Facility Agent) to each U.S. Obligor additional duly completed copies of any of the above forms and/or such additional or successor forms as shall be adopted from time to time by the Internal Revenue Service of the U.S.A. if it is notified by the U.S. Obligor or the Internal Revenue Service of the U.S.A. that any previous such form delivered by it pursuant to this Clause 13.5 has expired or that Finance Party becomes aware that any such form shall have become incomplete or inaccurate in any respect unless prior to that delivery any event occurs which renders the relevant form inapplicable.

(b) Each Finance Party which is a U.S. Person shall deliver (through the Facility Agent) to each U.S. Obligor a statement signed by an authorised signatory of the Finance Party to the effect that it is a U.S. Person and if necessary to avoid United States backup withholding, a duly completed copy of Internal Revenue Service Form W-9 (or successor form) establishing that such Finance Party is not subject to United States backup withholding.

(c) The Facility Agent shall have no responsibility or liability for and no obligation to check the accuracy or appropriateness of any form or statement delivered by any Finance Party pursuant to Clause 13.6(a) or
      (b) respectively.

(d) If any Finance Party determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to any U.S. Obligor any form or certificate that the Finance Party is obliged to submit pursuant to Clause 13.6(a) or 13.6(b), or that such Finance Party is required to withdraw or cancel any form or certificate previously submitted, the Finance Party shall promptly notify the U.S. Obligor of that fact.

14.   MARKET DISRUPTION

(a)   If, in relation to any Advance:

      (i) no, or (where there is more than one Reference Bank) only one, Reference Bank supplies a rate for the purposes of determining the applicable LIBOR or the Facility Agent otherwise determines that adequate and fair means do not exist for ascertaining the applicable LIBOR; or

      (ii) the Facility Agent receives notification from Banks whose participations in an Advance exceed fifty per cent. (50%) by value of that Advance that, in their opinion, by reason of circumstances affecting the London Interbank Eurocurrency Market:

            (A) matching deposits will not be available to them in the London Interbank Eurocurrency Market in the ordinary course of business in amounts sufficient to fund their participations in that Advance for the relevant Interest Period; or

            (B) the cost to them of such matching deposits in the London Interbank Eurocurrency Market for that Interest Period would be in excess of the applicable LIBOR,

      the Facility Agent shall promptly notify the Obligors' Agent and the Banks of that fact and that this Clause 14 is in operation.

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                                      41

(b)   After any notification under paragraph (a) above:

      (i) if Clause 14(a)(ii)(A) applies, no further Requests may be delivered and no Bank shall be obliged to participate in the Advance to which such notification relates, unless such Advance is already outstanding, until the Facility Agent notifies the Obligors' Agent that the event specified in the notification no longer prevails;

      (ii) if the Obligors' Agent so requires, within 5 Business Days of receipt of any such notification, the Obligors' Agent and the Facility Agent (on behalf of the Banks) shall, in good faith, enter into negotiations for a period of not more than 30 days with a view to agreeing a substitute basis (the "SUBSTITUTE BASIS") for determining the rate of interest and/or funding applicable to any future Advance and to maintaining any existing Advances to which such notification relates;

      (iii) any Substitute Basis agreed under sub-paragraph (ii) above shall be, with the prior consent of all the Banks, binding on all the Parties; and

      (iv) until and unless a Substitute Basis is so agreed, each Bank's participation in each outstanding Advance to which such notification related shall bear interest during the current Interest Period relative thereto at the rate certified by such Bank to be its cost of funds (from such source as it may reasonably select) for such Interest Period in relation to such Advance, plus the applicable Margin.

(c) The Facility Agent, in consultation with the Obligors' Agent shall, not less often than monthly, review whether or not the circumstances referred to in Clause 14(a) still prevail with a view to returning to the normal interest provisions of this Agreement.

15.   INCREASED COSTS

15.1  INCREASED COSTS

(a) Subject to Clause 15.2 (Exceptions), the Parent shall forthwith on demand by a Finance Party pay or procure that Getty U.K. shall pay that Finance Party the amount of any increased cost incurred by it (or any Holding Company of it) as a result of any introduction of or change in or change in the interpretation, administration or application of any law, directive or official regulation (including any law or regulation relating to taxation, change in currency of a country or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control) whether or not having the force of law but, if not, being a directive or official regulation with which it is the practice of banks in the relevant jurisdiction to comply or compliance by any Finance Party (or any Holding Company of such Finance Party) with any such introduction or change.

(b)   In this Agreement "INCREASED COST" means:

      (i) an additional cost incurred by a Finance Party (or any Holding Company of it) as a result of it having entered into, or performing, maintaining or funding its obligations under, any Finance Document; or

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                                      42

      (ii) that portion of an additional cost incurred by a Finance Party (or any Holding Company of it) in making, funding or maintaining all or any advances, letters of credit or guarantees comprised in a class of advances, letters of credit or guarantees formed by or including the participations in the Advances made or to be made under this Agreement which is attributable to it making, funding or maintaining those participations; or

      (iii) a reduction in any amount payable to a Finance Party (or any Holding Company of it) or the effective return to a Finance Party (or any Holding Company of it) under any Finance Document or on its (or such Holding Company's) capital; or

      (iv) the amount of any payment made by a Finance Party (or any Holding Company of it), or the amount of interest or other return foregone by a Finance Party (or any Holding Company of it), calculated by reference to any amount received or receivable by a Finance Party from any other Party under this Agreement.

(c) The relevant Finance Party shall notify the Parent as promptly as reasonably practicable upon it becoming aware of circumstances giving rise to the right of such Finance Party to receive payments as referred to in this Clause 15.1, giving reasonable details of the likely calculation of such increased cost and basis on which it is attributable to the Facility, provided that such Finance Party shall not be required to divulge information of a confidential nature with respect to its business.

15.2  EXCEPTIONS

      Clause 15.1 does not apply to any increased cost:

      (a) compensated for by the operation of Clause 13 (or which would have been so compensated for but for the operation of Clause 13.3(a)), Clause 10.1(c) or Clause 15.3; or

      (b) attributable to any change in the rate of tax on the overall net income or gains of a Bank imposed in the jurisdiction in which its principal office is located or on the overall net income or gains of the Bank's Facility Office by the jurisdiction in which that Facility Office is located; or

      (c) attributable to such Finance Party after the date of this Agreement entering into a commitment to lend to a third party which is, at the time that commitment is entered into, in breach of any law, regulation, treaty, directive or request.

15.3  REGULATION D COMPENSATION

      Unless such additional interest is paid in accordance with Clause 10.1(c), any Bank which is required by Regulation D issued by the Board of Governors of the Federal Reserve System of the U.S.A. to maintain and does maintain any reserves against "EUROCURRENCY LIABILITIES" (as defined in such Regulation) pursuant to such Regulation may require any U.S. Obligor to pay, contemporaneously with each payment of interest on any Advance (in respect of which the Eurodollar Reserve Percentage applies) made to such U.S. Obligor for any Interest Period relative thereto, additional interest on the participation of such Bank in that Advance at the rate per annum determined from the formula (A)(i) LIBOR applicable to such Advance for that Interest Period divided by (ii) one MINUS the Euro-Dollar Reserve Percentage MINUS (B) LIBOR applicable to such Advance for that Interest Period. Any Bank requiring payment by any U.S. Obligor of such additional interest shall notify such U.S. Obligor and the Facility Agent at least five Business Days prior to the last day of each Interest Period for each relevant Advance of the amount due to be paid to it with respect to such Advance pursuant to this Clause 15.3 (certifying in that notice that the amount claimed does not exceed such part of the cost to such Bank of maintaining such reserves as in the opinion of that Bank should fairly and reasonably be apportioned to such Advance), which notice shall be final and binding in the absence of manifest error. No Bank shall be required to disclose in support of any claim hereunder any information reasonably regarded by such Bank as being confidential.

16.   ILLEGALITY

      If it becomes (or any change in the interpretation, administration or application of any law makes it apparent that it is) unlawful in any applicable jurisdiction or contrary to any applicable official regulation (if not having the force of law, being one which it is the practice of banks, trusts, funds or financial institutions in the relevant jurisdiction to comply), for a Finance Party to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation then:

      (a) the Finance Party may notify the Obligors' Agent through the Facility Agent accordingly; and

      (b)   (i)   each Borrower shall forthwith or by such later date as is
                  immediately prior to the illegality taking effect prepay that Finance Party's participation in all Utilisations made to it together with all other amounts payable by it to that Finance Party under this Agreement; and

            (ii) such Finance Party's Commitments shall be cancelled and the obligations of the Finance Party to the Borrowers hereunder shall cease.

17.   MITIGATION

17.1  MITIGATION

      If Clauses 13, 14, 15 or 16 operate in relation to any Finance Party to the detriment of any Borrower:

      (a) such Finance Party shall, upon the request of the Obligors' Agent, enter into discussions with the Obligors' Agent with a view to determining what mitigating action might be taken by such Finance Party; and

      (b) at the request of the Obligors' Agent, the Facility Agent will enter into discussions with the Obligors' Agent with a view to determining what mitigating action might be taken by the Facility Agent with respect to the administration of this Agreement by the Facility Agent;

      PROVIDED THAT nothing in this Clause shall oblige any Finance Party to incur any material costs or expenses or to take any action or refrain from taking any action other than entering into such discussions in good faith.

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                                      44

17.2  REPLACEMENT OF BANK

      If such circumstances as are referred to in Clause 17.1 shall arise, the Facility Agent, at the request of the Obligors' Agent, will consult with the Obligors' Agent with a view to identifying and approaching bank(s), trust(s), fund(s) and financial institution(s) acceptable to the Obligors' Agent who may be willing to become party to this Agreement as Bank(s) in replacement for the relevant Bank(s).

17.3  COSTS AND EXPENSES

      Any costs and expenses reasonably incurred by any Finance Party pursuant to this Clause 17 shall be paid by the Obligors' Agent within five Business Days after receipt of a demand specifying the same in reasonable detail.

18.   GUARANTEE

18.1  GUARANTEE

      Each Guarantor irrevocably, unconditionally, jointly and severally:

      (a) as principal obligor, and not merely as surety, guarantees to each Finance Party prompt performance by each other Obligor of all its payment obligations under the Finance Documents;

      (b) undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall forthwith on demand by the Facility Agent pay that amount as if that Guarantor instead of the relevant Borrower were expressed to be the principal obligor; and

      (c) indemnifies each Finance Party on demand against any loss or liability suffered by such Finance Party if any obligation guaranteed by that Guarantor is or becomes unenforceable, invalid or illegal.

18.2  CONTINUING GUARANTEE

      This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Obligors or any of them under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3  REINSTATEMENT

(a)   Where any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of each Guarantor under this Clause 18 shall continue as if the discharge or arrangement had not occurred.

(b) Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

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                                      45

18.4  WAIVER OF DEFENCES

      The obligations of each Guarantor under this Clause 18 will not be affected by any act, circumstance, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 18 or prejudice or diminish those obligations in whole or in part, including without limitation (whether or not known to it or any other Party):

      (a) any time, indulgence or waiver granted to, or composition with, any Obligor or other person;

      (b) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights or remedies against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

      (c) any legal limitation, disability, incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

      (d) any variation (however fundamental and whether or not involving an increase in liability of any Obligor) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Clause 18 shall include each variation or replacement;

      (e) any unenforceability, illegality, invalidity or frustration of any obligation of any person under any Finance Document or any other document or security or any failure of any Obligor or proposed Obligor to become bound by the terms of any Finance Document;

      (f) any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Obligor under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order, so that each such obligation shall, for the purposes of the Guarantor's obligations under this Clause 18, remain in full force and be construed as if there were no such act, circumstance, variation, omission, matter or thing.

18.5  IMMEDIATE RECOURSE

      Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from or file any proof or claim in any insolvency proceedings of any person before claiming from that Guarantor under this Clause 18.

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                                      46

18.6  APPROPRIATIONS

      Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

      (a) refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

      (b) hold in an interest bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 18.

18.7  NON-COMPETITION

      Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, no Guarantor shall, after a claim has been made or by virtue of any payment or performance by it under this Clause 18:

      (a) be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor's liability under this Clause 18 and, to the extent that any Guarantor is so subrogated or entitled by law, that Guarantor (to the fullest extent permitted by law) waives and agrees not to exercise or claim those rights, security or money or that right of contribution or indemnity;

      (b) claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf) unless otherwise required by the Facility Agent or by law (in which case any proceeds of any claim in respect of any rights, security or monies of any Finance Party to which such Guarantor was subrogated will be paid by such Guarantor to the Facility Agent to be applied in accordance with the provisions of the Finance Documents); or

      (c) receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor (and without prejudice to the foregoing, each Guarantor shall forthwith pay to the Facility Agent for the benefit of the Finance Parties an amount equal to any amount so set-off by it).

      Each Guarantor shall hold in trust for and forthwith pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause 18.7.

18.8  ADDITIONAL SECURITY

      This guarantee is in addition to and is not in any way prejudiced by any other security now or hereafter held by any Finance Party.

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                                      47

18.9  LIMITATIONS

      Notwithstanding any other provision of this Clause 18:

      (a) the obligations of each U.S. Obligor in its capacity as a Guarantor under this Clause 18 shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Bankruptcy Code or any applicable provisions of comparable state law (collectively, the "FRAUDULENT TRANSFER LAWS"), in each case after giving effect to all other liabilities of such U.S. Obligor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such U.S. Obligor in respect of intercompany indebtedness to the Borrowers or Affiliates of the Borrowers to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such U.S. Obligor hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such U.S. Obligor pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such U.S. Obligor and other Affiliates of the Borrowers of obligations arising under guarantees by such parties;

      (b) No Guarantor which is not incorporated in the United States of America shall guarantee the liabilities of the Parent in respect of the Tranche A Advance made to the Parent or the liabilities of any other Guarantor in respect of such liabilities of the Parent and no claim shall be made against any such Guarantor in respect thereof.

19.   ADDITIONAL BORROWERS, GUARANTORS AND SECURITY

19.1  ADDITIONAL BORROWERS

(a) If any wholly-owned Subsidiary of the Parent wishes to become a Borrower, it and the Obligors' Agent (for itself and on behalf of the existing Borrowers and Guarantors) shall execute and deliver to the Facility
      Agent a duly completed Borrower Accession Agreement.

(b) If all the Banks confirm to the Facility Agent their agreement to the relevant Subsidiary becoming a Borrower (such agreement not to be unreasonably withheld in the case of an Obligor), the Facility Agent shall execute such Borrower Accession Agreement for itself and on behalf of the other Finance Parties.

(c) Subject to Clause 19.1(d), upon execution of such Borrower Accession Agreement by the relevant Subsidiary as Additional Borrower, the Obligors' Agent and the Facility Agent as aforesaid, such Subsidiary shall become an Additional Borrower in accordance with the terms hereof and thereof. If included in the Borrower Accession Agreement, the Additional Borrower's right to make Utilisations hereunder may be limited in accordance with the terms so included.

(d) The obligations of the Finance Parties to such Additional Borrower with respect to the making of the first Utilisation to it under this Agreement are subject to the condition precedent that the Facility Agent shall have received in form and substance satisfactory to it each of the documents listed in Schedule 3 Part II and such other reports, opinions and other

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                                      48

      documents relating to such Additional Borrower as the Facility Agent may reasonably require.

19.2  ADDITIONAL GUARANTORS

(a)   The Obligors shall procure that:

      (i) Each of PhotoDisc Europe Limited and ArtCast Corporation shall become n Additional Guarantor on the Closing Date;

      (ii) each of Allsport Photographic plc, All-sport (UK) Limited and Allsport Photography (U.S.) Inc. shall become within 45 days of the acquisition of Allsport Photographic plc by Getty U.K. or any other member of the Group, an Additional Guarantor; and

      (iii) subject to any provision of law prohibiting the relevant person from becoming an Additional Guarantor, (A) each company becoming a Borrower, (B) on incorporating any company pursuant to Clause
            21.16 such company (provided that it is also a Material Subsidiary) and (C) if there has, in the opinion of the Majority Banks, been a material and adverse change in the business, assets or financial condition of an Obligor any member of the Group, shall become, as soon as reasonably practicable after being required by the Facility Agent on the instructions of the Majority Banks to become, an Additional Guarantor, in each case by (I) executing and delivering to the Facility Agent a Guarantor Accession Agreement (duly executed by the Obligors' Agent for itself and on behalf of the existing Borrowers and Guarantors) and (II) delivering to the Facility Agent each of the documents listed in
      Schedule 3 Part II and such other reports, opinions and documents (if any) as the Facility Agent may reasonably require in respect of the Additional Guarantor, each in form and substance satisfactory to the Facility Agent.

(b) Where any such prohibition as is referred to in Clause 19.2(a)(ii) above exists, each Obligor shall use its reasonable endeavours lawfully to overcome the prohibition. For the avoidance of doubt the provisions of Clause 18.9 shall apply with respect to the obligations of an Additional Guarantor as they apply generally to Guarantors.

19.3  ADDITIONAL SECURITY

(a) Subject always to the limitations set out in Clause 19.3(e), the Obligors shall procure that:

      (i) the Security Documents specified in Schedule 6 are executed and delivered to the Security Agent at Closing;

      (ii) Each of ArtCast Corporation and PhotoDisc Europe Limited shall execute and deliver to the Security Agent at Closing such further or additional Security Documents as the Facility Agent may require;

      (iii) Tony Stone Images/America Inc. shall execute and deliver to the Security Agent before 31st May, 1998 a stock pledge agreement over all the issued shares in Tony Stone Images/Seattle Inc.;

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                                      49

      (iv) each of Allsport Photographic plc, All-sport (UK) Limited and Allsport Photography (U.S.) Inc. shall, at the same time or before such companies become Additional Guarantors pursuant to Clause 19.2(a)(i), execute and deliver to the Security Agent such further or additional Security Documents as the Facility Agent may require in substantially the same terms as the Security Documents charging similar assets entered into at Closing;

      (v) on acquiring any asset deemed by the Majority Banks to be of material value or material to the operation of the business of any member of the Group, the member of the Group acquiring such asset shall (if such asset is not, in the opinion of the Security Agent, subject to a charge under any existing Security Document) execute and deliver to the Security Agent such further or additional Security Documents in relation to such assets as the Majority Banks may require in substantially the same terms as the Security Documents charging similar assets entered into at Closing; and

      (vi) if there has, in the reasonable opinion of the Majority Banks, been a material and adverse change in the business, assets or financial condition of any Obligor, such Obligor shall execute and deliver to the Security Agent such further or additional Security Documents in such form and in relation to such of its assets as the Majority Banks shall require in substantially the same terms as the Security Documents (if any) charging similar assets in the same jurisdiction at Closing, subject in each case to any provisions of law prohibiting such person from entering into such Security Documents.

(b) Subject always to the limitations set out in Clause 19.3(e), the Obligors shall procure that any entity which becomes a member of the Group after Closing shall, if required by the Security Agent, promptly execute and deliver to the Security Agent such Security Documents in substantially the same terms as the Security Documents entered into at Closing subject to any provision of law prohibiting such person from entering into such Security Documents.

(c) Where any such prohibition as is referred to above exists, the Obligors shall use their reasonable endeavours lawfully to overcome the prohibition.

(d) Subject always to the limitations set out in Clause 19.3(e), the Obligors shall at their own expense execute and do all such assurances, acts and things (i) as the Security Agent may reasonably require for perfecting or protecting the security intended to be afforded by the Security Documents (and shall deliver to the Security Agent such directors and shareholders resolutions, title documents and other documents as the Security Agent may reasonably require) or (ii) as the Security Agent may require for facilitating the realisation of all or any part of the assets which are subject to the Security Documents and the exercise of all powers, authorities and discretions vested in the Security Agent or in any receiver of all or any part of those assets.

(e) Notwithstanding the other paragraphs of this Clause 19.3, no Obligor which is not incorporated in the United States of America shall charge any of its assets in favour of the Security Agent to secure the obligations of the Parent (or of any Obligor in respect of the obligations of the Parent) with respect to Advances made to the Parent under this Agreement. Notwithstanding the other paragraphs of this Clause 19.3, no U.S. Obligor shall pledge more than sixty-five per cent. (65%) of the shares of any of its Subsidiaries which is not incorporated in the United States of America to secure the obligations of the Parent (or of any

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                                      50

      Obligor in respect of the obligations of the Parent) with respect to the Advances made to the Parent under this Agreement.

19.4  RELEASE OF GUARANTORS AND SECURITY

(a) Subject to Clause 19.4(c), at the time of completion of any sale or other disposal to a person or persons outside (and which will remain outside) the Group of all of the shares in the capital of any Guarantor (or of all of the shares in any other member of the Group such that any Guarantor ceases as a result thereof to be a member of the Group) and in such other circumstances (if any) as the Majority Banks may from time to time agree in writing, such Guarantor shall be released from all past, present and future liabilities (both actual and contingent and including, without limitation, any liability to any other Guarantor by way of contribution) hereunder and under the Security Documents to which it is a party (other than liabilities which it has in its capacity as a Borrower), and the security provided over its assets under such Security Documents shall be released.

(b) Subject to Clause 19.4(c), at the time of completion of any sale or other disposal to a person or persons outside (and which will remain outside) the Group of any assets owned by an Obligor over which security has been created by the Security Documents to which that Obligor is party, those assets shall be released from such security.

(c) The release of the guarantees and security referred to in Clause 19.4(a) and (b) shall only occur (save to the extent otherwise agreed by the Majority Banks) if:

      (i) either (1) such disposal by any member of the Group is permitted by the provisions of this Agreement and will not result directly or indirectly in any breach of any of the terms of this Agreement, or
            (2) such disposal is being effected at the request of the Majority Banks in circumstances where any of the security created by the Security Documents has become enforceable, or (3) such disposal is being effected by enforcement of the Security Documents; and

      (ii) any assets to be transferred to other members of the Group before completion of such disposal shall have been so transferred and (if so required by the Majority Banks) security over such assets shall have been granted to the Security Agent to its satisfaction.

      The Security Agent shall (at the expense of the relevant Obligor) execute such documents effecting such release as shall be reasonably required to achieve such release as aforesaid (and the Security Agent shall execute such documents promptly upon (and only upon) it being satisfied that the conditions in (i) and (ii) above are satisfied or all the Banks have otherwise agreed).

(d) If any person which is a member of the Group shall cease to be such a member in consequence of the enforcement of any of the Security Documents or in consequence of a disposal of the shares therein or in any Holding Parent of it effected at the request of the Majority Banks in circumstances where any of the security created by the Security Documents has become enforceable, any claim which any Obligor may have against such person or any of its Subsidiaries or which that person or any of its Subsidiaries may have against any Obligor in or arising out of this Agreement or any of the Security Documents (including, without limitation, any claim by way of subrogation to the rights of the Agents

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                                      51

      and the Banks under the Finance Documents and any claim by way of contribution or indemnity) shall be released automatically and immediately upon such person ceasing to be a member of the Group.

20.   REPRESENTATIONS AND WARRANTIES

20.1  REPRESENTATIONS AND WARRANTIES

      Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party. The representations and warranties in Clauses 20.1 shall be subject to any matter fairly and adequately disclosed to the Finance Parties in the Disclosure Letter.

      (a) STATUS: It is, and each Subsidiary of it is, a limited liability company or in the case of a U.S. Person corporation, duly incorporated or established and validly existing under the laws of the jurisdiction of its incorporation or establishment, with the power to own its assets and carry on its business as it is being conducted, and no administrator, receiver, liquidator or similar official has been appointed with respect to it or any Material Subsidiary of it or with respect to the assets of any of them who has not been released, discharged or resigned from such appointment and no petition or proceeding for such an appointment is pending.

      (b) POWERS AND AUTHORITY: It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery by it of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

      (c) LEGAL VALIDITY: Subject to the Reservations, each Transaction Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation and no limit on its powers will be exceeded as a result of the borrowings, grant of security or giving of guarantees contemplated by the Transaction Documents to which it is a party.

      (d) NON-CONFLICT: The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not and will not:

            (i) conflict with any law or judicial or official regulation applicable to it; or

            (ii)  conflict with its constitutional documents; or

            (iii) conflict in any material respect with any agreement or document which is binding upon it, any Material Subsidiary or any asset of the Parent or any Material Subsidiary; or

            (iv) entitle any third party to terminate any material contract with the Parent or any Material Subsidiary.

      (e)   NO DEFAULT:

            (i) No Default is outstanding or is reasonably likely to result from the making of any Utilisation; and

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                                      52

            (ii) No other event is outstanding which constitutes (or, with the giving of notice, lapse of time or the fulfilment of any other applicable condition (other than a condition as to materiality which is not satisfied), will constitute) a default under any agreement or document which is binding on any member of the Group or any asset of any member of the Group, which event or default or any action which any third party is entitled to take following any such event or default would have a Material Adverse Effect.

      (f) AUTHORISATIONS: All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents have been obtained or effected (as appropriate) and are in full force and effect save for any filings and registrations necessary in connection with the Security Documents which can be effected by or on behalf of the Security Agent (and without the need for any action by any member of the Group) after the date hereof.

      (g)   ACCOUNTS:

            (i) Its Accounts most recently delivered to the Facility Agent (if audited) present a true and fair view of or (if unaudited) fairly present its and (if consolidated) its Subsidiaries consolidated financial condition as at the date to which they were drawn up, subject in the case of quarterly and monthly Accounts to normal year end adjustments.

            (ii) All forecasts and projections delivered to the Facility Agent pursuant to Clause 21.3 were arrived at after careful consideration, were fair and were based on reasonable grounds and as at the date of such delivery were not misleading in any material respect.

      (h) LITIGATION AND LABOUR DISPUTES: No litigation, arbitration, administrative or regulatory proceedings are current or, to its knowledge, pending or threatened, which are reasonably likely to be adversely determined to it and which would, if so determined, have a Material Adverse Effect. No labour disputes are current or, to its knowledge, threatened which would have a Material Adverse Effect.

      (i) TAX LIABILITIES: No claims are being or are reasonably likely to be asserted against any member of the Group with respect to Taxes which are reasonably likely to be determined adversely to such member of the Group and which, if so adversely determined, would have a Material Adverse Effect. It is not overdue in the filing of any material Tax returns.

      (j)   PROSPECTUS AND REPORTS:

            (i) The Prospectus did not, at the time that it was declared effective under the U.S. Securities Act of 1933, as amended, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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                                      53

            (ii) The forecasts and projections contained in the Financial Forecasts are reasonable and are reasonably believed by the Parent (which shall be deemed to have the belief of each of the Executive Officers) to be attainable.

            (iii) nothing has occurred or come to light which renders any of the material factual information, expressions of opinion or intention, projections or conclusions contained in the Prospectus inaccurate or misleading (or in the case of expressions of opinion, conclusions or projections, other than fair and reasonable) in any material respect in the context of the Acquired Assets, the Group and the transactions contemplated hereby;

      (k)   BASE FINANCIAL STATEMENTS:

            (i) So far as it is aware after due and careful enquiry (the knowledge of each of the Executives being imputed to each Obligor) the Base Financial Statements have been prepared in accordance with the Applicable Accounting Principles and fairly present the consolidated financial position of the relevant Target Group or the U.K. Group, as the case may be, as at the date to which the same were prepared and/or (as appropriate) the results of operations and changes in financial position during the period for which they were prepared, subject, in the case of management Accounts, to normal year end adjustments, and the Accounts referred to in paragraphs (a) and (c) of the definition of Base Financial Statements in Clause 1.1 do not consolidate or include the results of any company, business or partnership whose business at the Closing Date is not part of the Acquired Assets.

            (ii) There has been no material adverse change in the business, assets or financial condition of the Acquired Assets (taken as a whole) since the date to which the latest of the Base Financial Statements in which its financial position and results of operations are reflected were prepared.

      (l)   DOCUMENTS:

            (i) The documents delivered to the Facility Agent by or on behalf of any Obligor pursuant to Clause 4.1 and any other provision of the Finance Documents were genuine and in the case of copy documents, were true, complete and accurate copies in all material respects, of originals which have not been amended, varied, supplemented or superseded in any way which would be likely materially and adversely to affect the interests of the Banks under the Finance Documents.

            (ii) The Acquisition Agreements, as furnished to the Facility Agent pursuant to Clause 4.1, contain all the material terms of the Acquisitions.

      (m)   INTELLECTUAL PROPERTY RIGHTS:

            (i) It and each of its Subsidiaries which is a Material Subsidiary owns or has licensed to it all the Intellectual Property Rights which are material in the context of its (or such Material Subsidiaries') business and which are required by it (or such Material Subsidiary) in order for it to carry on its business in all material respects as it is being conducted and as contemplated in the Financial Forecasts and it does not (nor do any of its Subsidiaries which is a Material Subsidiary), in carrying on its business, infringe any Intellectual Property Rights of any third party in any material respect.

            (ii) It and each of its Subsidiaries which is a Material Subsidiary has taken all actions (including payment of fees) required to maintain in full force and effect any registered Intellectual Property Rights owned by it which are material in the context of its (or such Material Subsidiaries') business or which are required by it (or such Material Subsidiary) in order for it to carry on its business in all material respects as it is being conducted and as contemplated in the Financial Forecasts.

            (iii) Save as disclosed in the Disclosure Letter, it and each of its Subsidiaries which is a Material Subsidiary has the right to use all trade names and has not entered into any agreements restricting the use of such trade names.

      (n)   ENVIRONMENTAL MATTERS:

            (i) It and its Subsidiaries have obtained all requisite Environmental Licences required for the carrying on of its business as currently conducted and have at all times complied with (A) the terms and conditions of such Environmental Licences and (B) all other applicable Environmental Laws which, in each case, if not obtained or complied with would have a Material Adverse Effect or a material adverse effect on the value (taken as a whole) of the real property charged pursuant to the Security Documents. There are to its knowledge no circumstances which may prevent or interfere with such compliance in the future.

            (ii) There is no Environmental Claim current or (to its knowledge) pending or threatened, and there are no past or present acts, omissions, events or circumstances that would be reasonably likely to form the basis of any Environmental Claim (including, without limitation, any arising out of the generation, storage, transport, disposal or release of any Dangerous Substance), against any Obligor which if adversely determined would have a Material Adverse Effect.

      (o) REPRESENTATIONS TO THE PARENT OR GETTY U.K. (AS APPROPRIATE): So far as it is aware after due and careful enquiry none of the representations and warranties (as qualified by any related disclosure letter) by any of the Vendors or PhotoDisc in any of the Acquisition Agreements are untrue or inaccurate in any material respect.

      (p) PARENT: Save as arises under the Transaction Documents and save also for Acquisition Costs, before Closing the Parent has not traded and has no material liabilities or commitments (actual or contingent, present or future).

      (q)   STRUCTURE MEMORANDUM:

            (i) The Structure Memorandum contains descriptions which in all material respects are true, complete and correct of the corporate ownership structure of the Group (including details of any minority shareholdings held by any person who is not a member of the Group, details of all partnerships, joint ventures and co-operative agreements in which any member of the Group has an interest and details of any minority shareholding owned by any member of the Group) showing each Subsidiary and all inter-company Borrowings (of a type specified in paragraphs (a), (b) or (c) of the definition of "Borrowings" in Clause 1.1) of more than U.S.$500,000 (or its equivalent in other currencies) as they will be immediately after Closing.

            (ii) There are no re-organisational steps contemplated at the date hereof (including, without limitation, significant transfers of business or assets from one member of the Group to another) which are not described in the Structure Memorandum.

      (r) ACQUIRED ASSETS: The Parent will, immediately upon Closing, beneficially own all the stock in Print Merger, Inc. (into which PhotoDisc upon Closing will be merged) and all the issued share capital of Getty U.K. and Getty U.K. will, immediately upon Closing beneficially own all the issued share capital in Allsport Photographic plc and each of the Parent and Getty U.K. will either be or will be entitled forthwith to become the legal registered owner of such stock and shares free from all Encumbrances, claims and competing interests whatsoever save as expressly permitted under the Finance Documents.

      (s) OWNERSHIP OF ASSETS: Save to the extent disposed of without breaching the terms of any of the Finance Documents, with effect from and after Closing, it and each of its Subsidiaries which is a Material Subsidiary has good title to or valid leases or licences of or is otherwise entitled to use and permit other members of the Group to use all material assets necessary, in the case of an Obligor, to conduct its business as conducted by it at Closing or reflected in the latest of the Base Financial Statements referred to in the definition of that term in Clause 1.1.

      (t) SECURITY DOCUMENTS: It is the beneficial owner of the property which it purports to charge with full title guarantee pursuant to any of the Security Documents. The shares charged by it pursuant to the Security Documents are all fully paid and non-assessable and are not subject to any option to purchase or similar rights.

      (u)   ERISA:

            (i) No act, omission or transaction has occurred which will result in the imposition on any U.S. Obligor of:

                  (1) either a civil penalty assessed pursuant to section 502(i)of ERISA or a tax imposed by section 4975 of the IRC;

                  (2)   breach of fiduciary duty liability damages under
                        section 409 of ERISA,

                  which would in any such case have a Material Adverse Effect.

            (ii) No U.S. Obligor or ERISA Affiliate has maintained, or had an obligation to contribute to, or has any liability or potential liability with respect to any Plan that is or was subject to Title IV of ERISA or to the minimum funding requirements of Section 302 of ERISA or Section 412 of the IRC.

            (iii) Payment has been made of all amounts which any U.S. Obligor or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, except as could not reasonably be expected to have a Material Adverse Effect.

            (iv) Each U.S. Obligor and each ERISA Affiliate are in compliance in all material respects with the presently applicable provisions of ERISA, the IRC, its terms, and all other applicable laws, rules and regulations with respect to each Plan.

            (v) Neither any U.S. Obligor nor any ERISA Affiliate (nor any trade or business that was an ERISA Affiliate) has at any time contributed to or been obliged to contribute to any Multiemployer Plan which, upon the complete or partial withdrawal of the U.S. Obligor or any ERISA Affiliate from such Plan, could result in the imposition of complete or partial withdrawal liability which would have a Material Adverse Effect.

            (vi) There are no actions, suits or claims pending (other than routine claims for benefits) against any Plan or the assets of any such Plan, except as could not reasonably be expected to have a Material Adverse Effect.

      (v) INVESTMENT COMPANY STATUS: Each U.S. Obligor is either (i) not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for an "investment company" in each case within the meaning of the United States Investment Company Act of 1940, as amended or (ii) is exempt from all provisions of such Act, as amended.

      (w) SOLVENCY OF U.S. OBLIGORS: At the date of this Agreement, each U.S. Obligor is, and immediately after consummation of the transactions contemplated to occur under this Agreement and the other Transaction Documents and after giving effect to all obligations incurred and Encumbrances created by such U.S. Obligor in connection herewith and therewith will be, Solvent.
            No Obligor is entering into this Agreement or the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors. As used in this Agreement, "SOLVENT" means, with respect to any U.S. Obligor on a particular date, that on such date (i) the fair value of the assets of such U.S. Obligor is greater than the total amount of liabilities, including, without limitation, subordinated and contingent liabilities, of such U.S. Obligor, (ii) the amount that will be required to pay the probable liabilities of such U.S. Obligor on its debts as they become absolute and matured will not be greater than the fair saleable value of the property of such U.S. Obligor at such time, (iii) such U.S. Obligor is able to realise upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such U.S. Obligor does not intend to, and does not believe that it will, incur debts or liabilities beyond such U.S. Obligor's ability to pay as such debts and liabilities become absolute and mature, and (v) such U.S. Obligor is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such U.S. Obligor's property would constitute unreasonably small capital with which to conduct the businesses in which it is engaged. In computing the amount of any contingent liability at any time, it is intended that such liability will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that might reasonably be expected to become an actual or matured liability and taking into account the value of rights of contribution, reimbursement and subrogation which such U.S. Obligor might reasonably be expected to realise in respect thereof.

20.2  TIMES FOR MAKING REPRESENTATIONS AND WARRANTIES

      The representations and warranties set out in Clause 20.1:


      (a)   (i)   in the case of an Obligor which is a Party on the date of
                  this Agreement, are made by that Obligor on that date and on the first Utilisation Date; and

            (ii) in the case of an Obligor which becomes a Party after the date of this Agreement, will be deemed to be made by that Obligor on the date it executes a Borrower Accession Agreement or Guarantor Accession Agreement; and

      (b)   (with the exception of Clause 20.1(e)(i), (j), (k), (l)(ii), (n),
            (o), (p), (q), (r), (u)(ii)) are in addition deemed to be repeated by each Obligor on the date of each Request, each Utilisation Date and each Interest Date with reference to the facts and circumstances then existing.

21.   UNDERTAKINGS

21.1  DURATION

      The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

21.2  FINANCIAL INFORMATION

      The Parent shall supply to the Facility Agent in sufficient copies for all the Banks:

      (a) as soon as the same are available (and in any event within 120 days of the end of each of its financial years):

            (i) the audited consolidated accounts of the Group for that financial year; and

            (ii) promptly upon request by the Facility Agent, the audited accounts, if prepared, of each Obligor (consolidated in the case of an Obligor with Subsidiaries) for that financial year;

      (b) as soon as available (and in any event within 45 days) after the end of each consecutive three month period ending on an Accounting Date, unaudited consolidated management accounts for that three month period in a form and showing the detailed information provided for in the Proforma Accounts together

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                                      58

            with a written report by an Executive Officer explaining any material variances against budget and the Financial Forecasts for that period;

      (c) as soon as available (and in any event within 45 days) after the end of each calendar month the unaudited consolidated management accounts of the Group for that month in a form and showing the detailed information provided for in the Proforma Accounts and with each set of monthly consolidated management accounts, a written report of an Executive Officer explaining any material variances against the budget and Financial Forecasts for that period; and

      (d)   (i)   together with the Accounts specified in paragraph (a)(i)
                  above, (A) a certificate signed by the Auditors (I) setting out in reasonable detail computations establishing compliance or otherwise with Clause 22.2, and (II) stating that the Auditors did not in the course of their audit discover any Event of Default which they know to be an Event of Default or, if they did, describing the same, and
                  (B) a certificate signed by an Executive Officer identifying the Material Subsidiaries on the basis of such Accounts;

            (ii) together with the Accounts specified in paragraph (b) above ending on an Accounting Date other than 31st March and 30th September (before any adjustment), a certificate signed by two directors of the Parent (one of whom shall be the Chief Financial Officer) setting out in reasonable detail computations establishing compliance with Clause 22.2 as at the date to which those Accounts were drawn-up; and

            (iii) together with the Accounts specified in paragraph (b) above, a certificate signed by two directors of the Parent stating that as at the date of the certificate no Default is outstanding or, if there is an outstanding Default, providing details of the same and of any proposed remedial action and stating that no Default is expected to occur before the next Accounting Date.

21.3  PROJECTIONS

(a) The Parent shall furnish to the Facility Agent in sufficient copies for each of the Banks as soon as available and in any event prior to the twenty-first day before the commencement of each financial year, a budget including a projected consolidated balance sheet, profit and loss account, Capital Expenditure forecast and cash flow statement of the Group for (or, in the case of a balance sheet, as at the end of) such financial year together with details of the principal assumptions underlying such projections all as approved by the Parent's board of directors in a format consistent with the Proforma Accounts and prepared in accordance with the Applicable Accounting Principles.

(b) At least once in every financial year the Executive Officers of the Parent will give a presentation to the Banks, at a time and venue agreed with the Facility Agent, about the ongoing business and financial performance of the Group and about such other matters relating to the ongoing business and financial performance of the Group as any of the Banks may reasonably request.

21.4  NOTIFICATIONS

      The Parent shall furnish or procure that there shall be furnished to the Facility Agent in sufficient copies for each of the Banks:

      (a) promptly, documents despatched by the Parent to its shareholders generally (or any class of them) in their capacity as such and all documents relating to the financial obligations of any Obligor despatched by or on behalf of any Obligor to its creditors generally (in their capacity as creditors);

      (b) promptly upon being notified of the same, details of all transfers of more than 5% of any class of shares in the Parent's capital;

      (c) on request from the Facility Agent (to be given not more often than twice a year unless an Event of Default is then outstanding or the Facility Agent has reasonable grounds for believing that there is a Default), an up to date copy of the shareholders' register of the Parent;

      (d) as soon as the same are instituted or, to its knowledge, threatened, details of any litigation (other than any which is frivolous or vexatious), arbitration or administrative proceedings involving any Group member which, if adversely determined, would involve potential or alleged liability in excess of U.S.$1,000,000 (or its equivalent in other currencies);

      (e) as soon as the same are delivered or received or determined, reasonable details of all warranty and indemnity claims, and of any alleged breach involving liability or potential liability, in each case in excess of U.S.$1,000,000 (or its equivalent in other currencies) made by or against any member of the Group pursuant to the Acquisition Agreements;

      (f) promptly, such further information regarding its financial condition, business and assets and that of the Group and/or any member thereof (including any requested amplification or explanation of any item in any Accounts, forecast, projections or other material provided by any Obligor hereunder) as the Facility Agent or any Bank through the Facility Agent may reasonably request from time to time;

      (g) written details of any Default forthwith upon becoming aware of the same, and of all remedial steps being taken and proposed to be taken in respect of that Default and, promptly after being requested by the Facility Agent, a certificate to the Facility Agent signed by a director of the Parent confirming that there is no outstanding Default or, if there is, giving details of the same;

      (h) written details of the occurrence of any of the events referred to in Clause 23.1(k) promptly upon becoming aware of the same together with, if requested by the Facility Agent, calculations showing whether or not any such event has resulted in an Event of Default;

      (i) promptly, and in any event within 14 days, after (i) it has knowledge of the occurrence of any Reportable Event, a copy of the materials that are filed with the PBGC, or the materials that would have been required to be filed if the 30 day notice

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                                      60

            requirement to the PBGC was not waived, (ii) the U.S. Obligor or any ERISA Affiliate files with participants, beneficiaries or the PBGC a notice of intent to terminate any such Pension Plan, a copy of any such notice, (iii) the receipt of notice by the U.S. Obligor or any ERISA Affiliate from the PBGC of the PBGC's intention to terminate any Pension Plan or to appoint a trustee to administer any such Pension Plan, a copy of such notice, (iv) the U.S. Obligor or any ERISA Affiliate knows or has reason to know of any event or condition which might constitute ground under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any Pension Plan, an explanation of such event or condition, (v) the receipt by the U.S. Obligor or any ERISA Affiliate of an assessment of withdrawal liability under ERISA from a Multiemployer Plan, a copy of such Assessment, (vi) the U.S. Obligor or any ERISA Affiliate knows or has reason to know of any condition which might cause any one of them to incur a liability under Section 4062, 4063, 4064, or 4069 of ERISA or Section 412(n) or 4971 of
            the Code, an explanation of such event or condition, and (vii) the U.S. Obligor or any ERISA Affiliate knows, or has reason to know, that an application is to be, or has been, made to the Secretary of the Treasury for a waiver of the minimum funding standard under the provisions of Section 412 of the Code, a copy of such application, and, in each case described in sub-paragraphs (i) to (iii) (inclusive) and (iv) to (vi) (inclusive) a statement signed by the chief financial officer of the U.S. Obligor setting forth details as to such Reportable Event, notice, event or condition and the action which the U.S. Obligor or such ERISA Affiliate proposes to take with respect thereto.

21.5  AUDIT AND ACCOUNTING DATES

      The Parent will ensure that:

      (a) each annual Accounting Period and each quarterly Accounting Period, as the case may be, of the Group ends on an Accounting Date;

      (b)   each of its annual Accounting Periods will end on 31st December;
            and

      (c) all Accounts are prepared in accordance with the Applicable Accounting Principles or where any Accounts have been prepared in any respect so as to depart materially from the Applicable Accounting Principles the Parent shall provide to the Facility Agent (in sufficient copies for the Banks) a written explanation (and calculations in reasonable detail) prepared or confirmed by the Auditors in the case of audited Accounts of the effect of such departure on the financial covenants in Clause 22 and the definitions referred to therein. The Facility Agent (acting on the instructions of the Majority Banks) may, at the cost of the Parent, instruct the Auditors to check any such calculations where the Facility Agent has reasonable grounds for believing that they may be inaccurate, save that where such calculations are determined to be accurate, the costs will be for the account of the Facility Agent. If the Majority Banks approve any such departure it shall become part of the Applicable Accounting Principles.

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                                      61

21.6  NEGATIVE PLEDGE

      No Obligor will, and each Obligor will procure that none of its Subsidiaries will, create or permit to subsist any Encumbrance on the whole or any part of its respective present or future business, assets or undertaking except for the following:

      (a)   Encumbrances constituted or evidenced by the Security Documents;

      (b) Encumbrances expressly permitted in writing by the Majority Banks, provided that the principal amount of the indebtedness secured by such Encumbrances shall not at any time be increased beyond the amount expressly so permitted;

      (c) Encumbrances arising by operation of law in the ordinary course of business and not as a result of any default or omission on the part of any member of the Group;

      (d) Encumbrances over goods and documents of title to goods arising in the ordinary course of letter of credit transactions entered into in the ordinary course of trade;

      (e) Encumbrances over credit balances on bank accounts of members of the Group (in the case of an Obligor being with Approved Banks) created in order to facilitate the operation of such bank accounts and other bank accounts of such members of the Group with such banks (or Approved Banks as the case may be) on a net balance basis with credit balances and debit balances on the various accounts being netted off for interest purposes or Encumbrances over credit balances on bank accounts pursuant to the standard terms and conditions of such bank (or Approved Bank as the case may be) of general application to its corporate customers;

      (f) Encumbrances over assets acquired after the Closing Date and existing at the date of acquisition but not created in contemplation of their acquisition, provided that (A) the principal amount secured by any such Encumbrance shall not be increased beyond the amount secured thereby at the date of such acquisition and (B) such Encumbrances are released and discharged within three months of the date of such acquisition, unless the Majority Banks otherwise consent;

      (g) Encumbrances securing only the Existing Facilities granted over shares in Tony Stone GmbH and Tony Stone Images/Canada Inc., provided that such Encumbrances shall be fully released within 30 days after the date hereof;

      (h) Encumbrances in existence at the Closing Date securing Borrowings owed to National Westminster Bank plc by Allsport Photographic plc provided that such Encumbrances shall be fully released within 45 days of the date hereof;

      (i) Encumbrances in existence at the Closing Date over shares in Tony Stone Images/Seattle, Inc. in favour of Marty Loken and Gloria Grandow provided that such Encumbrances shall be fully released before 31st May, 1998;

      (j) the Encumbrances in existence at the Closing Date in favour of the British Broadcasting Corporation created by Hulton Getty Picture Collection Limited more particularly described in the Disclosure Letter;

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                                      62

      (k) Encumbrances over accounts receivable from Subsidiaries of Tony Stone Images/America Inc. in existence at the Closing Date in favour of American National Bank created by Tony Stone Images/America Inc. in respect of a U.S.$1,000,000 facility with American National Bank, provided that such Encumbrances are fully released within 14 days of the date hereof; and

      (l) Encumbrances not otherwise permitted pursuant to paragraphs (a)-(k) (inclusive) above together securing indebtedness in an aggregate principal amount at any time outstanding not exceeding U.S.$1,500,000 (or its equivalent in other currencies).

21.7  TRANSACTIONS SIMILAR TO SECURITY

      No Obligor will, and each Obligor will procure that none of its Subsidiaries will:

      (a)   sell, transfer or otherwise dispose of:

            (i) any of its assets on terms whereby such asset is or it is contemplated is likely to be leased to or re-acquired or acquired by any member of the Group; or

            (ii) any of its receivables on recourse terms except for the discounting of bills and notes in the ordinary course of business where the resulting Borrowing is permitted by Clause 21.10; and

      (b) except for assets acquired in the normal course of trading, purchase any asset on terms providing for a retention of title by the vendor or on conditional sale terms or on terms having a like substantive effect to any of the foregoing.

21.8  DISPOSALS

      No Obligor will, and each Obligor will procure that none of its Subsidiaries will, either in a single transaction or in a series of transactions, sell, transfer, lease or otherwise dispose of:

      (a)   any shares in any member of the Group (other than (i) the issue of stock of the Parent permitted to be issued pursuant to Clause
            21.19 and (ii) the disposal of any shares in a member of the Group which is not a Material Subsidiary for cash consideration payable in full at the time of disposal and on arm's length terms for fair market value) or in any joint venture; or

      (b) all or any part of its respective assets or undertaking (not being shares in a member of the Group or in any joint venture), other than:

            (A) sales of trading assets or the expenditure of cash, in each case in the ordinary course of trading on arm's-length terms;

            (B) disposals of obsolete or redundant plant and equipment, or of real property not required for the efficient operation of its business, on arm's length terms and for fair market value;

            (C) the lending of cash and the repayment of cash lent in compliance with the terms of the Finance Documents;

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                                      63

            (D) disposals of Cash Equivalent Investments on arm's length terms;

            (E) disposals of assets or undertakings by (i) a Non-Obligor to any Obligor, and/or (ii) an Obligor to another Obligor, provided in the latter case that where the transferor has granted security over any such asset or undertaking pursuant to any of the Security Documents the transferee must at the time of transfer provide equivalent security (to the reasonable satisfaction of the Security Agent) over such assets to the Security Agent and the Banks; and

            (F) disposals of assets on arm's length terms not otherwise permitted under this Clause 21.8 provided that the aggregate fair market value of the assets disposed of during any annual Accounting Period does not exceed U.S.$1,500,000 (or its equivalent in other currencies).

            All such sales, transfers, leases or other disposals (other than under (C)) shall be made only for a cash consideration payable in full at the time of disposal. Notwithstanding the foregoing no member of the Group which is incorporated in the United States of America shall sell, transfer or otherwise dispose of any shares, real property, plant and equipment or contractual rights (or any interest in any thereof) to any member of the Group which is either not incorporated in the United States of America or is so incorporated but is a Subsidiary of another member of the Group which is not incorporated in the United States of America.

21.9  PARI PASSU RANKING

      Each Obligor undertakes that its obligations under this Agreement rank and will at all times rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated obligations, other than obligations applicable generally to companies which have priority by operation of law.

21.10 BORROWING

      No Obligor will, and each Obligor will procure that none of its Subsidiaries will, incur any Borrowings falling within paragraphs (a),
      (b), (c), (d) or (h) of the definition of Borrowings in Clause 1.1 other than:

      (a)   under the Finance Documents; or

      (b) Borrowings in the form of loans permitted pursuant to Clause 21.17(b); or

      (c) Borrowings to the extent covered by a documentary credit made available under an Ancillary Facility; or

      (d) Borrowings by any member of the Group (not being a member of the Group on the Closing Date) outstanding at the time that it first became a member of the Group and not borrowed in contemplation of it becoming a member of the Group provided that (i) the principal amount of such Borrowings shall not be increased after the date it first becomes a member of the Group and shall be repaid in full within 45 days after it becomes a member of the Group unless permitted to exist by any other paragraph of

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                                      64

            this Clause 21.10 and (ii) such Borrowings when aggregated with all other Borrowings permitted to be outstanding at any time pursuant to this paragraph (d) do not exceed L2,500,000; or

      (e) Borrowings owed to National Westminster Bank plc by Allsport Photographic plc outstanding at the Closing Date provided that such Borrowings do not exceed L1,500,000 at such date, are not increased after the date hereof and are fully repaid within 45 days of the date hereof; or

      (f) any other Borrowings not exceeding U.S.$3,000,000 (or the equivalent in other currencies) in aggregate for the Group as a whole at any one time outstanding.

21.11 LEASES

      No Obligor will, and each Obligor will procure that none of its Subsidiaries will enter into any leases of or in respect of vehicles, machinery, plant or equipment (the "EQUIPMENT"):

      (i) if such Equipment (not being computers used for accounting and administrative purposes only or telecommunications equipment) is of such importance to the business of the lessee that such business would be materially and adversely affected were such Equipment to be repossessed by the lessor; or

      (ii) if the capital value of such Equipment aggregated with the capital value of all other Equipment leased under existing leases entered into by all members of the Group is greater than U.S.$2,000,000 or such other higher amount agreed to by the Majority Banks (or its equivalent in other currencies).

21.12 THIRD PARTY GUARANTEES

      No Obligor will, and each Obligor will procure that none of its Subsidiaries will, incur or permit to be outstanding any guarantee, indemnity or other assurance against loss on the part of any person of a type referred to in paragraph (i) of the definition of "Borrowings" in Clause 1.1 other than (a) under the Finance Documents, or (b) the endorsement of negotiable instruments for the purpose and in the ordinary course of carrying on the relevant entity's trade, or (c) guarantees in favour of an Approved Bank to facilitate the operation of bank accounts of members of the Group maintained with such Approved Bank on a net balance basis, or (d) in respect of the Borrowings of any other member of the Group which are permitted under Clause 21.10 where the maximum aggregate exposure of the Obligors under any such guarantees, indemnities or other assurances in respect of the Borrowings of Non-Obligors does not exceed U.S.$2,000,000 (or its equivalent in other currencies), or (e) guarantees of the Existing Facilities granted by Tony Stone Images/Canada, Inc. which will be discharged in full upon repayment of the Existing Facilities, or (f) guarantees of Subsidiaries of Tony Stone Images/America Inc. in favour of American National Bank securing a U.S.$1,000,000 facility to Tony Stone Images/America Inc. provided that such guarantees shall be released in full within 14 days of the date hereof.

21.13 OPTIONS

      No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into or permit to subsist any option or other arrangement whereby any person has the right (whether or not exercisable only on a contingency) to require any member of the Group to purchase or

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                                      65

      otherwise acquire or sell or otherwise dispose of any material property or any interest in any material property otherwise than where any such arrangement is permitted by Clause 21.14 or arises with respect to capital stock of the Parent under bona fide employee stock option or incentive agreements entered into by the Parent on terms normal for such arrangements.

21.14 TREASURY TRANSACTIONS

      No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into any interest rate or currency swap, cap, ceiling, collar, floor or financial futures or commodity contract or option or any similar treasury or hedging transaction, other than (i) the Hedging Documents, (ii) spot foreign exchange contracts entered into in the ordinary course of business and (iii) transactions entered into for the hedging of actual or projected exposures arising in the ordinary course of ordinary trading activities of members of the Group carried on in compliance with the terms of the Finance Documents for periods of not more than 12 months.

21.15 CAPITAL EXPENDITURE

      In respect of each annual Accounting Period the Parent will procure that the Group taken as a whole will not purchase, lease (by finance lease) or make Capital Expenditure on assets in an aggregate amount for such annual Accounting Period exceeding 120% of the amount budgeted for Capital Expenditure in the Financial Forecasts or in any revision thereto in this respect.

21.16 INVESTMENTS

      No Obligor will, and each Obligor will procure that none of its Subsidiaries will, incorporate any company or enter into any merger or consolidation with any business or person or acquire (by subscription or otherwise) or invest in any business or company or any shares or other securities (or any interest therein) other than:

      (a)   Cash Equivalent Investments; or

      (b) shares in members of the Target Group or Getty U.K. or Allsport Photographic plc acquired at Closing; or

      (c) members of the Group at the date of this Agreement which are Obligors; or

      (d) the incorporation by a member of the Group of a limited liability company provided that (A) such company is wholly-owned by a member (or members) of the Group and (B) the Parent notifies the Facility Agent in writing at least one month prior to any such incorporation; or

      (e) the acquisition of all the shares of limited liability companies (each a "NEW SUBSIDIARY") whose business is similar to that carried on by another member of the Group, where at least two weeks advance notice of such acquisition has been given to the Facility Agent and where the aggregate consideration payable by members of the Group (including any deferred purchase price and borrowings or other liabilities of the New Subsidiary discharged as part of the acquisition and the costs incurred by members of the Group) in making any such acquisitions does not exceed, when aggregated with the aggregate consideration for all other New Subsidiaries,

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                                      66

            U.S.$10,000,000 less the aggregate Joint Venture Investment (as defined in Clause 21.33 from time to time),

      provided that:

      (A)   (i)   unless otherwise permitted by Clauses 21.12 or 21.17, no
                  member of the Group will, at any time, grant any loan or other credit facilities to such New Subsidiary or provide or be liable under any guarantees, indemnities or assurances against loss in respect of the obligations or liabilities of such New Subsidiary; and

            (ii) no member of the Group will, at any time, enter into any transaction with such New Subsidiary other than on arm's length terms or sell, lease or dispose of any asset to such New Subsidiary otherwise than for cash and on arm's length terms in the ordinary course of business; and

            (iii) save for such initial purchase of the shares of such New
                  Subsidiary, no member of the Group will purchase, acquire or subscribe for any shares of such New Subsidiary; and

            (iv) no member of the Group will enter into any put or call arrangements with any such New Subsidiary; and

      (B) the acquisition of the shares referred to in (e) above shall only be permitted to the extent that, if requested by the Security Agent, security is given over such shares upon or immediately following their acquisition in favour of (and in form and substance reasonably satisfactory to) the Security Agent for the Banks by the relevant member of the Group.

21.17 LOANS OUT

      No Obligor will, and each Obligor will procure that none of its Subsidiaries will, be the creditor in respect of any Borrowings, save for:

      (a) any Borrowings under paragraph (e) of the definition of "BORROWINGS" in Clause 1.1 where trade credit is extended by any member of the Group on normal commercial arm's length terms and in the ordinary course of its business; or

      (b) loans made by one member of the Group to another member of the Group where:

            (i)   the loan is specified in the Structure Memorandum; or

            (ii)  the loan is made by an Obligor to another Obligor; or

            (iii) the loan is made by an Obligor to a Non-Obligor and the recipient of the loan requires the funds to meet its normal working capital requirements where the aggregate amount of all such loans to all such Non-Obligors at any time outstanding does not exceed U.S.$2,000,000 (or its equivalent in other currencies) and the aggregate amount lent (by all members of the Group) at

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                                      67

                  any time outstanding to any particular Non-Obligor does not exceed U.S.$1,000,000 (or its equivalent in other currencies); or

            (iv)  loans by a Non-Obligor to any member of the Group,

            provided that, if requested by the Facility Agent, the Parent will procure that in respect of any such loan or series of loans between the same parties in an aggregate amount of U.S.$1,000,000 (or its equivalent in other currencies) or more security in favour of the Security Agent (in form and substance reasonably satisfactory to the Security Agent) on behalf of the Banks is granted over such loan(s); or

      (c) loans made by any member of the Group to the employees of the Group in an aggregate amount for the Group as a whole at any time outstanding not exceeding U.S.$500,000 (or its equivalent in other currencies); or

      (d) counter-indemnity claims against another member of the Group in respect of any guarantee or indemnity given by a member of the Group issued to any person in respect of the obligations or liabilities of such other member of the Group and which is permitted pursuant to Clause 21.12; or

      (e) Borrowings (not being loans to another member of the Group) not otherwise permitted pursuant to paragraphs (a), (b), (c) or (d) in an aggregate amount for the Group as a whole at any time outstanding not exceeding U.S.$1,500,000 (or its equivalent in other currencies).

21.18 DIVIDENDS

      The Parent will not declare, make or pay any dividend (or interest on any unpaid dividend), charge, fee or other distribution (whether in cash or in kind) on or in respect of any of its Shares, or any other shares in its capital or repay or distribute any share premium account, except that the Parent may declare, make and pay dividends in respect of its Shares for any annual Accounting Period commencing after 30th September, 1999 (I) where no Default has occurred and is continuing at the date of such declaration or payment and (II) up to an aggregate amount (net of any applicable Tax payable by the Parent in respect thereof) equal to Consolidated Cashflow less Consolidated Total Debt Service for the annual Accounting Period most recently ended from time to time (determined by reference to the audited consolidated Accounts of the Parent for that Accounting Period).

21.19 SHARE CAPITAL

      No Obligor will, and each Obligor will procure that none of its Subsidiaries will, (i) redeem, repurchase, defease, retire or repay any of its share capital or capital stock, or resolve to do so, or (ii) issue any shares or capital stock which by their terms are redeemable prior to the date falling one year after the Final Repayment Date, or
      (iii) issue any share capital to any person other than to another member of the Group, save that the Parent may issue (A) capital stock of a type substantially similar to any class of its stock in issue at Closing which is subscribed for in full in cash and in respect of which no dividend or distribution is payable (other than to the extent permitted pursuant to Clause 21.18) while any amount is outstanding under the Finance Documents, (B) capital stock in accordance with bona fide employee stock option agreements entered into on terms normal for such arrangements and (C) capital stock

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                                      68

      of a type substantially similar to any class of its stock in issue at Closing issued to the vendors of any New Subsidiary (as defined in Clause 21.16(e)) provided that such issue does not cause a breach of Clause 23.1(m).

21.20 INTELLECTUAL PROPERTY RIGHTS

      Each Obligor will, and will procure that each of its Subsidiaries will:

      (a) (other than in respect of Excluded Intellectual Property Rights) make such registrations and pay such fees and other amounts as are necessary to keep those registered Intellectual Property Rights which are material to the business of such Obligor or the Group taken as a whole and to record its interest in those Intellectual Property Rights;

      (b) take such steps as are necessary and commercially reasonable (including, without limitation, the institution of legal proceedings) to prevent third parties infringing those Intellectual Property Rights referred to in paragraph (a) above; and

      (c) not assign, transfer or enter into licence arrangements in respect of those rights save for (I) licence arrangements entered into with members of the Group for so long as they remain members of the Group, (II) licence arrangements entered into on normal commercial terms and in the ordinary course of its business, and
            (III) the arrangements in place at the date hereof in respect of the Excluded Intellectual Property Rights.

21.21 ENVIRONMENTAL MATTERS

      Each Obligor will and will procure that each of its Subsidiaries will:

      (a) obtain all requisite Environmental Licences and comply with (A) the terms and conditions of all Environmental Licences applicable to it, and (B) all other applicable Environmental Law, where in any such case failure to obtain or comply would have a Material
            Adverse Effect;

      (b) promptly upon receipt of the same, notify the Facility Agent of any claim, notice or other communication served on it in respect of any alleged breach of or corrective or remedial obligation or liability under any Environmental Law which would, if substantiated, have a Material Adverse Effect; and

      (c) indemnify each Finance Party, each receiver appointed under any Security Document and their respective officers, employees, agents and delegates (together the "INDEMNIFIED PARTIES") against any cost or expense suffered or incurred by them (except if caused by their own negligence) which:

            (i) arises by virtue of any actual or alleged breach of any Environmental Law (whether by any Obligor, an Indemnified Party or any other person); or

            (ii) arises by virtue of the release or threatened release of, or exposure to, any Dangerous Substance stored or handled upon, transported from, or otherwise

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                                      69

                  associated with, the past or present facilities or operations of any Obligor or Group member;

            and which would not have arisen if the Finance Documents or any of them had not been executed.

21.22 INSURANCE

(a) Each Obligor will, and will procure that each of its Subsidiaries will, insure and keep insured all its property and assets of an insurable nature and which are customarily insured (either generally or by companies carrying on a similar business) against loss or damage by fire and other risks normally insured against by persons carrying on the same class of business as that carried on by it.

(b) Without prejudice to paragraph (a) above, the Parent will, or will procure that members of the Group will, effect and maintain insurance against business interruption, loss of profits, product liability, professional indemnity, pollution and public liability covering all members of the Group.

(c) Each Obligor will, and will procure that each of its Subsidiaries will, promptly pay all premiums and do all other things necessary to keep on foot the insurances required to be taken out and maintained by it pursuant to paragraphs (a) and (b) above and will procure that (except for public liability, employers liability and professional indemnity insurances) all of the insurance policies required to be taken out and maintained by it pursuant to paragraphs (a) and (b) above shall contain loss payee provisions reasonably acceptable to the Security Agent noting the Security Agent's interest thereon and naming the Security Agent as the payee.

(d) The Parent will promptly supply to the Facility Agent on request copies of each insurance policy required to be taken out and maintained by any member of the Group pursuant to this Clause 21.22 and the Obligors will procure that the insurer in the case of each such policy undertakes to the Facility Agent to notify the Facility Agent should any renewal fee or other sum payable by any member of the Group not be paid when due.

21.23 CHANGE OF BUSINESS

      No Obligor will, and each Obligor will procure that no member of the Group will, make any substantial change in the nature of its respective business as conducted at the Closing Date which would result in a material change to the nature of the business carried on by the Group as a whole.

21.24 INTER-COMPANY DEBT

      Each Obligor will procure that, unless the borrower in respect of such Borrowings has sufficient readily available cash to pay the sum due or demanded, any member of the Group which is the creditor in respect of any Borrowings by any other member of the Group shall take no action to cause such Borrowings to become due or to be paid.



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                                     70

21.25 ARM'S-LENGTH TERMS

      Unless otherwise expressly permitted by this Agreement, no Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into any material transaction with any person otherwise than on arm's-length terms in the ordinary course of trade.

21.26 AMENDMENTS TO DOCUMENTS

(a) No Obligor will, and each Obligor will procure that none of its Subsidiaries will (i) amend, supplement, supersede or waive (A) any term of the Transaction Documents or (B) (in the case of an Obligor or a company over whose shares the Banks have a charge) its memorandum or articles of association or other constitutional document without the consent of the Majority Banks (not to be unreasonably withheld), other than for changes reflected in the documents delivered in satisfaction of the conditions precedent set out in Clause 4.1 or (ii) enter into any agreements or arrangements with the holders of the Shares, in any way which in either such case would be likely materially and adversely to affect the interests of the Banks under the Finance Documents (provided that if any such undertaking would not be enforceable against any Obligor it shall not be given by that Obligor).

(b) The Parent will procure that within 30 days of the Closing Date the shareholders of Getty U.K. amend the memorandum and articles of association of Getty U.K. to the reasonable satisfaction of the Facility Agent.

(c) The Parent will procure that within 45 days of the Closing Date the shareholders of Allsport Photographic plc amend the memorandum and articles of association of Allsport Photographic plc to the reasonable satisfaction of the Facility Agent.

21.27 BANK ACCOUNTS

      No Obligor incorporated in the United Kingdom or the United States of America will open or maintain any account with any branch of any bank or other financial institution providing like services (other than an account maintained with a Finance Party pursuant to the requirements of the Finance Documents) unless such branch and bank or financial institution shall be an Approved Bank, provided that at any time an aggregate of US$3,000,000 may be held by members of the Group incorporated in the United States of America with banks or financial institutions which are not Approved Banks.

21.28 COMPLIANCE WITH LAWS

      Each Obligor will, and will procure that each of its Subsidiaries will, comply in all material respects with all applicable laws and regulations of any governmental authority, whether domestic or foreign having jurisdiction over it or any of its assets, where failure to comply with any such laws or regulations would have a Material Adverse Effect and will obtain and promptly renew from time to time, and if so requested promptly furnish certified copies to the Facility Agent of all material authorisations which may be required under any applicable law or regulation to enable each Obligor to perform its respective obligations under the Finance Documents or required for the validity or enforceability of such Finance Documents or of any security provided for thereby.

21.29 AUDITORS

(a) Each Obligor will, and will procure that each of its Subsidiaries will, instruct its auditors to discuss (at the cost of such Group member) the Group's and/or such other Group member's financial position with the Facility Agent on request from the Facility Agent (not more than once in any annual Accounting Period unless the Facility Agent has reasonable grounds for believing that there is a breach of Clause 23 or that any of the calculations delivered pursuant to Clause 21.2(d) are wrong or that any of the Accounts delivered pursuant to Clause 21.2 have not been prepared in accordance with the Applicable Accounting Principles) and to disclose to the Facility Agent for itself and the Banks (and provide them with copies of) such information as the Facility Agent and the Banks have requested from the Parent pursuant to this Agreement regarding the financial condition and operations of the Group and any member of the Group (if, when requested, the Parent has failed to provide the same to the reasonable satisfaction of the Banks).

(b) The Parent will not appoint any auditors or change its auditors unless the Majority Banks consent to the identity of such auditors, such consent not to be unreasonably withheld.

21.30 ACCESS

      Upon reasonable notice being given by the Facility Agent, each Obligor will procure that any one or more representatives of the Facility Agent and/or accountants or other professional advisers appointed by the Facility Agent be allowed to have access during normal business hours to the assets, books and records of such Obligor and its Subsidiaries and to inspect the same.

21.31 PENSION SCHEMES AND TAX ALLOWANCES

      The Parent will if requested by the Facility Agent deliver to the Facility Agent at intervals of no more than 3 calendar years, and in any event at such time as those reports are prepared in order to comply with then current statutory or auditing requirements, actuarial reports in relation to any and all defined benefit pension schemes for the time being operated by members of the Group, and will ensure that all such pension schemes (which, with respect to the Plans, shall only include those Plans that are Pension Plans) are fully funded based on reasonable actuarial assumptions.

21.32 SYNDICATION

      The Parent shall ensure that the Executives provide reasonable assistance to the Arranger in the preparation of an information memorandum for syndication of the Facilities and shall comply with all reasonable requests for access (including, without limitation, for visits to operational sites) and information from potential syndicate members or the Arranger.

21.33 JOINT VENTURES

      Each Obligor will not, and will procure that none of its Subsidiaries will, enter into or acquire any interest in any joint venture, partnership or similar arrangement with any person (not being another member of the Group) without the prior written consent of the Majority Banks, where the aggregate investment whether by acquisition of an ownership interest therein, the making of loans to such entity, the guaranteeing of the obligations of such entity, transferring assets to such entity or assuming the liabilities of or in respect of it (the aggregate of such investments being the "JOINT VENTURE INVESTMENT") of members of the Group in all joint ventures, partnerships and similar arrangements would as a result exceed U.S. $2,000,000.

21.34 HOLDING COMPANY

      After the Closing Date, the Parent shall not carry on any business (other than administrative services to other members of the Group) or hold or acquire any assets other than shares in PhotoDisc and Getty U.K. and other shares pledged to Banks in accordance with the provisions of this Agreement or any Security Document.

21.35 ERISA

      Each U.S. Obligor will not, and will procure that none of its ERISA Affiliates will (a) fail to make payment when due of all amounts due as a contribution to any Plan, or (b) engage in any transaction in connection with which any U.S. Obligor could be subjected to either a civil penalty assessed pursuant to section 502(i) of ERISA, a tax imposed by section 4975 of the IRC or breach of fiduciary duty liability damages if, in any such case, such penalty or tax or such liability, or the failure to make such payment, or the existence of that deficiency, as the case may be, would have a Material Adverse Effect.

21.36 COMPLIANCE WITH MARGIN STOCK REGULATION

      Each U.S. Obligor shall not, and shall procure that its Subsidiaries shall not:


      (a)   (i)   sell, carry, pledge or otherwise dispose of any margin
                  stock ("MARGIN STOCK") within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the U.S.A., as in effect from time to time ("REGULATION
                  U"), now owned or acquired after the date of this Agreement; or

            (ii) incur any Borrowings directly or indirectly secured (within the meaning of Regulation U) by any Margin Stock;

            if such transaction would cause any of the Advances or any part thereof to be in violation of Regulation U, or Regulation X of the Board of Governors of the Federal Reserve System of the U.S.A., as in effect from time to time ("REGULATION X");

      (b) use the proceeds of any Advance or Utilisation, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock or for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry any stock that is currently a Margin Stock or for any other purpose which might constitute any of the Facilities or Utilisations or this Agreement a "purpose credit" within the meaning of Regulation U or Regulation X. No Obligor and no agent acting on its behalf will take or has taken any action which might cause this Agreement or the Advances to violate Regulation U or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System.

21.37 UCC FILINGS

      Each U.S. Obligor at its own expense will make and renew promptly, and in any event in the case of renewal before any UCC filing relating to any Finance Document expires, all UCC filings relating to any Finance Document reasonably required by the Facility Agent and will pay all applicable fees.

21.38 HEDGING

      The Parent will, or will procure that the relevant Borrowers will, enter into hedging arrangements (and the related Hedging Documents) considered appropriate by its board of directors (after consultation with the Facility Agent) within three months of the Closing Date.

21.39 YEAR 2000

      Each Obligor will take such steps as its board of directors shall consider to be necessary to ensure that the advent of the Year 2000 will not have a material adverse effect on the Group's financial reporting or other systems and shall, at the request of the Facility Agent (but not more than once in any twelve month period), instruct its Auditors or other appropriate consultants to undertake an audit as to the appropriateness of the Group's systems.

21.40 REORGANISATION

      The Parent shall procure that within 45 days of the Closing Date, Tri-Energy Productions Inc., Getty Images (US) Inc. and its Subsidiaries and Liaison Agency Inc. and its Subsidiaries shall cease to be Subsidiaries of Getty U.K. and shall become direct wholly-owned Subsidiaries of the Parent or any other Obligor incorporated in the United States of America, provided that (a) the Parent or such other Obligor shall give security to the Security Agent over the shares in such Subsidiary which shall be no less comprehensive than that given by Getty U.K. over the shares in such Subsidiary at the Closing Date and, for the avoidance of doubt, the limitation in the first sentence of Clause 19.3(e) shall no longer apply to such pledge of shares and (b) the Parent shall be under no obligation to effect any reorganisation where the Parent reasonably believes that effecting such reorganisation would adversely affect the tax position of the Group, taken as a whole.

22.   FINANCIAL COVENANTS

22.1  DEFINITIONS

(a)   In this Agreement:

      "ADJUSTED TOTAL ASSETS"

      at any time the consolidated total assets of the Group at such time, less goodwill, capitalised research and development costs, deferred tax assets and all other assets which fall to be treated as intangible assets in accordance with the Applicable Accounting Principles, all as determined from the Balance Sheet.

      "BALANCE SHEET"

      means, at any time, the latest published audited or unaudited consolidated balance sheet of the Group.

      "CONSOLIDATED CASH FLOW" for any period means Consolidated EBIT for such period:

      (1) PLUS all depreciation, amortisation and other non-cash charges deducted in establishing Consolidated EBIT for such period;

      (2) PLUS the proceeds of any subscription in cash for shares in the Parent (which by their terms are not redeemable prior to the Final Repayment Date) received by the Parent (other than the proceeds of the share subscription to be made at Closing by Getty Investments Inc.);

      (3) PLUS the amount of any tax rebate or credit in respect of any advance corporation tax, mainstream corporation tax or withholding tax or their equivalents in any relevant jurisdiction actually received in cash by any member of the Group during such period;

      (4) MINUS all Capital Expenditure and all consideration and related acquisition costs for all businesses, companies or shares acquired by any member of the Group (other than in relation to acquisitions permitted by Clause 21.16(e)) in each case actually paid or contractually required to be paid by members of the Group during such period, provided that for the period ending 31st December, 1998 there shall not be deducted the consideration and related acquisition costs for the Acquisitions actually paid;

      (5) MINUS all advance corporation tax, mainstream corporation tax and withholding tax actually paid and/or falling due for payment during such period;

      (6) MINUS the amount of all dividends, redemptions and other distributions paid or which have become due and payable by any member of the Group during such period on, of or in respect of any of its share capital not held by a member of the Group;

      (7) MINUS (to the extent not taken into account in calculating Consolidated EBIT for such period and not otherwise deducted in this definition) all amounts paid or contractually required to be paid by any member of the Group to or for the account of any joint venture or other person in which the Group has an ownership interest but which is not a member of the Group during such period and minus the amount by which profit of any joint ventures or such other persons included in Consolidated EBIT for such period exceeds the amount of such profit distributed or otherwise made available in cash to members of the Group during such period;

      (8) MINUS any increase or PLUS any decrease in Consolidated Net Working Investment between the Accounting Dates at the beginning and end of such period;

      (9) MINUS all non-cash credits and plus all non-cash debits included in establishing Consolidated EBIT for such period (to the extent not included in calculating

            Consolidated Net Working Investment as at the Accounting Date on which such period ends);

      (10) MINUS all extraordinary items which are paid by any member of the Group in cash during such period (net of any cash proceeds of insurance or warranty claims which relate to such items) provided that there shall be no such deduction in respect of any restructuring charges aggregating up to U.S.$10,000,000 added back in the calculation of Consolidated EBIT for the period ending 31st December, 1998;

      (11) PLUS the proceeds received during such period of any asset disposal made on arm's length terms for fair market value to the extent not taken into account when determining Consolidated EBIT for such period.

      "CONSOLIDATED EBIT" for any period means the profit of the Group for such period:

      (1) BEFORE TAKING INTO ACCOUNT all extraordinary items (whether positive or negative) but AFTER TAKING INTO ACCOUNT all exceptional items (whether positive or negative);

      (2) BEFORE DEDUCTING advanced corporation tax, mainstream corporation tax and their equivalents in any relevant jurisdiction;

      (3) BEFORE TAKING INTO ACCOUNT Interest accrued as an obligation of or owed to any member of the Group, in each case whether or not paid, deferred or capitalised during such period; and

      (4) AFTER DEDUCTING amortisation of any goodwill arising from the Acquisition at Closing and the amortisation of any Acquisition Costs;

      (5) AFTER DEDUCTING any gain over book value arising in favour of the Group on the sale, lease or other disposal of any asset (other than on the sale of trading stock) during such period and any gain arising on revaluation of any asset during such period, in each case to the extent that it would otherwise be taken into account;

      (6) (for the period ended 31st December, 1998) AFTER ADDING BACK any restructuring charges aggregating up to U.S.$10,000,000 deducted in determining profit for such period.

      "CONSOLIDATED EBITDA" for any period means Consolidated EBIT for such period before any amortisation or depreciation.

      "CONSOLIDATED NET INTEREST PAYABLE" for any period means the Interest accrued during such period as an obligation of any member or members of the Group (whether or not paid or capitalised during or deferred for payment after such period) and after taking into account Interest receivable (net of Tax) by any member of the Group on any Borrowings made available by such member of the Group which is not more than 90 days overdue, adjusted to take account of any amount constituting Interest receivable by any members of the Group (after deducting all Taxes applicable thereto) under interest rate and/or currency hedging agreements or instruments under which all parties are in compliance with their material obligations.

      "CONSOLIDATED NET WORKING INVESTMENT" as at any Accounting Date means Consolidated Current Commercial Assets as at such Accounting Date MINUS Consolidated Current Commercial Liabilities as at such Accounting Date.
       For this purpose:

      (a) "CONSOLIDATED CURRENT COMMERCIAL ASSETS" as at any Accounting Date means all of the current assets (other than Cash, Cash Equivalent Investments, credits receivable for advance corporation tax, mainstream corporation tax or withholding tax suffered, Interest receivable and repayments of Borrowings within paragraphs (a), (c) or (i) of the definition of that term in Clause 1.1 receivable) of the Group as at such Accounting Date;

      (b) "CONSOLIDATED CURRENT COMMERCIAL LIABILITIES" as at any Accounting Date means all of the current liabilities (excluding Borrowings within paragraph (a), (b), (c), (d), (f), (g), (h) and
            (i) (unless consisting of a liability in relation to items falling within paragraph (e) of the definition of Borrowings in Clause 1.1) and any accrued or unpaid Interest and any liabilities in respect of advanced corporation tax, mainstream corporation tax and their equivalents in any relevant jurisdiction and dividends, redemptions and other distributions payable to shareholders of the Parent) of the Group as at such Accounting Date.

      "CONSOLIDATED TOTAL BORROWINGS" means at any time the aggregate at that time of the Borrowings of the members of the Group from sources external to the Group, determined (subject only as may be required in order to reflect the express inclusion or exclusion of items as specified herein and/or in the definition of Borrowings in Clause 1.1) in accordance with the Applicable Accounting Principles and, where the calculation is being made as at the end of any Accounting Period for which a Balance Sheet of the Group has been or is required to be delivered to the Facility Agent hereunder, determined from that Balance Sheet.

      "CONSOLIDATED TOTAL DEBT SERVICE" for any period means Consolidated Net Interest Payable for such period:

      (1) PLUS the amount of any reduction in any Repayment Instalment which fell (or would otherwise have fallen) due during such period caused by a prepayment made pursuant to this Agreement in any previous period;

      (2) PLUS all Borrowings (excluding Borrowings within paragraphs (b) and/or (d) of the definition of Borrowings in Clause 1.1) of members of the Group paid or which fell due for repayment during such period (whether or not paid during or deferred for payment after such period), including the amount of any prepayments made during such period but excluding any principal amount paid or which fell due under any overdraft or revolving credit facility (including, without limitation, any Ancillary Facility) and which was available for simultaneous redrawing according to the terms of such facility or of a similar facility or under the Tranche C Facility.

      "CONSOLIDATED U.S. CASH FLOW" for any period means Consolidated Cash Flow for such period determined as if references in the definition of Consolidated Cash Flow in Clause 22.1(a) to (i) "Group" were to the Group excluding those members of it not incorporated in the United States of America, and (ii) "Consolidated EBIT" were to Consolidated EBIT also determined as if references to the "Group" were to the Group excluding those members of it not incorporated in the United States of America.

      "CONSOLIDATED U.S. TOTAL DEBT SERVICE" means Consolidated Total Debt Service determined as if (i) references in the definition of Consolidated Total Debt Service (and in the definition of Consolidated Net Interest Payable as referred to therein) in Clause 22.1(a) to the "Group" were to the Group excluding those members of it not incorporated in the United States of America and (ii) the reference in paragraph (1) to any Repayment Instalment were to any Tranche A Repayment Instalment and (iii) the reference in the last line to the Tranche C Facility were deleted.

      "EXCEPTIONAL ITEMS" has the meaning given to it in the Applicable Accounting Principles.

      "EXTRAORDINARY ITEMS" has the meaning given to it in the Applicable Accounting Principles.

(b)   (i)   All the terms defined in paragraph (a) above are to be determined on a consolidated basis and (except as expressly included or excluded in the relevant definition) in accordance with the Applicable Accounting Principles and as determined from the consolidated Accounts of the Group for the relevant periods delivered pursuant to Clause 21.2.

      (ii) For the purposes of this Clause 22 no item shall be deducted or credited more than once in any calculation.

      (iii) Any component of any of the covenants set out in this Clause 22 to be determined for a period ending 31st December, 1998 shall be determined in accordance with the Applicable Accounting Principles for the period commencing 1st January, 1998 and ending 31st December, 1998.

22.2  FINANCIAL COVENANTS

      The Obligors shall procure that:

      (a)   CONSOLIDATED EBITDA TO CONSOLIDATED NET INTEREST PAYABLE:

            Consolidated EBITDA for any period comprising an annual Accounting Period of the Group or four consecutive Accounting Periods of three months duration of the Group (taken together as one period) ending on any Accounting Date specified in the table below, shall not be less than Y times Consolidated Net Interest Payable for such period, where Y has the value indicated for such Accounting Date in such table:

            ACCOUNTING DATE (BEFORE ANY ADJUSTMENT)               Y


            31st December, 1998                                   5
            30th June, 1999                                       5
            31st December, 1999                                   5
            30th June, 2000                                       7
            31st December, 2000                                   7
            and each 30th June and 31st December thereafter       7

      (b)   CONSOLIDATED CASH FLOW TO CONSOLIDATED TOTAL DEBT SERVICE:

            (i) Consolidated Cash Flow for the period comprising an annual Accounting Period of the Group or four consecutive Accounting Periods of three months duration of the Group (taken together as one period) ending on 31st December, 1998 or any 30th June or 31st December (before any adjustment) falling thereafter shall not be less than 1.00 times Consolidated Total Debt Service for such period provided that for the purpose of testing such covenant for the period ended 31st December, 1998 only, (A) item (5) in the definition of Consolidated Cash Flow shall be read as if the following proviso thereto were included at the end, "provided that the first U.S. $2,000,000 of such taxes in the aggregate for such period shall not be so deducted".

            (ii) Consolidated U.S. Cash Flow for the period comprising an annual Accounting Period of the Group (taken together as one period) ending on 31st December, 1998 or any 30th June or 31st December (before any adjustment) falling thereafter shall not be less than 1.00 times Consolidated U.S. Total Debt Service for such period.

      (c)   CONSOLIDATED TOTAL BORROWINGS TO CONSOLIDATED EBITDA:

            The Consolidated Total Borrowings on any Accounting Date specified in the table below, shall be less than Y times Consolidated EBITDA for the annual Accounting Period of the Group or for the four consecutive Accounting Periods of three months duration (taken together as one period) ending on such Accounting Date, where Y has the value indicated opposite such Accounting Date in such table:

            ACCOUNTING DATE (BEFORE ANY ADJUSTMENT)         Y

            31st December, 1998                             2.75
            30th June, 1999                                 2.75
            31st December, 1999                             1.50
            30th June, 2000                                 1.50
            31st December, 2000                             1.50
            and each 30th June
            and 31st December thereafter                    1.50

      (d)   ADJUSTED TOTAL ASSETS

            At all times during each period set out in column (1) of the table below (as adjusted so that each such period ends on and, save in the case of that commencing on the Closing Date, commences on the day following, an Accounting Date), Adjusted Total Assets shall not be equal to or less than the amount set opposite such period in column (2) below:

                    (1)                                          (2)
                  PERIOD                              ADJUSTED TOTAL ASSETS
                                                            U.S.$'000,000
                  Closing Date - 31st December, 1999               90
                  1st January, 2000 - Final Repayment Date        120

22.3  PERIODS

      Where any of the periods (a "COVENANT PERIOD") referred to in Clause
      22.2 would otherwise commence before the Closing Date, such Covenant Period shall instead commence on the Closing Date (and the part falling before the Closing Date shall be ignored).

23.   DEFAULT

23.1  EVENTS OF DEFAULT

      Each of the events set out in this Clause 23.1 is an Event of Default (whether or not caused by any reason whatsoever outside the control of any Obligor or any other person):


      (a) NON-PAYMENT: an Obligor does not pay on the due date any amount payable by it under any Finance Document at the place and in the funds and currency in which it is expressed to be payable unless the Facility Agent is satisfied that the failure to pay is due solely to technical or administrative delays in the transmission of funds and the relevant amount is paid in full within 3 Business Days of the due date; or

      (b) BREACH OF OTHER OBLIGATIONS: an Obligor does not comply in any material respect with any provision of:

            (i)   Clauses 21.6, 21.7, 21.8, 21.15, 21.18, 21.19, 21.27 or 22.2;
                  or

            (ii) any Finance Document (other than a provision referred to in paragraphs (a) or (b)(i) above) and, if such default is in the reasonable opinion of the Facility Agent capable of remedy within such period, within 21 days after the earlier of the relevant Obligor becoming aware of such default and receipt by the relevant Obligor of written notice from the Facility Agent requiring the failure to be remedied, such Obligor shall have failed to cure such default, provided that such Obligor shall not have any such 21 day remedy period where in the Facility Agent's reasonable opinion it may be materially prejudicial to the interests of the Banks under the Finance Documents to wait to determine whether or not such Obligor would remedy any such failure; or

      (c) MISREPRESENTATION: a representation, warranty or statement made or repeated by or on behalf of any Obligor, in any Finance Document or in any certificate or statement delivered by or on behalf of any Obligor under any Finance Document, is incorrect in any respect which in the reasonable opinion of the Facility Agent is material when made or deemed to be made or repeated by reference to the facts and circumstances then subsisting and, if the facts and circumstances causing such misrepresentation are in the reasonable opinion of the Facility Agent capable of remedy within such period, within 14 days after the earlier of the relevant Obligor becoming aware of such misrepresentation and receipt by such Obligor of written notice from the Facility Agent requiring the facts and circumstances causing such misrepresentation to be remedied, such Obligor shall have failed to remedy such facts and circumstances; or

      (d)   CROSS-DEFAULT:

      (i) any Borrowings of any members of the Group (taken together) aggregating U.S.$500,000 (or its equivalent in other currencies) or more at any one time outstanding become (or become capable of being declared (but only while it remains so capable of being declared)) due and payable or due for redemption before their normal maturity date or are placed on demand in each such case by reason of the occurrence of an event of default (howsoever characterised) or any event having the same effect, unless the obligation to pay such Borrowings is being contested in good faith by the relevant member of the Group by appropriate proceedings and an independent legal opinion addressed to the relevant member of the Group confirms that such member of the Group is likely to be successful in such proceedings; or

      (ii) any Borrowings of any members of the Group (taken together) aggregating U.S.$500,000 (or its equivalent in other currencies) or more are not paid when due (whether falling due by demand, at scheduled maturity or otherwise) or within any originally applicable grace period provided for in the document evidencing or constituting those Borrowings, unless the obligation to pay such Borrowings is being contested in good faith by the relevant member of the Group by appropriate proceedings and an independent legal opinion addressed to the relevant member of the Group confirms that such member of the Group is likely to be successful in such proceedings; or

      (iii) if funds are outstanding in respect thereof, any commitment for or underwriting of any facility for Borrowings of any members of the Group (taken together) aggregating U.S.$500,000 (or its equivalent in other currencies) is cancelled or suspended by the provider of that facility by reason of the occurrence of an event of default (howsoever characterised); or

      (e)   INVALIDITY:

            (i) any of the Finance Documents ceases to be in full force and effect in any material respect or, subject to the Reservations, ceases to constitute the legal, valid and binding obligation of any Obligor party to it or, in the case of any Security Document, fails to provide legal, valid and enforceable security in favour of the Security Agent and the Banks over the assets over which security is intended to be given by that Security Document, in each case in a manner and to an extent reasonably considered by the Majority Banks to be materially adverse to their interests under the Finance Documents; or

            (ii) it is unlawful for any Obligor to perform any of its obligations under any of the Finance Documents; or

            (iii) any Obligor alleges in writing that any Finance Document is ineffective or invalid; or

      (f)   INSOLVENCY:

            (i) the Parent or any Obligor which is a Material Subsidiary is, or is deemed or declared for the purposes of any law to be, unable to pay its debts as they fall due or to be insolvent, or admits in writing its inability to pay its debts as they fall due; or

            (ii) the Parent or any Obligor which is a Material Subsidiary suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

            (iii) the Parent or an Obligor which is a Material Subsidiary by reason of financial difficulties, begins negotiations with its creditors generally with a view to the readjustment or rescheduling of any of its indebtedness; or

      (g)   INSOLVENCY PROCEEDINGS:

            (i) any step (including petition, proposal or convening a meeting) is taken with a view to a composition, assignment or arrangement with the creditors (or any class of them) of the Parent or any Obligor which is a Material Subsidiary; or

            (ii) a meeting of the board of directors or shareholders of the Parent or any Obligor which is a Material Subsidiary is convened for the purpose of considering any resolution for (or to petition for) its winding-up or its administration or any such resolution is passed; or

            (iii) any person presents a petition for the winding-up or for the administration of the Parent or any Obligor which is a Material Subsidiary (not being a frivolous or vexatious petition); or

            (iv) any order for the winding-up or administration of the Parent or any Obligor which is a Material Subsidiary is made; or

            (v) any other step (including petition, resolution, proposal or convening a meeting) is taken with a view to the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of the Parent or any Obligor which is a Material Subsidiary or any other insolvency proceedings involving any such person; or

      (h)   APPOINTMENT OF RECEIVERS AND MANAGERS:

            (i) any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of the Parent or any Obligor which is a Material Subsidiary or any part of its assets; or
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                                     82

            (ii) the directors of the Parent or any Obligor which is a Material Subsidiary requests the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like in respect of any Obligor which is a Material Subsidiary or its assets; or

            (iii) any other steps are taken to enforce any Encumbrance over any part of the assets of the Parent or any Obligor which is a Material Subsidiary, save where the Parent or that Obligor is in good faith contesting such enforcement by appropriate proceedings and the Majority Banks acting reasonably are satisfied that the ability of the Parent or any Obligor which is a Material Subsidiary to comply with its obligations under any Finance Document will not be materially and adversely affected; or

      (i) CREDITORS' PROCESS: any attachment, sequestration, distress or execution is made or ordered in respect of any assets of any member or members of the Group having an aggregate value of U.S.$500,000 (or its equivalent in other currencies), and is not discharged within 7 days; or

      (j) U.S. BANKRUPTCY: the Parent or any Obligor which is a Material Subsidiary shall commence a voluntary case under the U.S. Bankruptcy Code, or an involuntary case is commenced under the U.S. Bankruptcy Code against such a member of the Group and the petition is not controverted within 7 days and is not dismissed within 30 days, after commencement of the case, or a custodian, receiver, trustee or similar officer is appointed for, or takes charge of, all or substantially all of the property of the Parent or any Obligor which is a Material Subsidiary; or

      (k)   ANALOGOUS PROCEEDINGS:

            (i) there occurs, in relation to any Non-Obligor (or any of its assets) or any Obligor which is not a Material Subsidiary (or any of its assets) any of the events referred to in Clauses 23.1(f) to (j) (inclusive) (or in any jurisdiction to which such person or any of its assets is subject, any event which, in the reasonable opinion of the Majority Banks, is analogous to any of those mentioned in Clauses 23.1(f) to (j) (inclusive)) (ignoring for these purposes the requirement to be an Obligor and/or a Material Subsidiary in any such Clause) where

                  (A)   such event would have a Material Adverse Effect; or

                  (B) the aggregate of the gross assets, pre-tax profits or turnover (excluding value added tax or sales tax) of all such persons in respect of which any such events have occurred in any twelve month period is 5% or more of (I) the gross assets of the Group, (II) Consolidated EBIT of the Group, or (III) the aggregate consolidated sales of the Group to third parties (excluding any value added tax or sales tax) for such period, in each case calculated in accordance with the Applicable Accounting Principles and by reference to the latest audited or management accounts of the relevant company and the
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                                     83

                        latest quarterly or audited consolidated Accounts of the Group delivered pursuant to Clause 21.2; or

            (ii) there occurs, in relation to the Parent or any Obligor which is a Material Subsidiary, in any jurisdiction to which it or any of its assets are subject, any event which, in the opinion of the Majority Banks, is analogous to any of those mentioned in Clauses 23.1(f) to (j) (inclusive); or

      (l) OWNERSHIP OF THE OBLIGORS: any Obligor (other than the Parent) is not or ceases to be a wholly-owned Subsidiary of the Parent; or

      (m) CONTROL: any single person, or group of persons acting in concert (as defined in the City Code of Takeovers and Mergers), acquires control (as defined in Section 416 of the Income and Corporation Taxes Act 1988) of the Parent after the date of this Agreement; or

      (n) PROCEEDINGS: there shall occur any litigation, arbitration, administrative, regulatory or other proceedings or enquiry (including without limitation, any such by any monopoly, anti-trust or competition authority or commission, or any equivalent body in the European Commission or any division of any thereof or authority deriving power from any thereof) concerning or arising in consequence of any of the Transaction Documents and/or the implementation of any matter or transaction provided for in the Transaction Documents and the same has a Material Adverse Effect; or

      (o) RESCISSION: any party to the Merger Agreement or the Scheme of Arrangement rescinds or seeks to rescind any of those agreements where to do so would materially and adversely affect the interest of the Banks under the Finance Documents; or

      (p) AUDIT QUALIFICATION: the Auditors qualify their report on any audited consolidated Accounts of the Group in a manner which, in the reasonable opinion of the Majority Banks, is material in the context of the Finance Documents and the transactions contemplated thereby; or

      (q) ERISA: any U.S. Obligor or any Subsidiary of a U.S. Obligor or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(1), 4041, 4042, 4062, 4063, 4064, 4068, 4069, 4201 or 4204 of
            ERISA or Section 4971 or 4975 of the Code, or any U.S. Obligor or any Subsidiary has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) which provide benefits to retired or terminated employees (other than as required by Part 6 of Subtitle B of Title I of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA), and there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability, which lien, security interest or liability (or the enforcement thereof) is reasonably likely to have a Material Adverse Effect; or

      (r) MATERIAL ADVERSE CHANGE: any event or series of events occurs which has, or is reasonably likely to have a Material Adverse Effect; or
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                                     84

      (s) GETTY TRADEMARKS: the members of the Group shall cease for any reason to be entitled to use the name Getty or any trademark incorporating such name or the terms on which they are so entitled shall be altered in any respect materially adverse to the members of the Group.

      (t)   (i)   any material factual information contained or referred to
                  in any Report was not true in all material respects at the date (if any) ascribed thereto or (if none) on the date of the relevant Report:

            (ii) any of the Reports was misleading in any material respect at its date;

            (iii) any expressions of opinion or intention given by or on behalf of any member of the Group and any forecasts or projections furnished by any member of the Group and contained or referred to in any Report are shown not to have been arrived at after careful consideration or not to have been based on reasonable grounds;

            (iv) any Report omitted any information which would have made any material information, forecasts or projections in such Report misleading in any material respect;

            provided that none of the above shall constitute an Event of Default if not within the knowledge of any of the Executives or, to the extent that the Reports or the factual information, expressions of opinion or intention, forecasts or projections concerned do not relate to an Obligor or to Material Subsidiaries which are its Subsidiaries).

23.2  ACCELERATION

      On and at any time after the occurrence of an Event of Default which is subsisting the Facility Agent may, and shall if so directed by the Majority Banks, by notice to the Parent:

      (a)   declare that an Event of Default has occurred; and/or

      (b)   cancel the Total Commitments; and/or

      (c) declare that all or part of the Advances to some or all of the Borrowers be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent (and if any such demand is subsequently made those Advances, together with accrued interest and all other amounts accrued under this Agreement, shall be immediately due and payable); and/or

      (d) declare that all or part of the Advances to some or all of the Borrowers, together with accrued interest, and all other amounts accrued under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable, provided (I) that no action or determination by any of the Finance Parties shall be required in respect of any or all of the obligations and liabilities (whether actual or contingent) of any Obligor upon or at any time after the occurrence of an Event of Default specified in Clause 23.1(f) to (h) (inclusive) and (j) to (k)(ii) (inclusive) in respect of the Parent or any U.S. Obligor which is a Material Subsidiary and on the occurrence of any such Event of Default all
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                                     85

      of the obligations and liabilities of the Obligors shall become automatically and immediately due and payable and, (II) provided further that the Facility Agent (on the instructions of the Majority Banks) can by notice to the Obligors rescind any such acceleration in whole or in part.

24.   THE AGENTS, THE HEDGING BANK AND THE ARRANGER

24.1  APPOINTMENT AND DUTIES OF THE AGENTS

      Each Finance Party irrevocably appoints each Agent to act as its agent under and in connection with the Finance Documents, and irrevocably authorises each Agent on its behalf (a) to execute on its behalf such of the Finance Documents which are expressed by this Agreement to be executed by such Agent on behalf of the Finance Parties, and (b) to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions. Each Agent shall have only those duties which are expressly specified in this Agreement. Those duties are solely of a mechanical and administrative nature.

24.2  ROLE OF THE ARRANGER

      Except as otherwise provided in this Agreement, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

24.3  RELATIONSHIP

      The relationship between each Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement (other than in relation to the Security Agent and the Security Documents) constitutes any Agent as trustee or fiduciary for any other Party or any other person and except where and to the extent otherwise stated in this Agreement such Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

24.4  MAJORITY BANKS' DIRECTIONS

      Each Agent will be fully protected if it acts in accordance with the instructions of the Majority Banks in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Banks will be binding on all the Banks. In the absence of such instructions each Agent may act as it considers to be in the best interests of all the Banks.

24.5  DELEGATION

      Each Agent may act under the Finance Documents through its personnel and agents.

24.6  RESPONSIBILITY FOR DOCUMENTATION

      Neither any Agent nor the Arranger is responsible to any other Party for:

      (a) the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;
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                                     86

      (b)   the collectability of amounts payable under any Finance Document;
            or

      (c) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document (or in any Report or information memorandum).

24.7  DEFAULT

(a) Neither Agent is obliged to monitor or enquire as to whether or not a Default has occurred. Neither Agent will be deemed to have knowledge of the occurrence of a Default. However, if an Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Banks.

(b) Each Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences these proceedings or takes that action.

24.8  EXONERATION

(a) Without limiting paragraph (b) below, no Agent will be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b) No Party may take any proceedings against any officer, employee or agent of any Agent in respect of any claim it might have against such Agent or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

24.9  RELIANCE

      Each Agent may:

      (a) rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

      (b) rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

      (c) engage, pay for and rely on legal or other professional advisers selected by it (including those in such Agent's employment and those representing a Party other than such Agent).

24.10 CREDIT APPROVAL AND APPRAISAL

      Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms that it:

      (a) has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation
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                                     87

            in this Agreement and has not relied exclusively on any information provided to it by any Agent or the Arranger in connection with any Finance Document; and

      (b) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

24.11 INFORMATION

(a) The Facility Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b) The Facility Agent shall, at the cost of the Parent, promptly supply a Bank with a copy of each document received by the Facility Agent under Clauses 4 (with the exception of the Fee Letters), 19.1(d) or 19.2(a) upon the request of that Bank.

(c) Except where this Agreement specifically provides otherwise, the Facility Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(d)   Except as provided above, neither any Agent nor the Arranger has any duty:

      (i) either initially or on a continuing basis to provide any Bank with any credit or other information concerning the financial condition or affairs of any Obligor or any related entity of any Obligor whether coming into its possession or that of any of its related entities before, on or after the date of this Agreement; or

      (ii) unless specifically requested to do so by a Bank in accordance with this Agreement, to request any certificates or other documents from any Obligor.

24.12 THE AGENTS AND THE ARRANGER INDIVIDUALLY

(a) If it is also a Bank, each Agent and the Arranger has the same rights and powers under this Agreement as any other Bank and may exercise those rights and powers as though it were not an Agent or the Arranger.

(b)   Each Agent and the Arranger may:

      (i)   carry on any business with any Obligor or its related entities;

      (ii) act as agent or trustee for, or in relation to any financing involving, any Obligor or its related entities; and

      (iii) retain any fees, profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

24.13 INDEMNITIES

(a) Without limiting the liability of any Obligor under the Finance Documents, each Bank shall forthwith on demand indemnify each Agent for its proportion of any liability or loss incurred by such Agent in any way relating to or arising out of its acting as the Facility Agent or the
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                                     88

      Security Agent, as the case may be, except to the extent that the liability or loss arises directly from such Agent's gross negligence or wilful misconduct.

(b) A Bank's proportion of the liability or loss set out in paragraph (a) above is the proportion which its participation in the Utilisations (if any) bears to all the Utilisations on the date of the demand. If, however, there are no Utilisations outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have been cancelled, bore to the Total Commitments immediately before being cancelled.

(c) The Parent shall forthwith on demand reimburse each Bank for any payment made by it under paragraph (a) above.

24.14 COMPLIANCE

(a) Each Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b) Without limiting paragraph (a) above, neither Agent need disclose any information relating to any Obligor or any of its related entities if the disclosure might, in the opinion of such Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

(c) In acting as Facility Agent and/or Security Agent for the Banks, the Facility Agent's and Security Agent's agency division shall be treated as a separate entity from any other of its divisions or departments and, notwithstanding the foregoing provisions of this Clause 24, in the event that Facility Agent or the Security Agent should act for any member of the Group in any capacity in relation to any other matter, any information given by such member of the Group to the Facility Agent or the Security Agent in such other capacity may be treated as confidential by the Facility Agent or the Security Agent (as the case may be).

24.15 RESIGNATION

(a) Notwithstanding Clause 24.1, each Agent may resign (after consultation with the Parent) by giving notice to the Banks and the Parent and may be removed by the Majority Banks giving notice to such Agent and the Parent. In that event the Majority Banks, after consultation with the Parent, may appoint a successor (a "REPLACEMENT") for such Agent which shall be a reputable and experienced bank acting and incorporated or having a branch in England.

(b) If the Majority Banks have not, within 30 days after any such notice, so appointed a Replacement which shall have accepted such appointment, the retiring Agent, after consultation with the Parent, shall have the right to appoint a Replacement which shall be a reputable and experienced bank incorporated or having a branch in England.

(c) The resignation of the retiring Agent and the appointment of any Replacement shall, subject to Clause 24.15(d), both become effective upon the Replacement notifying all the parties hereto in writing that it accepts such appointment, whereupon the Replacement shall succeed to the position of the retiring Agent and the term "AGENT", "FACILITY AGENT" or "SECURITY

      AGENT" in all of the Finance Documents shall include such Replacement where appropriate. This Clause 24 shall continue to benefit a retiring Agent in respect of any action taken or omitted by it hereunder while it was an Agent.

(d) The resignation or removal of a retiring Security Agent shall not become effective until the Facility Agent is satisfied that all things required to be done in order that the Security Documents or replacements therefor shall provide for legal, valid and enforceable security in favour of the replacement Security Agent have been done. The Obligors shall take such action as may be necessary in order that the Security Documents or replacements therefor shall provide for legal, valid and enforceable security in favour of any replacement Security Agent.

(e) The retiring Agent shall make available to the Replacement such documents and records as the Replacement may reasonably request for the purpose of performing its function as the Facility Agent or Security Agent as the case may be.

24.16 SECURITY AGENT AS TRUSTEE

(a)   The Security Agent in its capacity as trustee or otherwise:

      (i) shall not be liable for any failure, omission, or defect in perfecting the security constituted by any Security Document or any security created thereby;

      (ii) may accept without enquiry such title as any Obligor may have to the property over which security is intended to be created by any Security Document.

(b) Save where the Security Agent holds a legal mortgage over, or over an interest in, real property or shares, the Security Agent in its capacity as trustee or otherwise shall not be under any obligation to hold any title deeds, Security Documents or any other documents in connection with the property charged by any Security Document or any other such security in its own possession or to take any steps to protect or preserve the same. The Security Agent may permit the relevant Obligor to retain all such title deeds and other documents in its possession.

(c) Save as otherwise provided in the Security Documents, all moneys which under the trusts herein or therein contained are received by the Security Agent in its capacity as trustee or otherwise may be invested in the name of or under the control of the Security Agent in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Agent with the consent of the Majority Banks. Additionally, the same may be placed on deposit in the name of or under the control of the Security Agent at such bank or institution (including any Agent) and upon such terms as the Security Agent may think fit. Any and all such monies and all interest thereon shall be paid over to the Facility Agent forthwith upon demand by the Facility Agent.

(d) Each Finance Party authorises, empowers and directs the Security Agent (by itself or by such person(s) as it may nominate) to execute and enforce the Security Documents as trustee or as otherwise provided (and whether or not expressly in the Finance Parties' names) on its behalf.
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                                     90

24.17 BANKS

(a) Each Agent may treat each Bank as a Bank, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than 5 Business Days' notice from such Bank to the contrary prior to the relevant payment.

(b) Each Bank represents to the Facility Agent that, in the case of a Bank which is a Bank on the date of this Agreement, on the date of this Agreement and, in the case of a Bank which becomes a Bank after the date of this Agreement, on the date it becomes a Bank it is:

      (i)   either:

            (A) not resident in the United Kingdom for United Kingdom tax purposes; or

            (B) a "bank" as defined in section 840A of the Income and Corporation Taxes Act 1988 and resident in the United Kingdom for United Kingdom tax purposes; and

      (ii) beneficially entitled to the principal and interest payable by the Facility Agent to it under this Agreement,

      and shall forthwith notify the Facility Agent if either representation ceases to be correct.

24.18 UNDERTAKINGS OF THE HEDGING BANK

      The Hedging Bank undertakes to each of the Banks that, except as the Majority Banks have previously consented in writing, it will not:


      (a) demand (other than as may be necessary in order to exercise any right to terminate or close out any hedging transaction as provided in and permitted under paragraph (b) below) or receive payment, prepayment or repayment of, or any distribution in respect of, or on account of, any of the Hedging Liabilities in cash or in kind, or apply any money or property in or towards the discharge of any Hedging Liabilities except for scheduled payments arising under the original terms of the Hedging Documents (without regard to any amendments made after the date of those Hedging Documents other than those permitted by the terms of this Agreement) and except for the proceeds of enforcement of the Security Documents received and applied in the order permitted by Clause 12.6;

      (b) exercise any right to terminate or close out any hedging transaction under the Hedging Documents prior to its stated maturity (whether by reason of the Obligor counterparty becoming a Defaulting Party thereunder (and as defined therein) or otherwise) unless either:

            (i) such Obligor has defaulted on a payment due under the Hedging Documents after allowing for any required notice and any applicable days of grace and such default continues for more than seven Business Days after notice of such default being given to the Facility Agent; or
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                                     91

            (ii) the Facility Agent has delivered a notice to the Parent pursuant to Clause 23.2(b), (c) or (d);

      (c) discharge all or any part of the Hedging Liabilities by set-off, any right of combination of accounts or otherwise except if and to the extent that those Hedging Liabilities are permitted to be paid under paragraph (a) above; or

      (d) permit to subsist or receive an Encumbrance or any financial support (including without limitation to the taking of any participation, the giving of any guarantee, indemnity or other assurance against loss, or the making of any deposit or payment) for, or in respect of, any of the Hedging Liabilities other than under the Security Documents or any other Encumbrance or support granted for the full benefit (save to the extent otherwise required so as to comply with applicable law) of the Banks, and except under the original provisions of the Hedging Documents.

24.19 TWO WAY PAYMENT

      Each Obligor and the Hedging Bank agree with each other and with Finance Parties that:

      (a) any Hedging Document to which they are party governing the terms of a hedging transaction will provide for "two way payments" in the event of a termination of that hedging transaction entered into under that Hedging Document whether upon a termination event or an Event of Default (as defined therein), meaning that the Defaulting party under (and as defined in) that Hedging Document will be entitled to receive payment under the relevant termination provisions if the net replacement value of all terminated transactions effected under that Hedging Document is in its favour;

      (b) if, on termination of any hedging transaction under the Hedging Documents, a settlement amount or other amount falls due from the Hedging Bank to any Obligor then, if the security constituted by the Security Documents has become enforceable, that amount shall be paid by such Hedging Bank to the Security Agent and treated as proceeds of enforcement of the security conferred by the Security Documents for application in the order prescribed in this Agreement; and

      (c) unless it has already exercised such rights in accordance with Clause 24.18(b), that Hedging Bank will exercise any rights it may have to terminate the hedging transactions under the Hedging Documents after the Facility Agent has delivered a notice to the Parent pursuant to Clause 23.2(b), (c) or (d) unless the Majority Banks otherwise agree or require.

24.20 HEDGING DOCUMENTS

      The Hedging Bank will provide to the Facility Agent copies of all documents constituting the Hedging Documents as soon as reasonably practicable.

24.21 ISDA FORM

      The provisions of this Agreement relating to hedging transactions assume that all Hedging Documents will be based on prevailing standard ISDA Agreements. If this proves not to be the case, such amendments shall be made to such provisions as are necessary, in the light of
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                                     92

      the actual provisions of the Hedging Documents, in order that this Agreement may have the same effect in relation to hedging transactions as it would have had if such assumption had been correct.

25.   FEES

25.1  ARRANGEMENT FEE

      The Parent shall pay or procure that Getty U.K. shall pay to the Facility Agent on behalf of the Arranger a front-end fee on the date and in the amount agreed in the letter of even date herewith from the Facility Agent on behalf of the Arranger to the Parent and counter-signed by the Parent. The front-end fee shall be distributed by the Arranger among the Banks in the proportions agreed between the Arranger and the Banks.

25.2  COMMITMENT FEE

(a) The Parent shall pay to the Facility Agent for each Bank a commitment fee in the currency in which the relevant Commitments are denominated computed at the rate per annum equal to zero point five zero per cent. (0.50%) on the daily unutilised balance of the aggregate of that Bank's:

      (i) undrawn and available Tranche A Commitment during the Tranche A Availability Period; and

      (ii) undrawn and available Tranche B Commitment during the Tranche B Availability Period.

(b) Accrued commitment fee is payable to the Facility Agent on the earlier of the Closing Date and the expiry of the Tranche A/B Availability Period.

25.3  AGENCY FEES

      The Parent shall pay to the Facility Agent for its own account the agency fees on the dates and in the amount agreed in the letter of even date herewith from the Facility Agent to the Parent and counter-signed by the Parent.

25.4  VAT

      Any fee referred to in this Clause 25 (Fees) is exclusive of any value added tax or any other similar Tax which might be chargeable in connection with that fee. If any value added tax or other similar Tax is so chargeable, it shall be paid by the relevant Obligor at the same time as it pays the relevant fee.

26.   EXPENSES

26.1  INITIAL AND SPECIAL COSTS

      The Parent shall promptly on demand pay or procure that the other Borrowers pay the Agents and the Arranger the amount of all reasonable costs and expenses (including legal fees and expenses) incurred by any of them in connection with:
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                                     93

      (a) the negotiation, preparation, printing and execution of this Agreement and any other Finance Document (including any executed after the date of this Agreement) and the syndication of the Facilities;

      (b) any amendment, supplement, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of an Obligor or, in the case of Clause 2.5, the Facility Agent and relating to a Finance Document; and

      (c) any other matter, not of an ordinary administrative nature, arising out of or in connection with a Finance Document,

      together in each case with any applicable value added tax or other similar Taxes.

26.2  ENFORCEMENT COSTS

      The Parent shall promptly on demand pay or procure that the other Borrowers pay to each Finance Party the amount of all costs and expenses (including legal fees and expenses) incurred by it:

      (a) in connection with the enforcement of, or the protection or preservation of any rights under, any Finance Document; or

      (b) (in the case of the Facility Agent or the Security Agent only) in investigating any Default,

      together in each case with any applicable value added tax or other similar Taxes.

      While any Event of Default is continuing, the Parent shall promptly on demand pay each Agent for the cost of the management time charged by such Agent in connection with any additional administration of the Finance Documents arising in consequence of such Event of Default.

26.3  STAMP DUTIES

      The Parent shall pay and promptly on demand indemnify each Finance Party against any liability it incurs in respect of any stamp, registration and similar Tax which is or becomes payable in connection with the entry into, registration, performance or enforcement of any Finance Document.

27.   INDEMNITIES

27.1  CURRENCY INDEMNITY

(a) If any amount payable by any Obligor under or in connection with any Finance Document is received by any Finance Party in a currency (the "PAYMENT CURRENCY") other than that agreed to be payable under that Finance Document (the "AGREED CURRENCY"), whether as a result of any judgement or order or the enforcement of the same, the liquidation of such Obligor or otherwise and the amount produced by converting the Payment Currency so received into the Agreed Currency at market rates prevailing at or about the time of receipt of the Payment Currency is less than the amount of the Agreed Currency due under that Finance

      Document, then the Obligors shall, as an independent and additional obligation, indemnify each Finance Party for the deficiency and any loss sustained as a result.

(b) The indemnities set out in paragraph (a) above shall constitute separate and independent obligations of each of the Obligors from their other obligations under the Finance Documents and shall apply irrespective of any indulgence granted by any Finance Party. The Obligors shall pay the reasonable costs of making any conversion from the Payment Currency to the Agreed Currency.

(c) Each Obligor waives any right it may have in any jurisdiction to pay any amount under this Agreement in a currency other than that in which it is expressed to be payable under that Finance Document.

27.2  GENERAL INDEMNITIES

      The Parent shall promptly on demand indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

      (a)   the occurrence of any Default;

      (b)   the operation of Clause 2.5, Clause 23.2 or Clause 33;

      (c) any payment of principal of or interest on an Advance or of an overdue amount being received otherwise than on its Interest Date; or

      (d) (other than by reason of default by a Finance Party) a Utilisation not being made after a Request has been delivered for that Utilisation,

      including any loss of Margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Advance (provided that the loss or liability recoverable by any Finance Party under paragraphs (c) or (d) shall not exceed the amount which such Finance Party could claim if it had funded such Advance or overdue amount on a matched basis in the London Interbank Eurocurrency Market).

27.3  INDEMNITY RELATING TO FACILITIES

      The Parent agrees to indemnify each Finance Party and each of their respective directors, officers and employees against any and all claims, damages, liabilities, reasonable costs and expenses (including legal fees) which may be incurred by or asserted against such Finance Party or their respective directors, officers and employees in connection with or arising out of any such proceedings, actions or enquiry by any regulatory authority of a type referred to in Clause 23.1(n) (ignoring the provision as to materiality contained therein) or any litigation or other proceedings connected with the right to transfer the Acquired Assets (or any part thereof), or the shares of any member of the Target Group under the Transaction Documents or any competing rights to the Acquired Assets (or any part thereof) or to any of the Shares, provided that this indemnity shall not extend to any claim, damage, liability, cost or expense arising out of such Finance Parties' negligence or wilful misconduct or that of their respective directors, officers and employees including any breach of any law, regulation or official directive with which it was, at the time of such breach, the practice of banks in its jurisdiction to comply.

28.   EVIDENCE AND CALCULATIONS

28.1  ACCOUNTS

      Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

28.2  CERTIFICATES AND DETERMINATIONS

      Any certification or determination by a Finance Party of a rate or amount under this Agreement is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

28.3  CALCULATIONS

      Interest (including any applicable Additional Cost) and the fees payable under Clause 25.2 accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days or, in the case of interest payable on an amount denominated in Sterling only, 365 days.

29.   AMENDMENTS AND WAIVERS

29.1  PROCEDURE

(a) Subject to Clause 29.2, if authorised by the Majority Banks, the Facility Agent or (in the case of the Security Documents) the Security Agent may waive or (with the consent of the Obligors' Agent) amend or vary any term of the Finance Documents. Any such waiver, amendment or variation so authorised and effected shall be binding on all the Finance Parties and the Facility Agent (or Security Agent as the case may be) shall be under no liability in respect of any such waiver, amendment or variation. The Obligors' Agent and the other Obligors shall be entitled to rely on any letter agreeing to any such waiver, amendment or variation given by the Facility Agent or the Security Agent, as the case may be, in their capacity as such, which the Obligors may take as confirmation that the Facility Agent or the Security Agent, as the case may be, has been duly authorised by the Majority Banks.

(b) The Facility Agent shall promptly notify the Obligors' Agent and the other Finance Parties of any waiver, amendment or variation effected under paragraph (a) above, and any such waiver, amendment or variation shall be binding on all the Parties.

29.2  EXCEPTIONS

      A waiver, amendment or variation which relates to:

      (a)   the definition of "MAJORITY BANKS" in Clause 1.1;

      (b) an extension of the date for, or a decrease in an amount or a change in the currency or waiver of, any payment under the Finance Documents;
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                                     96

      (c) a change in a Bank's Commitment (other than as expressly contemplated by this Agreement) or an extension of any Availability Period;

      (d) the incorporation of Additional Borrowers and/or drawers or a change in the Guarantors otherwise than in accordance with Clauses 19.1 or 19.2;

      (e) a term of a Finance Document which expressly requires the consent of each Bank;

      (f)   Clauses 8, 9, 12.6, 13, 33, 38 or this Clause 29; or

      (g) any material provision of any Security Document or any release (not otherwise provided for in Clause 19 or the relevant Security Document) of any material asset charged by any of the Security Documents, may not be effected without the consent of each Bank.

29.3  WAIVERS AND REMEDIES CUMULATIVE

      The rights of each Finance Party under the Finance Documents:

      (a)   may be exercised as often as necessary;

      (b) are cumulative and not exclusive of its rights under the general law; and

      (c)   may be waived only in writing and specifically.

      Delay in exercising or non-exercise of any such right is not a waiver of that right.

30.   CHANGES TO THE PARTIES

30.1  Transfers by Obligors

      No Obligor may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Agreement.

30.2  Transfers by Banks

(a) A Bank (the "EXISTING BANK") may at any time with the prior consent of the Parent (not to be unreasonably withheld) assign, transfer or novate any of its rights and/or obligations under this Agreement to another bank, trust, fund or financial institution (the "NEW BANK") which is a Recognised Bank.

(b)   A transfer of obligations will be effective only if either:

      (i) the obligations are novated in accordance with Clause 30.3 (Procedure for substitution); or

      (ii) the New Bank confirms to the Facility Agent and the Parent that it undertakes to be bound by the terms of the Finance Documents as a Bank in form and substance satisfactory to the Facility Agent. On the transfer becoming effective in this manner the Existing Bank shall be relieved of its obligations under the Finance Documents to the extent that they are transferred to the New Bank.

(c) Nothing in this Agreement restricts the ability of a Bank to sub-participate or sub-contract an obligation if that Bank remains liable under this Agreement for that obligation.

(d) Save where the Existing Bank is an Original Bank, on each occasion an Existing Bank assigns, transfers or novates any of its rights and/or obligations under this Agreement, the New Bank shall, on the date the assignment, transfer and/or novation takes effect, pay to the Facility Agent an administration fee of L1,000.

(e) Neither an Existing Bank nor any other Finance Party is responsible to a New Bank for:

      (i) the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

      (ii) the collectability of amounts payable under any Finance Document or the financial condition of or the performance of its obligations under the Finance Documents by any Obligor; or

      (iii) the accuracy of any statements or information (whether written or oral) made in or in connection with or supplied in connection with any Finance Document.

(f) Each New Bank confirms to the Existing Bank and the other Finance Parties that it:

      (i) has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank or any other Finance Party in connection with any Finance Document;

      (ii) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force; and

      (iii) is a bank, trust, fund or financial institution whose ordinary business includes participation in syndicated facilities of this type; and

      (iv)  is a Recognised Bank with respect to each Borrower.

(g)   Nothing in any Finance Document obliges an Existing Bank to:

      (i) accept a re-transfer from a New Bank of any of the rights and/or obligations assigned, transferred or novated under this Clause
            30.2 or Clause 30.3; or

      (ii) support any losses incurred by the New Bank by reason of the non-performance by any Obligor of its obligations under this Agreement or otherwise.
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                                     98

(h) Any reference in this Agreement to a Bank includes a New Bank, but excludes a Bank if no amount is or may be owed to or by that Bank under this Agreement and its Commitment has been cancelled or reduced to nil.

(i) If any Bank assigns its rights under this Agreement a written instrument by which such rights are assigned must be notified to Fotogram-Stone Sarl by an HUISSIER (bailiff) in accordance with the provisions of Article 1690 of the French Civil Code.

30.3  PROCEDURE FOR SUBSTITUTION

(a)   A novation is effected if after prior consultation with the Parent:

      (i) the Existing Bank and the New Bank deliver to the Facility Agent a duly completed certificate executed by the Existing Bank and the New Bank, substantially in the form of Part I of Schedule 5 (a "SUBSTITUTION CERTIFICATE"); and

      (ii)  the Facility Agent executes it.

(b) Each Party (other than the Existing Bank and the New Bank) irrevocably authorises the Facility Agent to execute any duly completed Substitution Certificate on its behalf.

(c) To the extent that they are expressed to be the subject of the novation in the Substitution Certificate:

      (i) the Existing Bank and the other Parties (the "EXISTING PARTIES") will be released from their obligations to each other under the Finance Documents (the "DISCHARGED OBLIGATIONS");

      (ii) the New Bank and the existing Parties will assume obligations towards each other under the Finance Documents which differ from the discharged obligations only insofar as they are owed to or assumed by the New Bank instead of the Existing Bank;

      (iii) the rights of the Existing Bank against the existing Parties under the Finance Documents and vice versa (the "DISCHARGED RIGHTS") will be cancelled; and

      (iv) the New Bank and the existing Parties will acquire rights against each other under the Finance Documents which differ from the discharged rights only insofar as they are exercisable by or against the New Bank instead of the Existing Bank, all on the date of execution of the Substitution Certificate by the Facility Agent or, if later, the date specified in the Substitution Certificate.

      The discharged obligations shall not include any obligation under Clauses 13 and 15 in respect of payments made prior to the effective date of such Substitution Certificate.

(d) Each Obligor and each Finance Party hereby agrees for the future that in the event of an assignment or a transfer by any Existing Bank of all or part of its rights and obligations under the Finance Documents to a New Bank, the Existing Bank shall expressly preserve all of its rights under any security or privilege in relation to the existing rights, so that such security or privilege shall be automatically transferred to the New Bank.

30.4  REFERENCE BANKS

      If a Reference Bank (or, if a Reference Bank is not a Bank, the Bank of which it is an Affiliate) ceases to be one of the Banks, the Facility Agent shall (in consultation with the Parent) appoint another Bank or an Affiliate of a Bank to replace that Reference Bank.

30.5  REGISTER

      The Facility Agent shall keep a record of all the Parties and shall supply any other Party (at that Party's expense) with a copy of the record on request.

30.6  INCREASED COSTS

(a) Subject as provided in paragraph (b) below, if any assignment, transfer or novation of or with respect to all or any part of the rights and/or obligations of a Bank under this Agreement pursuant to Clause 30.2 or
      30.3 is made which results (or would but for this Clause result) at the time thereof in amounts becoming payable under Clauses 13 or 15.1, then the assignee, transferee or New Bank shall be entitled to receive such amounts only to the extent that the assignor, transferor or Existing Bank would have been so entitled had there been no such assignment, transfer, or novation.

(b) The provisions of paragraph (a) above shall not apply in relation to any assignment, transfer or novation of or with respect to the rights and/or obligations of the Original Banks, provided that the same is effected by the relevant Original Bank within six months from the date of this Agreement.

31.   DISCLOSURE OF INFORMATION

31.1  CONFIDENTIALITY

      Each Finance Party hereby severally undertakes to each Obligor that it will keep confidential and that it will not make use of for any purposes (otherwise than for the purposes of the Finance Documents and otherwise than in the context of an addition to its general experience, knowledge or expertise), any of the Transaction Documents or other documents relating to this Agreement and all of the information distributed on behalf of the Obligors or any of them during syndication or contained in, received under or obtained in the course of discussions relating to the Transaction Documents and/or the Reports, other than any such document or information which has become generally available to banks in the London market through no breach by it of this Clause, provided that each Finance Party shall be entitled to make disclosure of the same:

      (i) to its auditors, accountants, legal counsel and tax advisers and to any other professional advisers appointed to act in connection with the administration of the Finance Documents or the enforcement of, or realisation of any security provided under, any of the Finance Documents;

      (ii) to any other third party where the relevant Obligor has previously agreed in writing that disclosure may be made to that third party;
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                                    100

      (iii) to its Affiliates to the extent required as part of such Finance Party's credit control procedures;

      (iv) to any banking or other regulatory or examining authorities (whether governmental or otherwise) where such disclosure is requested by them;

      (v) pursuant to subpoena or other legal process, or in connection with any action, suit or proceeding relating to any of the Finance Documents;

      (vi)  pursuant to any law or regulation having the force of law; and

      (vii) to any member of the Group.

      The provisions of this Clause 31.1 shall supersede any undertakings with respect to confidentiality previously given by any Finance Party in favour of any Obligor.

31.2  SUB-PARTICIPANTS

      Notwithstanding Clause 31.1, a Bank may disclose to one of its Affiliates or any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement:

      (i)   a copy of any Finance Document; and

      (ii) any information which that Bank has acquired under or in connection with any Finance Document,

      provided that any such proposed transferee, participant or assignee has agreed with the Parent to keep any such Finance Document or information confidential.

31.3  PUBLICITY

      The Parent and the Arranger shall agree the form of all press announcements issued in respect of the Finance Documents and any transaction contemplated thereby.

32.   SET-OFF

      Following the occurrence of an Event of Default, a Finance Party may set off any obligation due and payable by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not due and payable) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation, at the cost of such Obligor, at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

33.   PRO RATA SHARING

33.1  REDISTRIBUTION

      If any amount owing by an Obligor under this Agreement to a Finance Party (the "RECOVERING FINANCE PARTY") is discharged by payment, set-off or any other manner other than through the Facility Agent in accordance with Clause 12 (a "RECOVERY"), then:

      (a) the recovering Finance Party shall, within 3 Business Days, notify details of the recovery to the Facility Agent;

      (b) the Facility Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Facility Agent and distributed in accordance with Clause 12;

      (c) subject to Clause 33.3 the recovering Finance Party shall, within 3 Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "REDISTRIBUTION") equal to the excess;

      (d) the Facility Agent shall treat the redistribution as if it were a payment by the Obligor concerned under Clause 12 and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 12.6; and

      (e) after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above, and that Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

33.2  REVERSAL OF REDISTRIBUTION

      If:

      (a) a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

      (b) the recovering Finance Party has paid a redistribution in relation to that recovery,

      each Finance Party shall, within 3 Business Days of demand by the recovering Finance Party through the Facility Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party. Thereupon the subrogation in Clause 33.1(e) will operate in reverse to the extent of the reimbursement.

33.3  EXCEPTION

      A recovering Finance Party need not pay a redistribution to the Facility Agent (i) to the extent that it would not, after the payment, have a valid claim against the Obligor concerned in the amount of the redistribution pursuant to Clause 33.1(e) or (ii) where the recovering Finance Party made the recovery as a consequence of a judgment in any legal proceedings, to the extent that any other Finance Party was given notice of such proceedings and, being entitled to do so, did not join in such proceedings.

33.4  LOSS SHARING

      Without prejudice to Clause 33.1, if it transpires for any reason that any amount owing by an Obligor under any Finance Document to a Finance Party remains undischarged and for any reason any resulting losses are not being borne by the Banks and the Hedging Bank pro rata to the amount which their respective participation in the Advances (including amounts under any Ancillary Facility) bore to the aggregate of all Advances outstanding on the date on which the Facility Agent gives notice to the Parent pursuant to Clause 23.2(b), (c) (and demand has been made thereunder) or (d) (PROVIDED THAT for this purpose the aggregate of all Advances outstanding will be notionally increased by an aggregate amount calculated in accordance with Schedule 7 with respect to any Bank's interest in the Hedging Documents, and shall be deemed to be increased by an amount equal to the aggregate amounts outstanding under any Ancillary Facility the Banks and the Hedging Bank shall make such payments inter se as shall be required to ensure that after taking into account such payments such losses are borne by the Banks in their capacity as such) and the Hedging Bank pro rata.

34.   SEVERABILITY

      If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

      (a) the legality, validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

      (b) the legality, validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

35.   COUNTERPARTS

      This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

36.   NOTICES

36.1  GIVING OF NOTICES

      All notices or other communications under or in connection with this Agreement shall be given in writing or by facsimile. Any such notice will be deemed to be given as follows:

      (a)   if in writing, when delivered;

      (b)   if by facsimile, when received.

      However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place. Any notice given to the Facility Agent shall be confirmed in writing, but non receipt of the written confirmation shall not invalidate such notice or any action taken in reliance on the facsimile version thereof.
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                                      103

36.2  ADDRESSES FOR NOTICES

      The address and facsimile number of each Party for all notices under or in connection with this Agreement are:

      (i) as specified in Schedule 1 or 2, as the case may be, or in the Substitution Certificate, Borrower Accession Agreement or Guarantor Accession Agreement by which such Party became a party to this Agreement, as such Party's address for notices; or

      (ii) as otherwise notified by that Party for this purpose to the Facility Agent (or in the case of the Facility Agent as otherwise notified by the Facility Agent to the other Parties) by not less than five Business Days' notice.

37.   JURISDICTION

37.1  SUBMISSION

      For the benefit of each Finance Party, each Obligor agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document and accordingly submits to the jurisdiction of the English courts.

37.2  SERVICE OF PROCESS

      Without prejudice to any other mode of service, each Obligor:

      (a) irrevocably appoints Getty U.K. whose registered office is at 101 Bayham Street, London, NW1 0AG as its agent for service of process relating to any proceedings before the English courts in connection with any Finance Document;

      (b) agrees that failure by such process agent to notify the Obligor of the process will not invalidate the proceedings concerned; and

      (c) consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 36.2 (Addresses for notices).

      Getty U.K. hereby irrevocably accepts such appointment by each other Obligor.

37.3  FORUM CONVENIENCE AND ENFORCEMENT ABROAD

      Each Obligor:

      (a) waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

      (b) agrees that a judgment or order of an English court in connection with a Finance Document is (subject to rights of appeal before the English courts) conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

37.4  NON-EXCLUSIVITY

      Nothing in this Clause 37 limits the right of a Finance Party to bring proceedings against an Obligor in connection with any Finance Document:

      (a) in any other court of competent jurisdiction including in New York City, New York, United States of America; or

      (b)   concurrently in more than one jurisdiction.

37.5  WAIVER OF JURY TRIAL

      Each Obligor waives, to the extent permitted by applicable law, trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement, or the validity, protection, interpretation, collection or enforcement hereof; and the Obligors hereby waive, to the extent permitted by applicable law, the right to interpose any set off or counterclaim or cross-claim in connection with any such litigation, irrespective of the nature of such setoff, counterclaim or cross-claim except to the extent that the failure so to assert any such setoff, counterclaim or cross-claim would permanently preclude the prosecution of or recovery upon same. The Obligors agree that this Clause 37.5 is a specific and material aspect of this Agreement and acknowledge that the Banks would not make the Facilities available if this Clause 37.5 were not part of this Agreement.

38.   GOVERNING LAW

      This Agreement is governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

                                     SCHEDULE 1

                                  VARIOUS PARTIES


                                       PART I

                                 ORIGINAL BORROWERS


TRANCHE A BORROWER

Getty Images, Inc.


TRANCHE B BORROWER

Getty Communications plc


TRANCHE C BORROWERS

Getty Communications plc
Getty Images Limited

ADDRESS FOR NOTICES FOR EACH BORROWER REFERRED TO ABOVE

101 Bayham Street
London
NW1 0AG


Attention:  Lawrence Gould
Fax:        0171 267 6540

                                     PART II

                                ORIGINAL GUARANTORS

Getty Images, Inc.
Getty Images (U.S.), Inc.
Tony Stone Images/America Inc.
Tri-Energy Productions, Inc.
Liaison Agency, Inc.
Fabulous Footage Inc.
Tony Stone Images/Chicago Inc.
Tony Stone Images/New York Inc.
Tony Stone Images/Los Angeles Inc.
Tony Stone Images/Seattle Inc.
Getty Communications Plc
Getty Communications Group Finance Limited
Hulton Getty Holdings Limited
Hulton Getty Picture Collection Limited
Getty Images Limited
Gamma Liaison, Inc.
Liaison International, Inc.
Print Merger, Inc. (to be renamed PhotoDisc, Inc.)


ADDRESS FOR NOTICES FOR EACH GUARANTOR REFERRED TO ABOVE

101 Bayham Street
London
NW1 0AG

Attention:  Lawrence Gould
Fax:        0171 267 6540

                                    SCHEDULE 2

                               BANKS AND COMMITMENTS


       BANKS AND NOTICE
            DETAILS                       TRANCHE           COMMITMENTS
Midland Bank plc                             A              $24,000,000
                                             B              L16,000,000
31 Holborn                                   C               L6,750,000
London
EC1N 2HR

Address for notices:

27/32 Poultry
London
EC2P 2BX

Attention:  Midland Corporate Banking
Fax:  0171 260 4800

With a copy to:

31 Holborn
London
EC1N 2HR

Attention:  Shirley Sinclair
Fax:  0171 599 6670

                                    SCHEDULE 3

                           CONDITIONS PRECEDENT DOCUMENTS

                                       PART I


1. A certified copy of the constitutional documents, including the memorandum and articles of association, and certificates of registration of each Obligor (or, for each U.S. Obligor, the certificate and articles of incorporation and by-laws), as currently in force.

2.    (a)   A certified copy of a resolution of the board of directors (or equivalent governing body authority) of each Obligor approving the terms of, and the transactions contemplated by the Finance Documents to which it is a party and resolving that it execute each such Finance Document and authorising a named person or persons to do so on behalf of such Obligor and, in the case of a Borrower, to issue any Request;

      (b) a specimen of the signature of each authorised signatory of each Obligor authorised to bind that company by his signature, whether pursuant to the board resolution referred to in paragraph (a) above or pursuant to registration at the commercial registry;

      (c) a certificate of a director of each Borrower (or, for each U.S. Borrower, by one of its officers) confirming that utilisation of that part of the Facilities available to it in full would not cause any borrowing limit binding on it to be exceeded;

      (d) a certified copy of a resolution, passed by all the holders of the issued or allotted shares in each Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which such Obligor is to be a party; and

      (e) a copy of the authorisation of the person/s acting for each U.S. Obligor in relation to the transactions contemplated by this Agreement, each being in the United States of America on the Closing Date.

3. A certified copy (or originals) of the duly executed Acquisition Agreements and all other Transaction Documents.

4. A certified copy of any other authorisation or consents or other document, opinion or assurance which is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

5. At least two originals of each of the Security Documents duly executed by the relevant Obligor and each other party thereto, together with share certificates, stock powers or share transfer forms (as appropriate) executed in blank and title documents (if any) relating to assets charged by the Security Documents which are contemplated to be delivered to the Security Agent and copies of all notices required to be despatched pursuant to the Security Documents;

6.    A certified copy of the Base Financial Statements and the Financial
      Forecasts.

7. Satisfactory results to all company searches and land priority/charge searches relating to each Obligor.

8.    The Disclosure Letter.

9.    Each of the Reports.

10. Releases for all existing Encumbrances registered in respect of any assets of any member of the Group, save those Encumbrances permitted by Clause 21.6.

11. Requests in relation to all Utilisations to be made at Closing, together with payment instructions in respect of all funds in the Closing Accounts.

12.   Funds Flow Statement (to the extent not included in the Structure
      Memorandum).

13.   A legal opinion of:

      (a) Allen & Overy, English legal advisers to the Facility Agent, addressed to the Finance Parties;

      (b) Kirkland & Ellis, United States legal advisers to the Facility Agent, addressed to the Finance Parties;

      (c) Oppenhoff & Radler, German legal advisers to the Facility Agent, addressed to the Finance Parties;

      (d) Jeantet et Associes, French legal advisers to the Facility Agent, addressed to the Finance Parties;

      (e) Shearman & Sterling, U.S. legal counsel to the Parent, addressed to the Finance Parties.

14. Evidence that all Borrowings not permitted pursuant to Clause 21.10 have been repaid.

15.   (a)   Evidence that the Parent owns at Closing legally and beneficially, subject to stamping and registration (where appropriate), all the issued shares in Getty U.K. and Print Merger, Inc. (to be renamed
            PhotoDisc); and (b) evidence that Print Merger, Inc. owns at Closing legally and beneficially exclusive rights to use the name PhotoDisc and relevant trading names.

16. Written confirmation from Getty U.K. that it accepts the appointment as process agent for each Obligor which is not incorporated in England and any subsequent appointment made by any Additional Borrower or Additional Guarantor.

17.   Certificate signed by two directors of the Parent confirming that:

      (i) all authorisations required in order that the Acquisition may lawfully be effected and that the Acquired Assets may be owned by the Parent and its Subsidiaries have been obtained and are in effect;

      (ii) no material litigation or arbitration, and no material administrative or regulatory proceedings or enquiry, is current, pending or threatened in relation to, or likely to result from, the Acquisition and no material labour dispute involving any member of the Group as it will be constituted immediately after Closing is current, pending or threatened;

      (iii) neither the Parent nor any of its Subsidiaries has amended or waived or agreed to amend or waive any provision of the Acquisition Agreements or elected to complete the Acquisition in circumstances where it would be entitled to decline to do so; and

      (iv) all action required to effect the registration of the transfers of stock and shares in (subject to stamping) Getty U.K. and PhotoDisc and the issue of Shares in the Parent contemplated by the Merger Agreement and the Scheme of Arrangement has been taken.

18.   (a)   Evidence that the section 155-158 whitewash procedure has been completed by each relevant Obligor incorporated in England or Wales including copies of the Auditor's report in relation to it and a copy of the up to date register of directors of each such Obligor;
            and

      (b) A net asset letter from the Auditors addressed to the Facility Agent and the Banks.

19.   A solvency statement of the chief financial officer of each U.S. Obligor.

20.   Structure Memorandum.

                                     PART II


Each of the documents referred to in paragraphs 1, 2, 4, 7 and 13 relating to any Additional Borrower or Additional Guarantor.

                                    SCHEDULE 4

                                  FORM OF REQUEST


To:   HSBC Investment Bank plc as Facility Agent

Attention:  [                         ]

From: [BORROWER]
                                                      Date:[                ]


                                 GETTY IMAGES, INC.
       U.S.$24,000,000 TERM LOAN FACILITY, L16,000,000] TERM LOAN FACILITY,
                AND L6,750,000 REVOLVING CREDIT FACILITY AGREEMENT
                              DATED 6TH FEBRUARY, 1998
                              (THE "CREDIT AGREEMENT")

Terms used in this Request and defined in the Credit Agreement have the same meaning in this Request as in the Credit Agreement.

1.    We wish to borrow an Advance as follows:

      (a)   Borrower:                           [           ]

      (b)   Tranche:                            [           ]

      (c)   Utilisation Date:                   [           ]

      (d)   Original Sterling Amount/amount:    [L          ]

      (e)   Currency:                           [Dollars/Sterling/
                                                 Deutschmarks/French Francs]

      (f)   Term:                               [           ]

      (g)   Payment Instructions:               [           ].

2. We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Request.



Yours faithfully,


 ........................................
for and on behalf of
GETTY IMAGES, INC.
as Obligors' Agent

                                    SCHEDULE 5

                            FORMS OF ACCESSION DOCUMENTS

                                       PART I

                              SUBSTITUTION CERTIFICATE

To:   HSBC Investment Bank plc as Facility Agent

From: [THE EXISTING BANK] and [THE NEW BANK]                Date: [         ]


                                 GETTY IMAGES, INC.
        U.S.$24,000,000 TERM LOAN FACILITY, L16,000,000 TERM LOAN FACILITY,
                AND L6,750,000 REVOLVING CREDIT FACILITY AGREEMENT
                              DATED 6TH FEBRUARY, 1998
                              (THE "CREDIT AGREEMENT")

References to Clauses are to Clauses of the Credit Agreement.

We refer to Clause 30.3.

1.    We [           ] (the "EXISTING BANK") and [           ] (the "NEW BANK")
      agree to the Existing Bank and the New Bank novating all the Existing Bank's rights and obligations referred to in the Schedule in accordance with Clause 30.3.

2. From the date specified in paragraph 3 below, the New Bank becomes party to the Credit Agreement as a Bank, with the rights and obligations referred to in the Schedule.

3. The specified date for the purposes of Clause 30.3(c) is [date of novation].

4. The Facility Office and address for notices of the New Bank for the purposes of Clause 36.2 are set out in the Schedule.

5. The Existing Bank and the New Bank acknowledge and agree that Clauses 30.2(d), (e), (f) and (g) apply to this Substitution Certificate and the novation contemplated hereby as if set out in full herein, mutatis mutandis.

6. It is expressly agreed that the security created or evidenced by the Security Documents shall be preserved for the benefit of the New Bank and each other Finance Party.

7.    This Substitution Certificate is governed by English law.

                                  THE SCHEDULE

                        RIGHTS AND OBLIGATIONS TO BE NOVATED



[Details of the rights and obligations of the Existing Bank to be novated].

[NEW BANK]

[Facility Office                                   Address for notices]

[Existing Bank]               [New Bank]

By:                           By:

Date:                         Date:


[                             ]
as Facility Agent

By:

Date:

                                     PART II

                            BORROWER ACCESSION AGREEMENT

To:   HSBC Investment Bank plc as Facility Agent

From: [PROPOSED BORROWER] and GETTY IMAGES, INC.

                                                                        [Date]

                         GETTY IMAGES, INC. U.S.$24,000,000
              TERM LOAN FACILITY, L16,000,000 TERM LOAN FACILITY AND
                  L6,750,000 REVOLVING CREDIT FACILITY AGREEMENT
                              DATED 6TH FEBRUARY, 1998
                              (THE "CREDIT AGREEMENT")

Terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement.

We refer to Clause 19.1.

We, [Name of company] of [Registered Office] (Registered no. [       ] agree to
become party to and to be bound by the terms of the Credit Agreement as an Additional Borrower in accordance with Clause 19.1.

The address for notices of the Additional Borrower for the purposes of Clause
36.2 is:

[
                                      ]


This Agreement is governed by English law.

[ADDITIONAL BORROWER]

By:

GETTY IMAGES, INC.

By:

[Facility Agent]

By:

                                     PART III

                           GUARANTOR ACCESSION AGREEMENT

To:   HSBC Investment Bank plc as Facility Agent

From: [PROPOSED GUARANTOR]
                                                            Date: [        ]


                         GETTY IMAGES, INC. U.S.$24,000,000
              TERM LOAN FACILITY, L16,000,000 TERM LOAN FACILITY AND
                  L6,750,000 REVOLVING CREDIT FACILITY AGREEMENT
                              DATED 6TH FEBRUARY, 1998
                              (THE "CREDIT AGREEMENT")

Terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement.

We refer to Clause 19.2.

We, [name of company] of [Registered Office] (Registered no. [          ]) agree
to become party to and to be bound by the terms of the Credit Agreement as an Additional Guarantor in accordance with Clause 19.2.

Our address for notices for the purposes of Clause 36.2 is:

[                                               ]

This Deed is governed by English law.


[EXECUTION AS A DEED
BY PROPOSED GUARANTOR]

GETTY IMAGES, INC.

By:

[Facility Agent]

By:

                                    SCHEDULE 6

                                 SECURITY DOCUMENTS


1.    Security over the shares of each of:

      Getty Images (U.S.), Inc.
      Tony Stone Images/America Inc.
      Liaison Agency, Inc.
      Fabulous Footage, Inc.
      Tony Stone Images/Chicago Inc.
      Tony Stone Images/New York Inc.
      Tony Stone Images/Los Angeles Inc.
      Getty Communications Plc
      Getty Communications Group Finance Limited
      Hulton Getty Holdings Limited
      Hulton Getty Picture Collection Limited
      Getty Images Limited
      Fotogram - Stone Sarl
      Tony Stone Associates GmbH Agentur fur visuelle Medien
      ArtCast Corporation
      Gamma Liaison, Inc.
      Liaison International, Inc.
      Tri-Energy Productions, Inc.
      Print Merger, Inc. (to be renamed PhotoDisc Inc.)
      Allsport Photographic plc

2.    Debenture or general business charge from:

      Getty Images, Inc.
      Getty Images (U.S.), Inc.
      Tony Stone Images/America Inc.
      Liaison Agency, Inc.
      Fabulous Footage Inc.
      Tony Stone Images/Chicago Inc.
      Tony Stone Images/New York Inc.
      Tony Stone Images/Los Angeles Inc.
      Tony Stone Images/Seattle Inc.
      ArtCast Corporation
      Gamma Liaison, Inc.
      Liaison International, Inc.
      Triernergy Productions
      Getty Communications Plc
      Getty Communications Group Finance Limited
      Hulton Getty Holdings Limited
      Hulton Getty Picture Collection Limited
      Getty Images Limited
      Print Merger, Inc. (to be renmed PhotoDisc, Inc.)

3.    Charge over trademarks (U.S. law) from:

      Getty Communications plc
      Getty Images Limited

                                    SCHEDULE 7

                         CALCULATION OF HEDGING LIABILITIES


1.    For hedging transactions having remaining life of less than one year: NIL.

2. For hedging transactions having an original life in excess of one year, an amount calculated according to the following formula:

      Nominal amount
      -------------            x       2.0(2.5 x (maturity - 1)+3)
      where the maturity is expressed as the number of years remaining in the life of the transaction.

                                    SCHEDULE 8

                         CALCULATION OF THE ADDITIONAL COST


(1) The MLA Cost relative to each Advance where (and to the extent that) Banks making such Advance are subject to the Mandatory Liquid Asset requirements of the Bank of England, will be, subject as hereinafter provided, for the Interest Period relating to such Advance (or, if longer than three months, for each consecutive period of three months within such Interest Period and for any balance of such Interest Period) (which Interest Period if not longer than three months and each other such period is herein referred to as a "RELEVANT PERIOD") the percentage rate supplied by the Facility Agent arrived at by applying the following formula:

      MLA Cost = BY + L(Y-X) + S(Y-Z) % per annum
                 ---------------------
                     100-(B + S)

      Where:

      B     =     The percentage of the Facility Agent's eligible liabilities then required to be held on a non-interest-bearing deposit account with the Bank of England pursuant to the cash ratio requirements of the Bank of England.

      Y     =     The rate at which Sterling deposits in an amount approximately equal to the principal amount of such Advance are offered by the Facility Agent to leading banks in the London Interbank
                  Market at or about 11.00 a.m. on that day for a period comparable to the Relevant Period in relation to such Advance.

      L     =     The percentage of eligible liabilities which the Bank of
                  England from time to time requires the Facility Agent to maintain as secured money with members of the London Discount
                  Market Association and/or as secured call money with those money brokers and gilt-edged market makers recognised by the Bank of England.

      X     =     The rate at which secured Sterling deposits in an amount
                  approximately equal to the principal amount of such Advance may be placed by the Facility Agent with members of the London
                  Discount Market Association and/or as secured call money with money brokers and gilt-edged market makers at or about
                  11.00 a.m. on that day for a period comparable to the Relevant
                  Period in relation to such Advance.

      S     =     The percentage of the Facility Agent's eligible liabilities then required to be placed as a special deposit with the Bank of England.

      Z     =     The percentage interest rate per annum allowed by the Bank of
                  England on special deposits.

      For the purposes of this paragraph "ELIGIBLE LIABILITIES" and "SPECIAL DEPOSITS" shall bear the meanings ascribed to them from time to time by the Bank of England.

(2) In the application of the above formula, B, Y, L, X, S and Z will be included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%, BY will be calculated as 0.5 x 15 and not as 0.5% x 15%.

(3) The MLA Cost computed by the Facility Agent in accordance with this schedule shall be rounded upward, if necessary, to four decimal places.

(4) The calculation in respect of the MLA Cost for each Advance denominated in Sterling will be made by the Facility Agent on the first day of each Relevant Period.

(5) Calculations will be made on the basis of a year of 365 days and the actual number of days elapsed.

(6) In the event of a change in circumstances (including the imposition of alternative or additional official requirements, excluding capital adequacy requirements) which renders the above formula inappropriate in the reasonable opinion of the Facility Agent, the Facility Agent shall promptly notify the Banks thereof and shall notify the Parent of the manner in which the Additional Cost shall thereafter be determined (which manner shall be determined in a bona fide manner and provide a fair assessment of the MLA Cost) and the Obligors and the Banks shall be bound thereby.

                                    SCHEDULE 9

                               MATERIAL SUBSIDIARIES




Allsport Photographic plc
All-sport (UK) Limited
Tony Stone Images/Chicago, Inc.
Tony Stone Images/New York, Inc.
Tony Stone Images/Los Angeles, Inc.
Tony Stone Images/Seattle, Inc.
Allsport Photography (US) Inc.
PhotoDisc Europe Limited
Hulton Getty Picture Collection Limited

                                   SCHEDULE 10

                                 HEDGING DOCUMENTS





1. Interest rate swap dated 16th March, 1995 with a maturity of 16th September, 1998 at a notional amount of L3,500,000 at a rate of 8.54%, subject to the terms of an ISDA Master Agreement (1992) dated 16th March, 1995.

2. Interest rate swap dated 1st May, 1996 with a maturity of 1st May, 2001 at a notional amount of L3,000,000 at a rate of 7.79%, subject to the terms of an ISDA Master Agreement (1992) dated 16th March, 1995.

                                   SIGNATORIES

PARENT

GETTY IMAGES, INC.

By:   J. KLEIN


ORIGINAL BORROWERS

GETTY IMAGES, INC.

By:   J. KLEIN


GETTY COMMUNICATIONS PLC

By:   M. GETTY


GETTY IMAGES LIMITED

By:   M. GETTY



ORIGINAL GUARANTORS

GETTY IMAGES, INC.

By:   J. KLEIN


PRINT MERGER, INC.

By:   J. KLEIN


GETTY IMAGES (U.S.) INC.

By:   J. KLEIN


TONY STONE IMAGES/AMERICA INC.

By:   J. SOBEL

LIAISON AGENCY, INC.

By:   J. KLEIN


FABULOUS FOOTAGE, INC.

By:   A. DUNCOMB


TONY STONE IMAGES/CHICAGO INC.

By:   J. SOBEL


TONY STONE IMAGES/NEW YORK INC.

By:   J. SOBEL


TONY STONE IMAGES/LOS ANGELES INC.

By:   J. SOBEL


TONY STONE IMAGES/SEATTLE INC.

By:   J. SOBEL


GETTY COMMUNICATIONS PLC

By:   M. GETTY


GETTY COMMUNICATIONS GROUP FINANCE LIMITED

By:   M. GETTY


HULTON GETTY HOLDINGS LIMITED

By:   M. GETTY


HULTON GETTY PICTURE COLLECTION LIMITED

By:   M. GETTY

GETTY IMAGES LIMITED

By:   M. GETTY




GAMMA LIAISON, INC.

By:   J. KLEIN


LIAISON INTERNATIONAL, INC.

By:   J. KLEIN


TRI-ENERGY PRODUCTIONS, INC.

By:   J. KLEIN



ARRANGER

MIDLAND BANK PLC

By:   D. KEEBLE



ORIGINAL BANK

MIDLAND BANK PLC

By:   D. KEEBLE






FACILITY AGENT

HSBC INVESTMENT BANK PLC

By:   J. HAIRE

SECURITY AGENT

HSBC INVESTMENT BANK PLC

By:   J. HAIRE